SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

☒	Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2002.

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to

Commission File Number 1-13699

RAYTHEON SAVINGS AND INVESTMENT PLAN

(Full Title of the Plan)

RAYTHEON COMPANY

(Name of the issuer of the securities held pursuant to the Plan)

141 Spring Street, Lexington, Massachusetts	02421
(Address of Principal Executive Offices)	(Zip Code)

Page(s)
Report of PricewaterhouseCoopers LLP, Independent Auditors	2

Raytheon Savings and Investment Plan Statements of Net Assets Available for Plan Benefits as of December 31, 2002 and 2001.	3

Raytheon Savings and Investment Plan Statement of Changes in Net Assets Available for Plan Benefits for the year ended December 31, 2002.	4

Raytheon Savings and Investment Plan Notes to Financial Statements.	5-12

Schedule H, Line 4i—Schedule of Assets (Held at End of Year)*	13-73
Signature
Exhibit 23 - Consent of PricewaterhouseCoopers LLP, Independent Auditors

Exhibit 99.1 - Certification of Senior Vice President - Human Resources and Senior Vice President - Chief Financial Officer, Raytheon Company Furnished Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to section 906 of the Sarbanes-Oxley Act of 2002.

* Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Auditors

To the Participants and Administrator of

The Raytheon Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statement of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Raytheon Savings and Investment Plan (the “Plan”) at December 31, 2002 and December 31, 2001, and the changes in net assets available for plan benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PricewaterhouseCoopers LLP

Boston, Massachusetts

June 27, 2003

Raytheon Savings and Investment Plan

Statements of Net Assets Available for Plan Benefits

December 31, 2002 and 2001

	2002	2001
Assets:
Investments:
At contract value (Notes B and E)
Investment contracts	$1,733,507,744	$1,571,341,887
At fair value (Note B)
Registered investment companies	2,652,899,219	3,272,058,623
Common collective trusts	561,423,970	687,807,761
Raytheon Company common stock	1,327,470,960	1,371,843,158
Plan managed funds	96,816,357	142,733,881
Participant loans	207,431,716	224,819,938

	6,579,549,966	7,270,605,248

Receivables:
Employer contributions	5,419,791	—
Accrued investment income and other receivables	10,039,571	9,605,889

Cash and cash equivalents	74,482,596	102,221,044

Total assets	6,669,491,924	7,382,432,181

Liabilities:
Accrued expenses and other payables	3,135,914	1,777,222

Total liabilities	3,135,914	1,777,222

Net assets available for plan benefits	$6,666,356,010	$7,380,654,959

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Statement of Changes in Net Assets Available for Plan Benefits

December 31, 2002 and 2001

Additions to net assets attributable to:
Investment loss (Notes B and E):
Net depreciation of investments	$(922,266,500)
Interest and Dividends	183,884,020

(738,382,480)

Contributions and deferrals:
Employee deferrals	426,258,618
Employer contributions	217,463,819

643,722,437

Total additions	(94,660,043)

Deductions from net assets attributable to:
Distributions to participants	619,304,340
Administrative expenses	334,566

Total deductions	619,638,906

Decrease in net assets	(714,298,949)

Net assets, beginning of year	7,380,654,959

Net assets, end of year	$6,666,356,010

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Notes to Financial Statements

A.	Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the “Plan”), provides only general information. Participants should refer to the plan document for a complete description of the Plan’s provisions.

The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the “Company”). All employees are immediately eligible to enroll in the Plan on the first day of service, including employees from prior plans. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short- and long-term investment objectives. The Plan is intended to be a “qualified cash or deferred arrangement” under the Internal Revenue Code (the “Code”). From January 1, 2000 until December 31, 2001, the entire Plan was an employee stock ownership plan (ESOP) that included a cash or deferred arrangement. Effective on and after January 1, 2002, the portion of the Plan that is invested in Raytheon Company stock is an ESOP that includes a cash or deferred arrangement, and the remaining portion of the Plan is a profit-sharing plan that includes a cash or deferred arrangement. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan’s investments are held in the Raytheon Savings and Investment Plan Trust for Defined Contribution Plans (the “Trust”).

Contributions and Deferrals

Effective September 1, 2002, employees were allowed to defer up to 50% of their compensation on a pretax or post tax basis to the Plan. For 2002, the annual employee deferral for a participant cannot exceed $11,000. Participants can make after-tax contributions in excess of $11,000 for the plan year but total employee (deferrals and after-tax contributions) and employer contributions may not exceed $40,000 in a plan year. A participant who is eligible to make elective deferrals and is age 50 or over at the end of the plan year may make catch-up contributions of $1,000. The catch-up contributions will increase at a rate of $1,000 per year through 2006. The Company contributes 100% of the first 4% of compensation that a participant contributes to the Plan each pay period. The matching Company contribution is invested in the Raytheon Common Stock Fund and must be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made or January 1st of the year the employee turns age 55, if earlier. The Company also makes an ESOP contribution equal to one-half of one percent of the participant’s compensation up to $200,000. The ESOP portion of the Plan provides for investment, primarily in the Raytheon Company Common Stock Fund; however, as required by the Code, the Plan permits limited diversification among other investment options, after a participant attains age 55 and completes 10 years of plan participation (including participation in the prior ESOP plans).

Participants may invest their deferrals in increments of 1% in any combination of investment alternatives available. The investment objectives range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, plan managed funds and Raytheon Company common stock.

Raytheon Savings and Investment Plan

Notes to Financial Statements

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s contributions and an allocation of plan earnings. Plan earnings are allocated based on account balances by investment option. Participant accounts are charged with plan expenses allocated evenly to participants based upon the number of participants.

Vesting

With the exception of certain union groups, effective January 1, 1999, all employee and employer contributions including ESOP contributions and earnings thereon are fully and immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999.

Forfeitures of the nonvested portions of terminated participants’ accounts are used to reduce contributions of the Company and pay plan expenses. During 2002, $611,188 of forfeitures were used to pay plan expenses. At December 31, 2002 and 2001, unallocated plan forfeitures were $6,019,111 and $5,334,233, respectively. During 2002, the total amount of forfeitures from the Plan was $558,329.

Distributions to Participants

A participant may withdraw all or a portion of deferrals, employer contributions and related earnings upon attainment of age 59 1/2. For reasons of financial hardship, as defined in the plan document, a participant may withdraw all or a portion of deferrals and related earnings, subject to a reduction in the maximum deferral rate for the next 6 months. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $5,000, and the participant elects to defer distribution. A terminated participant may defer the distribution until April 1st of the year in which the participant reaches age 70 1/2.

Effective August 1, 2000, participants who have investments in the Raytheon Company Common Stock Fund may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In 2002, the Company’s Board of Directors declared dividends of $0.80 per share. Of the $8,634,013 in dividends relating to the Plan, approximately $1,969,501 was received in cash by participants who elected the cash payment option.

On March 11, 2002, Raytheon finalized the sale of its Aircraft Integration Systems (“AIS”) to L-3 Communications. Employees of AIS who were participants in the Plan were treated as terminated employees of the Company at the date of sale, and were therefore allowed to receive a lump-sum distribution or to defer payment of their vested account balance in accordance with the plan provisions. During the year ended December 31, 2002, $96,362,810 was paid out of the Plan to AIS employees, and has been included in distributions to participants in the statement of changes in net assets available for plan benefits.

Loans to Participants

A participant may borrow against a portion of the balance in the participant’s account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant’s account balance or $50,000. The minimum loan, which may be granted, is $500. The loans are secured by the balance in the participant’s account and bear interest equal to the prime rate published in the Wall Street Journal on the first business day in each calendar quarter and such rate will apply to loans which are made at any time during each respective calendar quarter. Loans must be repaid over a period of up to five years by means of payroll deductions. In certain cases, the repayment period may be extended up to 15 years. Interest paid to the Plan on loans to participants is credited to the borrower’s account in the investment fund to which repayments are made. Loans are valued at principal outstanding.

Raytheon Savings and Investment Plan

Notes to Financial Statements

Administrative Expenses

Substantially all expenses of administering the Plan, such as legal and other administration fees are charged to participant accounts. To the extent not paid by the Plan, expenses are paid by the Company.

B.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting.

Plan investments are stated at fair value except the Plan’s benefit responsive investment contracts which are included in the financial statements at their contract value, defined as net employee contributions plus interest earned on the underlying investments at contracted rates. Investments in registered investment companies and common collective trusts are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value.

Security transactions are recorded on the trade date. Payables for outstanding purchases represent trades which have occurred but have not yet settled and are included in accrued expenses and other payables on the statement of net assets available for plan benefits.

The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis. Investment income includes both dividends and interest income.

Distributions are recorded when paid.

The preparation of financial statements in conformity with generally accepted accounting principles, requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits and the statement of changes in net assets available for plan benefits.

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be

Raytheon Savings and Investment Plan

Notes to Financial Statements

made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

Raytheon Savings and Investment Plan

Notes to Financial Statements

C.	Investments

The following presents investments that represent five percent or more of the Plan’s net assets:

	December 31,
	2002	2001

Raytheon Common Stock fund**	$1,339,138,584	$1,371,843,158
Fidelity Equity Income fund	704,939,910	915,693,447
State Street Bank and Trust GIC	520,062,816	339,431,426
BT Pyramid Equity Index fund	498,063,829	657,496,448
Chase Manhattan Bank GIC	433,386,652	340,952,676
Westdeutche Landesbank ACT GIC	433,386,345	340,953,729
Fidelity Magellan fund	411,083,917	549,753,503
UBS Warburg GIC	346,671,931	—
Fidelity Balanced fund	329,531,029	377,111,839
Fidelity Blue Chip fund	323,505,654	440,260,794
Vanguard Primecap fund	232,938,354	334,976,479
Deutsche Bank AG GIC	—	550,004,055

**	Amount is made up of both participant and non-participant directed amounts.

During the year ended December 31, 2002 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $922,266,500 as follows:

Registered investment companies	$681,105,950
Common collective trusts	145,967,447
Raytheon Company common stock	58,445,319
Plan managed funds	36,747,784

$922,266,500

D.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31,
	2002	2001

Net assets:
Raytheon Company common stock	$700,324,802	$628,755,464
Cash and cash equivalents	7,101,647	5,260,257

	707,426,449	$634,015,721

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2002
Changes in net assets:
Contributions	$187,851,729
Dividends	18,302,488
Net depreciation of investments	(47,428,563)
Distribution to participants	(59,002,979)
Administrative expenses	(196,713)
Net transfers to other investments	(26,115,234)

$73,410,728

E.	Investment Contracts

Investments include collateralized fixed income investment contracts commonly referred to as Synthetic Guaranteed Investment Contracts and short-term investments, which are managed by investment management firms. The assets underlying the investment contracts are owned by the Plan and are maintained by the investment management firms. The accounts are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. The contracts are included in the financial statements at contract values as reported to the Plan by the contracting companies. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. The Plan utilizes a benefit responsive wrapper contract issued by third parties that provides market and cash flow risk protection to the Plan. The value of the wrapper is the difference between the fair value of the underlying assets and the contract value. At December 31, 2002, the value of the wrapper was ($92,076,676.) Participants may direct the withdrawals or transfer of all or a portion of their investment at contract value with limited restrictions related to transferring funds into a competing fund investment option. Due to the high creditworthiness of the contract issuer, there is no valuation reserve to adjust contract amount.

The crediting interest rates are adjusted quarterly to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

Raytheon Savings and Investment Plan

Notes to Financial Statements

	Average yield	Crediting interest rate
For the year ended December 31, 2002:
Chase Manhattan Bank (429666)	5.83%	5.43%
State Street Bank and Trust (99054)	5.53%	5.44%
Westdeutsche Landesbank (WLB6173)	5.82%	5.43%
UBS Warburg (3088)	5.54%	5.42%

For the year ended December 31, 2001:
Chase Manhattan Bank (429666)	6.29%	6.00%
Deutsche Bank AG (FID-RAY-1)	6.20%	5.90%
State Street Bank and Trust (99054)	6.30%	6.00%
Westdeutsche Landesbank (WLB6173)	6.14%	6.00%

Raytheon Savings and Investment Plan

Notes to Financial Statements

F.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 18, 1995 that the Plan and related trust are designed in accordance with applicable sections of the Code. The Plan and related Trust have been amended and restated since receiving the determination letter. However, the plan administrator and the Plan’s legal counsel believe that the Plan is currently designed and being operated in compliance with applicable requirements of the Code.

G.	Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. Upon termination of the Plan all participants become fully vested in their accounts. In the event of plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then in his or her account.

H.	Related Party Transactions

The Plan’s trustee is Fidelity Management Trust Company (the “Trustee”). Certain plan investments are shares of mutual funds managed by the Trustee and therefore, these transactions in addition to participant loans qualify as party-in-interest transactions.

In accordance with the provisions of the Plan, the Trustee acts as the Plan’s agent for purchases and sales of shares of Raytheon Company common stock. Purchases amounted to $800,551,172 and sales amounted to $784,660,322 for the year ended December 31, 2002.

Raytheon Company Savings and Investment Plan

Schedule H, line 4i—Schedule of Assets (Held at End of Year)

Identity of Issuer	Description of Investment	Cost	Current Value
Fidelity	Fidelity STIF		$53,111,961
AOL TIME WARNER INC	CORPORATE BOND AOL TIME WARNER 6.75% 4/15/11		415,964
AT&T CORP	CORPORATE BOND AT&T CORP 7.3% 11/15/11		1,912,761
AT&T CORP	CORPORATE BOND AT&T CORP 6.375% 3/15/04		512,500
AT&T WIRELESS SVCS INC	CORPORATE BOND AT&T WIRELESS 7.35% 3/01/06		412,000
AT&T WIRELESS SVCS INC	CORPORATE BOND AT&T WIRELESS 7.875% 3/01/11		804,000
ABBEY NATL PLC	CORPORATE BOND ABBEY NATL MTN 6.69 10/17/05DT		615,106
ALLEGHENY ENRGY	CORPORATE BOND ALLEGHENY ENRGY 8.25% 4/15/12		316,800
ALLIANCE CAPITAL MGMT LP	CORPORATE BOND ALLIANCE CAPTL 5.625% 8/15/06		615,817
ALLSTATE CORP	CORPORATE BOND ALLSTATE CORP 7.875% 5/01/05		553,341
AMERICAN GEN FIN CORP SR	CORPORATE BOND AGFC SR MTN 5.875% 7/14/06 F		1,076,455
AMERICAN GEN FIN CORP SR	CORPORATE BOND AGFC SR MTN 4.5% 11/15/07		1,029,540
AMVESCAP PLC	CORPORATE BOND AMVESCAP PLC 5.9% 1/15/07		419,024
ARDEN RLTY LTD PARTNERSHI	CORPORATE BOND ARDEN RLTY LTD 8.875% 3/01/05		973,613
ASSOCIATES CORP OF NO AME	CORPORATE BOND ASSOC-NA 7.75% 2/15/05		2,146,154
BRE PROPERTIES INC	CORPORATE BOND BRE PROPERTIES 5.95% 3/15/07		895,663
BANK OF BOSTON CORP (OLD)	CORPORATE BOND BANK OF BOSTON 6.625 12/01/05		448,846
BANK OF NEW YORK INC	CORPORATE BOND BONYINC 8.5% 12/15/04		279,700
BANK ONE CORP	CORPORATE BONDBANKONE GLBL 6.5% 2/01/06		2,209,246
BOSTON PROP	CORPORATE BOND BOSTON PROP 6.25% 1/15/13 144A		609,240
CIT GROUPT HLDNG	CORPORATE BOND CIT GROUP HLDNG 7.75% 4/02/12		567,193
CAMDEN PROPERTY TRUST	CORPORATE BONDCAMDEN PROPERTY 5.875 11/30/12		558,124
CHASE MAN CORP	CORPORATE BOND CHASE MAN CORP 7.25% 6/01/07		1,113,525
CITIGROUP	CORPORATE BOND CITIGROUP 5.625% 8/27/12		946,334
CITIZCOM	CORPORATE BOND CITIZCOM 8.5% 5/15/06		1,345,485
COASTAL CORP	CORPORATE BOND COASTAL CORP 9.625% 5/15/12		344,250
COASTAL CORP	CORPORATE BOND COASTAL CORP 6.2% 5/15/04		262,300
CONS NATURAL	CORPORATE BOND CONS NATURAL 7.375% 4/01/05		1,097,402
CONS NATURAL	CORPORATE BOND CONS NATURAL 5.375% 11/01/06		560,256
CONSTELATION	CORPORATE BOND CONSTELATION EC 6.35% 4/01/07		672,993
CONSTELATION	CORPORATE BOND CONSTELATION EC 7% 4/01/12		352,087
CONSTELATION	CORPORATE BOND CONSTELATION EN 6.125% 9/01/09		81,806
CONTL CAB	CORPORATE BOND CONTL CAB 9% 9/01/08		399,053
CAF	CORPORATE BOND CAF GLBL 6.875% 3/15/12		1,472,929
CCR MTN	CORPORATE BOND CCR MTN 7.26% 5/10/04		1,064,603
CCR SER MTNE	CORPORATE BOND CCR SER MTNE 6.934999% 7/16/07		1,126,508
COX COMMUN INC	CORPORATE BOND COX COMMUN INC 7.75% 8/15/06		223,510
CREDIT SUISSE	CORPORATE BOND CREDIT SUISSE F 6.5% 1/15/12		235,127
DCX	CORPORATE BOND DCX 6.4 5/15/06		2,155,918
DELTA ETC	CORPORATE BOND DELTA ETC A-2 7.57% 11/18/10		129,866
DANBNK	CORPORATE BOND DANBNK 6.375 08-05 UT2 144A		1,050,323
DEUTSCHE TEL	CORPORATE BOND DEUTSCHE TEL GLB8.25 6/15/05DT		1,251,950
DEUTSCHE TEL	CORPORATE BOND DEUTSCHE TEL GLB 8% 6/15/10		777,420
DOMINION RESRCE	CORPORATE BOND DOMINION RESRCE 7.625% 7/15/05		246,829
DUKE CAP CORP	CORPORATE BOND DUKE CAP CORP 6.75% 2/15/32		144,765
EOP OPER	CORPORATE BOND EOP OPER 6.763% 6/15/07		270,828
EOP OPER	CORPORATE BOND EOP OPER 7.375% 11/15/03		520,254

Identity of Issuer	Description of Investment	Cost	Current Value
EXELON GEN	CORPORATE BOND EXELON GEN GLBL 6.95% 6/15/11		$1,443,116
FPL GROUP	CORPORATE BOND FPL GROUP 6.125% 5/15/07		756,471
FALCONBRIDGE LTD	CORPORATE BOND FALCONBRIDGE LTD 7.35% 6/05/12		1,035,870
FIFTHTHIRD BANK	CORPORATE BOND FIFTHTHIRD BANK 6.75% 7/15/05		1,098,996
FIRST UN	CORPORATE BOND FIRST UN GBL 7.55% 8/18/05 DT		360,551
FIRSTENERGY	CORPORATE BOND FIRSTENERGY 5.5% 11/15/06		643,614
FIRSTENERGY	CORPORATE BOND FIRSTENERGY 6.45% 11/15/11		711,313
FLEET FINL	CORPORATE BOND FLEET FINL 7.125% 4/15/06		99,689
FLEET FINL	CORPORATE BOND FLEETBOSTON GLB 7.25 9/15/05DT		1,062,987
FORD MTR CR	CORPORATE BOND FORD MTR GLB 7.375% 10/28/09DT		743,147
FORD MTR CR	CORPORATE BOND FORD MTR CR GLB 7.5% 3/15/05DT		2,040,528
FORD MTR CR	CORPORATE BOND FORD MTR CR GLB7.875 6/15/10DT		503,132
FORD MTR CR	CORPORATE BOND FORDMTRCR GLBL 6.875% 2/01/06		450,788
FORD MTR CR	CORPORATE BOND FORD MTR CR GLB 6.5 1/25/07 DT		982,780
FRANCE TELECOM	CORPORATE BOND FRANCE TELECOM STEP 3/1/11		1,445,338
GEN ELEC	CORPORATE BOND GEN ELEC GLBL 6.125% 2/22/11 A		1,516,236
GECAPMTN	CORPORATE BOND GECAPMTN 6% 6/15/12		2,915,123
GMAC	CORPORATE BOND GMAC GLBL 7.5% 7/15/05 DT		121,105
GMAC	CORPORATE BOND GMAC 6.75% 1/15/06		1,998,749
GMAC	CORPORATE BOND GMAC 6.875% 9/15/11 GLBL		324,110
GOLDMAN SACHS	CORPORATE BOND GOLDMAN SACHS 7.625% 8/17/05		1,127,760
GOLDMAN SACHS	CORPORATE BOND GOLDMAN SACHS GLB 5.7% 9/01/12		626,820
GSCO	CORPORATE BOND GSCO 7.2% 11/01/06 144A		1,109,832
HSBC	CORPORATE BOND HSBC CAP 9.547/10 12/31/49 144		1,371,359
HEARST-ARGYLE	CORPORATE BOND HEARST-ARGYLE 7% 11/15/07		533,083
HEWLETT	CORPORATE BOND HEWLETT 5.5% 7/01/07		1,254,813
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 6.5% 1/24/06		527,136
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 6.375% 10/15/11		1,939,415
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 7% 5/15/12		323,110
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 6.375% 11/27/12		542,845
ING CAP	CORPORATE BOND ING CAP FDG 8.439/VRN PERP DTC		1,162,836
KINDER MORGAN	CORPORATE BOND KINDER MORGAN E 7.125% 3/15/12		790,500
KINDER MORGAN	CORPORATE BOND KINDER MORGAN 5.35% 8/15/07		1,046,406
LBW NY	CORPORATE BOND LBW NY 6.35% 4/01/12		444,361
LEGG MASON INC	CORPORATE BOND LEGG MASON INC 6.75% 7/02/08		1,115,172
LEHMHLD	CORPORATE BOND LEHMHLD GLBL 6.25% 5/15/06 DT		798,136
LEHMAN BR MTN	CORPORATE BOND LEHMAN BR MTN 6.625% 1/18/12		830,123
MBNA CORP	CORPORATE BOND MBNA CORP 7.5% 3/15/12		763,310
MELLON BANK	CORPORATE BOND MELLON BANK NA 7.375% 5/15/07		924,214
MELLON FUNDING	CORPORATE BOND MELLON FUNDING 7.5% 6/15/05		1,066,452
MERRIL LNCH	CORPORATE BOND MERRIL LNCH B MTN 6.15 1/26/06		1,016,987
MERRIL LNCH	CORPORATE BOND MERRILL LYN CO MTN 4% 11/15/07		489,949
METLIFE INC	CORPORATE BOND METLIFE INC 5.375% 12/15/12		516,503
MDAMERIC	CORPORATE BOND MDAMERIC EN 4.625% 10/1/7 144A		346,873
MDAMERIC	CORPORATE BOND MDAMERIC EN 5.875 10/1/12 144A		380,149
MONONGAHELA PWR	CORPORATE BOND MONONGAHELA PWR 5% 10/01/06		362,085
MORGAN STANLEY	CORPORATE BOND MORGAN STAN GBL 7.75% 6/15/05		1,177,075
MORGAN STANLEY	CORPORATE BOND MORGAN STANLEY 6.1% 4/15/06		1,301,790
MSTDW	CORPORATE BOND MSTDW 5.8% 4/01/07		791,861
MOTOROLA INC	CORPORATE BOND MOTOROLA INC 8% 11/01/11		828,000
NATIONSBANK	CORPORATE BOND NATIONSBANK 6.875% 2/15/05		1,091,927
NEWCOURT CR GRP	CORPORATE BOND NEWCOURT CR GRP 6.875% 2/16/05		1,681,752

Identity of Issuer	Description of Investment	Cost	Current Value
NEWS AMER	CORPORATE BOND NEWS AMER 6.625% 1/09/08		$1,071,783
NISOURCE FIN	CORPORATE BOND NISOURCE FIN 7.625% 11/15/05		522,229
NISOURCE FIN	CORPORATE BOND NISOURCE FIN 7.875% 11/15/10		576,989
NORFOLKS	CORPORATE BOND NORFOLKS 6% 4/30/08		109,541
NORWEST FIN	CORPORATE BOND NORWEST FIN 7.2% 4/01/04		2,550,746
NOVA SCOT	CORPORATE BOND NOVA SCOT GLBL 5.75 2/27/12 CN		2,195,616
ONTARIO PROV	CORPORATE BOND ONTARIO PROV GBL 7% 8/04/05		2,610,684
PNCFUND	CORPORATE BOND PNCFUND 5.75% 8/1/06		1,065,101
PPL ELEC UTILS	CORPORATE BOND PPL ELEC UTILS 5.875% 8/15/07		588,668
PPL ELEC UTILS	CORPORATE BOND PPL ELEC UTILS 6.25% 8/15/09		783,224
PEMEX PROJ	CORPORATE BOND PEMEX PROJ 7.875% 2/01/09 144A		537,500
PEMEX MTR	CORPORATE BOND PEMEX MTR 7.375% 12/15/14 144A		512,500
PENN PWR & LGHT	CORPORATE BOND PENN PWR & LGHT 6.5% 4/01/05		1,083,796
PETRONAS CAP	CORPORATE BOND PETRONAS CAP 7% 5/22/12 144A		384,781
POPULAR NA INC	CORPORATE BOND POPULAR NA INC 6.125% 10/15/06		854,815
POWERGEN US	CORPORATE BOND POWERGEN US FDG 4.5% 10/15/04		1,061,358
PRME PROPERTY	CORPORATE BOND PRME PROPERTY 6.25% 5/15/07		1,064,700
PRINCIPAL LIFE	CORPORATE BOND PRINCIPAL LIFE 6.25% 2/15/12		741,994
PROGRESS ENERGY	CORPORATE BOND PROGRESS ENERGY 6.75% 3/01/06		1,396,288
PUBLIC SVC ELEC	CORPORATE BOND PUBLIC SVC ELEC&G 6.875% 1/1/3		1,500,000
RELIANT ENERGY	CORPORATE BOND RELIANT ENERGY 8.125% 7/15/05		460,794
REYNOLDS	CORPORATE BOND REYNOLDS RJ TOB 6.5% 6/01/07		1,591,069
ROYAL BK	CORPORATE BOND ROYAL BK SC GLB 8.817PERP SER2		409,662
ROYAL BK	CORPORATE BOND ROYAL KPN NV YANK 8% 10/01/10		1,463,844
SLM CORP	CORPORATE BOND SLM CORP 5.375% 1/15/13		1,031,340
ST PAUL	CORPORATE BOND ST PAUL COS 8.125% 4/15/10		811,715
SALOMONSMITH	CORPORATE BOND SALOMONSMITH 5.875% 3/15/06 DT		1,080,580
SEMPRA ENERGY	CORPORATE BOND SEMPRA ENERGY 7.95% 3/01/10		324,977
SHAW COMM	CORPORATE BOND SHAW COMM 7.2% 12/15/11		864,687
SOUTHERN PWR	CORPORATE BOND SOUTHERN PWR CO 6.25% 7/15/12		977,286
SPRINT CAP	CORPORATE BOND SPRINT CAP CRP 6.125% 11/15/08		455,000
SPRINT CAP	CORPORATE BOND SPRINT CAP CORP 6% 1/15/07		472,500
SPRINT CAP	CORPORATE BOND SPRINT CAP CORP 8.375% 3/15/12		398,000
STATE ST CORP	CORPORATE BOND STATE ST CORP 7.65% 6/15/10		599,971
SWISSBK	CORPORATE BOND SWISSBK 6.75% 7/15/05		1,089,437
TCI COMM INC	CORPORATE BOND TCI COMM INC 8.65% 9/15/04		1,073,645
TECO	CORPORATE BOND TECO 6.125% 5/01/07		517,650
TECO	CORPORATE BOND TECO 7% 5/01/12		1,108,800
TIAA GLOBAL	CORPORATE BOND TIAA GLOBAL MKT 5% 3/01/07		558,898
TXU CORP	CORPORATE BOND TXU CORP 6.375% 6/15/06 J		402,600
TELECOM	CORPORATE BOND TELECOM DE PR 6.65% 5/15/06		508,211
TELEFONOS	CORPORATE BOND TELEFONOS MEX 8.25% 1/26/06		1,095,000
TELUS CORP	CORPORATE BOND TELUS CORP 7.5% 6/01/07		441,350
TELUS CORP	CORPORATE BOND TELUS CORP 8% 6/01/11		888,000
TENN GAS	CORPORATE BOND TENN GAS PIPELI 6% 12/15/11		1,058,400
TEXAS EAST	CORPORATE BOND TEXAS EAST 7.3% 12/01/10		558,084
TEXTRON	CORPORATE BOND TEXTRON FIN 7.125% 12/09/04		1,070,183
TIME WARNER INC	CORPORATE BOND TIME WARNER INC 7.75% 6/15/05		1,065,460
USBANKNA	CORPORATE BOND USBANKNA 5.7% 12/15/08		2,197,888
UNION PLANTERS	CORPORATE BOND UNION PLANTERS 5.125% 6/15/07		334,656
MEXICO GOV	CORPORATE BOND MEXICO GOV GLB 7.5% 1/14/12 DT		536,250
VALERO ENRGY	CORPORATE BOND VALERO ENRGY 6.875% 4/15/12		442,598

Identity of Issuer	Description of Investment	Cost	Current Value
VERIZON GLBL	CORPORATE BOND VERIZON GLBL 7.25% 12/1/10		$1,278,599
VERIZON GLBL	CORPORATE BOND VERIZON GLBL 6.125% 6/15/07		1,097,002
VERIZON GLBL	CORPORATE BOND VERIZON GLBL 7.375% 9/01/12		862,904
VERIZON GLBL	CORPORATE BOND VERIZON WRLSS 5.375% 12/15/06		1,269,293
VERIZON GLBL	CORPORATE BOND VERIZON NEW YOR 7.375% 4/01/32		433,641
WASH MUTUAL INC	CORPORATE BOND WASH MUTUAL INC 5.625% 1/15/07		1,021,987
WESTERN ATLAS	CORPORATE BOND WESTERN ATLAS 7.875% 6/15/04		1,613,586
WEYERHSR GLBL	CORPORATE BOND WEYERHSR GLBL 6.75% 3/15/12		545,169
WILLIAMS COS GLB	CORPORATE BOND WILLIAMS COS GLB 7.5% 1/15/31		715,625
WILLIAMS COS	CORPORATE BOND WILLIAMS COS 7.125% 9/01/11		602,600
FNMA	FNMA 6.50% 1/33 #TBA		2,603,906
FNMA	FNMA 6.50% 1/33 #TBA		146,460
FNMA	FNMA 5.50% 1/33 #TBA		5,103,125
FNMA	FNMA 6.00% 1/33 #TBA		10,343,750
FNMA	FNMA 15YR 6.00% #313018		6,219,991
FNMA	FNMA 15YR 5.50% 12/14 #535168		2,253,305
FNMA	FNMA 15YR 5.50% 12/14 #535978		730,585
FNMA	FNMA 15YR 5.50% 9/14 #545728		1,699,826
FNMA	FNMA 6.50% 7/32 #545759		6,226,718
FNMA	FNMA 15YR 5.50% 8/14 #563311		350,167
FNMA	FNMA 6.50% 3/32 #636870		572,437
CHILE REP	CHILE REP GLB 6.875 4/28/09 DT		655,782
CHILE REP	CHILE REP GLB 7.125 1/11/12 DT		639,863
CHILE REP	CHILE REP GLB 5.625 7/23/07 DT		510,000
MALAYSIA GLBL	MALAYSIA GLBL 7.5% 7/15/11 DT		485,888
POLAND GLBL	POLAND GLBL 6.25% 7/03/12 DT		1,015,650
GNMA	GNMA 7.00% 1/33 #TBA		575,669
GNMA	GNMA 7.00% 8/28 #416611		483,876
GNMA	GNMA 7.00% 2/28 #462548		121,829
GNMA	GNMA 7.00% 7/28 #462643		3,889,636
GNMA	GNMA 7.00% 2/28 #468709		295,838
GNMA	GNMA 7.00% 10/28 #481353		957,205
GNMA	GNMA 8.00% 4/30 #519225		72,912
GNMA	GNMA 8.00% 8/30 #536951		727,184
GNMA	GNMA 7.00% 5/32 #552576		1,433,121
GNMA	GNMA 8.00% 11/29 #186997		258,692
FHLMC	FHLMC 5.75% 3/15/09		11,116,928
FHLMC	FHLMC 5.875% 3/21/11 SUBS		345,458
FNMA	FNMA 6.25% 2/01/11 SUBS		509,186
FNMA	FNMA 5.5% 2/15/06		3,269,891
FNMA	FNMA 4.75% 1/02/07 SUBS		1,150,934
SLMA	SLMA 4.75% 4/23/04		2,609,438
CSFB	CSFB 01-CKN5 AX CSTR 9/34		625,924
AESOP FUNDING II LLC	AESOP 02-1A A1 3.85 10/06		1,030,000
AMERICREDIT AUTO RECEIV T	AMCAR 01-B A4 5.37 6/08		1,902,556
AMERICREDIT AUTO RECEIV T	AMCAR 01-C A4 5.01 7/08		1,319,732
BMW VEHICLE OWNER TRUST	BMWOT 01-A A3 4.7 3/05		408,983
CAPITAL ONE AUTO FIN TR	COAFT 02-A A4 4.79% 1/09		3,193,571
CAPITAL ONE AUTO FIN TR	COAFT 02-C A4A 3.44 6/09		2,031,312
COMET	COMET 02-B1 B1 1ML+68 7/08		743,906
CCMSC	CCMSC 99-2 A1 7.032 1/32		550,676
CCIMT	CCIMT 98-9 A 5.3 1/06		570,743

Identity of Issuer	Description of Investment	Cost	Current Value
COMM	COMM 99-1 A2 6.455 5/32		$662,989
CMAT	CMAT 99-C1 A3 6.64 1/32		968,544
CMAT	CMAT 99-C2 A1 7.285 11/32		1,349,658
CMAT	CMAT 99-C2 A2 CSTR 11/32		649,240
CRC	CRC 99-ABC1 A 6.74 1/09		631,099
CSFB	CSFB 98-C1 C 6.78 5/40		1,110,460
CSFB	CSFB 00-C1 A1 7.325 4/62		1,470,557
DCAT	DCAT 00-A A4 7.23 1/05		3,084,966
DCMT	DCMT 98-7 A 5.6 5/06		1,035,376
FHR	FHR 2122 L 6 11/26		503,875
FHR	FHR 2355 AE 6 9/31		2,336,573
FHR	FHR 2396 PX 6 6/27		1,560,797
FNR	FNR 94-63 PH 7 6/23		802,191
FNR	FNR 01-64 PY 6 7/26		1,516,501
FNR	FNR 02-73 QC 5.5 1/26		1,273,472
FORDO	FORDO 02-D A3A 2.68 2/06		2,027,324
GGP	GGP 1 A2 6.602 11/07		1,387,891
GSMT	GSMT 01-FL4A D 1ML+91 12/10		285,216
GSMT	GSMT 01-FL4A E 1ML+175 12/10		208,722
GNR	GNR 02-47 VA 6.5% 4/13		779,149
HFCMC	HFCMC 00-PH1 A1 7.715 1/34		1,355,536
HHPT	HHPT 00-HLTA A1 7.055 10/15		1,236,238
HAT	HAT 02-2 A3 2.85 3/07		1,511,250
HPLCC	HPLCC 01-2 A 4.95 6/08		2,095,029
JPMC	JPMC 00-C10 A1 7.1075 8/32		560,938
MSC	MSC 97-XL1 A1 6.59 10/30		744,209
NBCMT	NBCMT 93-2 A 6 12/05		1,042,374
PCCMT	PCCMT 00-1 A 6.7 10/09		1,627,944
SCAMT	SCAMT 96-3 A 7 7/08		2,059,028
TAROT	TAROT 02-A A4 3.24 8/09		789,432
TRIZE	TRIZE 01-TZHA C3 6.522 3/13		660,073
WESTO	WESTO 00-A A3 7.22 9/04		65,181
USTB	USTB 11.75% 2/15/10 C05		3,011,425
USTB	USTB 12% 8/15/13 C08		12,631,954
USTB	USTB 11.25% 2/15/15		4,163,380
USTB	USTB 8% 11/15/21		13,271,744
USTN	USTN 7% 7/15/06		16,075,275
USTN	USTN 6.5% 2/15/10		35,362,110
USTN	USTN 6.75% 5/15/05		2,396,998
USTN	USTN 5.75% 11/15/05		757,220
ABBEY NATL FIRST CAP BV	ABBEY NAT YANK 8.2% 10/15/04		1,102,693
AUSTRALIA & N ZEAL BKG GR	ANZ YANK 6.25% 2/01/04		2,601,025
DEN DANSKE	DEN DANSKE 6.55% 9/15/03 144A		1,135,955
MANITOBA YANK	MANITOBA YANK 6.125 1/19/04		2,353,712
QUEBEC YANK	QUEBEC YANK 6.5% 1/17/06		831,212
RAS LAF YANK	RAS LAF YANK8.294 3/15/14 144A		867,440
SCOTLAND INTL	SCOTLAND INT 8.8 1/27/04 144A		1,335,150
SCOTLAND INTL	SCOTLAND INTL 7.7% 8/15/10144A		595,198
TYCO INTL YANK	TYCO INTL YANK 6.375% 6/15/05		1,115,500
AIG SUNAMERICA GLB FIN II	CORPORATE BOND AIG SUNAMERICA 7.6 6/15/05 144		1,378,622
AOL TIME WARNER INC	CORPORATE BOND AOL TIME WARNER 6.125% 4/15/06		196,169
AOL TIME WARNER INC	CORPORATE BOND AOL TIME WARNER 6.75% 4/15/11		306,774

Identity of Issuer	Description of Investment	Cost	Current Value
AOL TIME WARNER INC	CORPORATE BOND AOL TIME WARNER 5.625% 5/01/05		$971,458
AT&T CORP	CORPORATE BOND AT&T CORP GLOBAL 6% 3/15/09DTC		124,821
AT&T BROADBAND	CORPORATE BOND AT&T BROADBAND 8.375% 3/15/13		1,430,125
AMERADA HESS CORP	CORPORATE BOND AMERADA HESS CO 5.9% 8/15/06		989,468
AMERADA HESS CORP	CORPORATE BOND AMERADA HESS CO 5.3% 8/15/04		1,218,521
AMERICAN GENERAL FINANCE	CORPORATE BOND AMER GENL FIN 5.875% 12/15/05		1,444,307
ANADARKO PETROLEUM CORP	CORPORATE BOND ANADARKO PET 6.125% 3/15/12		284,530
ARCHSTONE SMITH TR (REIT)	CORPORATE BOND ARCHSTONE SMITH TR 5% 8/15/07		367,518
ASSOCIATES CORP OF NO AME	CORPORATE BOND ASSOC-NA 7.75% 2/15/05		1,100,592
ATLANTIC RICHFIELD CO	CORPORATE BOND BP AMOCO 10.875% 7/15/05		1,602,382
AVALONBAY COMMTYS INC MTN	CORPORATE BOND AVALONBAY COMM 6.625% 9/15/11		213,276
AVALONBAY COMMTYS INC MTN	CORPORATE BOND AVALONBAY COMM 5% 8/01/07		593,890
BANK OF AMERICA CORPORATI	CORPORATE BOND BANKAMER 7.8% 2/15/10 GLBL		2,206,545
BANK OF NEW YORK MTN	CORPORATE BOND BONY MTN 3.9% 9/01/07 SER E		484,844
BELLSOUTH CAP FUNDING COR	CORPORATE BOND BELLSOUTH CAP FDG6.04%11/15/26		497,001
BRISTOL-MYERS SQUIBB CO	CORPORATE BOND BRISTOL-MYERS 5.75 10/11 GLBL		612,292
BURLINGTON NORTHERN SANTE	CORPORATE BOND BURLINGTON NO 7.875% 4/15/07		1,288,026
CITIGROUP GLBL	CORPORATE BOND CITIGROUP GLBL 7.25% 10/01/10		1,439,478
CITIGROUP GLBL	CORPORATE BOND CITIGROUP GLBL 6.75 12/1/05 DT		2,918,934
CITICOR	CORPORATE BOND CITICORP 7.75% 6/15/06		998,554
COMCAST CABLE	CORPORATE BOND COMCAST CABLE 8.375% 5/01/07		790,984
CONOCO FNDNG GLBL	CORPORATE BOND CONOCO FNDNG GLB5.45 10/15/6DT		1,592,065
CONOCO	CORPORATE BOND CONOCO 5.9% 4/15/04		471,057
CONOCO	CORPORATE BOND CONOCO 6.35% 4/15/09		365,061
CONS NATURAL	CORPORATE BOND CONS NATURAL 5.375% 11/01/06		1,268,504
CONTINENTAL AIR	CORPORATE BOND CONTINENTAL AIR 6.9% 1/02/18		365,761
CONTL CAB	CORPORATE BOND CONTL CAB 8.3% 5/15/06		1,077,872
CORE INVT PTC	CORPORATE BOND CORE INVT PTC 4.727% 11/30/07		1,124,145
CREDIT SUISSE	CORPORATE BOND CREDIT SUISSE FB6.125%11/15/11		782,542
CREDIT SUISSE	CORPORATE BOND CREDIT SUISSE F 4.625% 1/15/08		988,319
DTE ENERGY CO	CORPORATE BOND DTE ENERGY CO 6% 6/01/04		628,457
DTE ENERGY CO	CORPORATE BOND DTE ENERGY CO 6.45% 6/01/06		672,534
DELTA ETC	CORPORATE BOND DELTA ETC A-2 7.57% 11/18/10		229,762
DETROIT EDISON	CORPORATE BOND DETROIT EDISON 5.05% 10/01/05		688,490
DOMINION RESRCE	CORPORATE BOND DOMINION RESRCE 7.625% 7/15/05		329,105
DOMINION RESRCE	CORPORATE BOND DOMINION RES 5.125% 12/15/09		303,940
DOW	CORPORATE BOND DOW 5.75% 12/15/08 GLB		391,309
DOW	CORPORATE BOND DOW GLBL 6% 10/01/12		761,394
EOP OPER	CORPORATE BOND EOP OPER 6.625% 2/15/05		265,034
EOP OPER	CORPORATE BOND EOP OPER 7.375% 11/15/03		1,352,659
ERP OPERAT LP	CORPORATE BOND ERP OPERAT LP 6.95% 3/02/11		902,025
EL PASO	CORPORATE BOND EL PASO 7.875% 6/15/12 144A		367,500
FED EXPRESS	CORPORATE BOND FED EXPRESS 6.72% 1/15/22		812,752
FUNION	CORPORATE BOND FUNION 6.55% 10/15/35		898,903
FIRSTENERGY	CORPORATE BOND FIRSTENERGY 5.5% 11/15/06		1,201,748
FLEETBOSTON GLB	CORPORATE BOND FLEETBOSTON GLB4.875 12/1/06DT		1,472,404
FLA POWER & LIGHT	CORPORATE BOND FLA POWER & LIGHT 5.875% 4/09		554,453
FL PWR&LT	CORPORATE BOND FL PWR&LT 6.875% 12/01/05		836,296
FORD MTR CR	CORPORATE BOND FORD MTR CR GLOBL 5.8% 1/12/09		621,421
FORD MTR CR	CORPORATE BOND FORD MTR CR GBL 7.6% 8/01/05		995,519
FORD MTR CR	CORPORATE BOND FORDMTRCR GLBL 6.875% 2/01/06		2,875,028
FORD MTR CR	CORPORATE BOND FORDMTRCR GLB 7.375% 2/01/11DT		1,351,622

Identity of Issuer	Description of Investment	Cost	Current Value
GEN ELEC	CORPORATE BOND GEN ELEC GLBL 6.125% 2/22/11 A		$3,611,892
GEN ELEC	CORPORATE BOND GECAPMTN 5% 6/15/07		2,551,824
GEN ELEC	CORPORATE BOND GECAP GLBL MTN 5.45% 1/15/13		155,810
GENERAL MT	CORPORATE BOND GENERAL MI 5.125% 2/15/07		1,806,134
GMAC	CORPORATE BOND GMAC GLOBAL 5.85% 1/14/09 DTC		547,651
GMAC	CORPORATE BOND GMAC GLOBAL 7.75% 1/19/10		1,203,924
GMAC	CORPORATE BOND GMAC 6.75% 1/15/06		2,371,572
GMAC	CORPORATE BOND GMAC 7.25% 3/02/11		1,019,031
GMAC	CORPORATE BOND GMAC GLBL 6.875% 8/28/12		418,944
FORD MTR CR	CORPORATE BOND FORD MTR GLB 7.375% 10/28/09EC		203,127
HONEYWELL GLBL	CORPORATE BOND HONEYWELL GLB 6.875 10/3/05 DT		830,649
HONEYWELL GLBL	CORPORATE BOND HONEYWELL GLBL 6.125% 11/01/11		624,475
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 6.5% 1/24/06		532,461
HOUSEHOLD	CORPORATE BOND HOUSEHOLD 6.375% 10/15/11		1,855,775
IBRD GLOBAL	CORPORATE BOND IBRD GLOBAL 5% 3/28/06 884		3,618,000
JP MORGAN CHASE	CORPORATE BOND JP MORGAN CHASE 5.25% 5/30/07		1,918,785
KFW INTL FN GLB	CORPORATE BOND KFW INTL FN GLB 5.25 6/28/06DT		2,249,402
KFW INTL FIN	CORPORATE BOND KFW INTL FIN 4.75% 1/24/07		418,724
KELLOGG	CORPORATE BOND KELLOGG 6.6% 4/01/11		946,046
KINDER MORGAN	CORPORATE BOND KINDER MORGAN 6.5% 9/01/12		1,593,732
KSS	CORPORATE BOND KSS 6.3% 3/01/11		1,773,888
KRAFT FOODS GLB	CORPORATE BOND KRAFT FOODS GLB 5.625% 11/1/11		1,347,021
KROGER	CORPORATE BOND KROGER 6.8% 4/01/11		986,543
LEHMHLD GLBL	CORPORATE BOND LEHMHLD GLBL 6.25% 5/15/06 DT		1,957,073
LOCKHEED MARTIN	CORPORATE BOND LOCKHEED MARTIN 7.25% 5/15/06		1,098,056
LOCKHEED MARTIN	CORPORATE BOND LOCKHEED MART 7.2% 5/01/36 PO8		386,905
MOBIL OIL CDA	CORPORATE BOND MOBIL OIL CDA 5% 12/21/04 EMTN		1,054,500
AMERITECH CAPITAL FUNDINING	CORPORATE BOND AMERITECH CAP 6.25% 5/18/09 EC		637,883
IBRD	CORPORATE BOND IBRD 6.015% 6/21/04		904,254
METLIFE INC	CORPORATE BOND METLIFE INC 5.25% 12/01/06		1,066,140
METLIFE INC	CORPORATE BOND METLIFE INC 5.375% 12/15/12		232,426
JP MORGAN CHASE	CORPORATE BOND JP MORGAN 6.25% 2/15/11		711,485
MSTDW GLBL	CORPORATE BOND MSTDW GLBL 6.75% 4/15/11		1,533,551
MSTDW GLBL	CORPORATE BOND MSTDW 5.8% 4/01/07		1,242,028
NORFOLK SOUTH	CORPORATE BOND NORFOLK SOUTH 7.05 5/01/37P04		1,312,710
NORTRNMTN	CORPORATE BOND NORTRNMTN 6.3% 3/07/11		1,380,974
NORTHROP GRUMM	CORPORATE BOND NORTHROP GRUMM 8.625% 10/15/04		543,317
OCCIDENTAL PET	CORPORATE BOND OCCIDENTAL PET 6.75% 1/15/12		341,720
OCEAN ENERGY	CORPORATE BOND OCEAN ENERGY 4.375% 10/01/07		715,421
ONCOR ELEC	CORPORATE BOND ONCOR ELEC DEV 5% 9/01/07 144A		314,761
ONCOR ELEC	CORPORATE BOND ONCOR ELE DL6.375 1/15/15 144A		448,580
PECO ENERGY	CORPORATE BOND PECO ENERGY CO 5.95% 11/01/11		1,500,067
EUROBK GLBL	CORPORATE BOND EUROBK GLBL 5.625% 1/24/06 EC		1,417,000
FLEETBOSTON GLB	CORPORATE BOND FLEETBOSTON GLB 7.25 9/15/05EC		705,380
PHARMACIA CORP	CORPORATE BOND PHARMACIA CORP 5.75% 12/01/05		750,763
PROGRESS ENERGY	CORPORATE BOND PROGRESS ENERGY 6.75% 3/01/06		2,282,395
PROGRESS ENERGY	CORPORATE BOND PROGRESS ENERGY 6.85% 4/15/12		437,987
PRUDENTIAL FDG	CORPORATE BOND PRUDENTIAL FDG 6.6 5/15/08 144		1,189,765
QWEST CORP	CORPORATE BOND QWEST CORP 8.875% 3/15/12		203,700
ROHM & HAAS	CORPORATE BOND ROHM & HAAS 6.95% 7/15/04		1,600,295
SBC COMM GLBL	CORPORATE BOND SBC COMM GLBL 6.25 3/15/11		876,440
SAFEWAY INC	CORPORATE BOND SAFEWAY INC 6.15% 3/01/06		568,594

Identity of Issuer	Description of Investment	Cost	Current Value
SEARS ROEBUCK GBL	CORPORATE BOND SEARS ROEBUCK GBL 6.25 5/01/09		$335,475
SEARS ROEBUCK GBL	CORPORATE BOND SEARS RO ACC GLBL 6.75 8/15/11		390,905
SEARS ROEBUCK GBL	CORPORATE BOND SEARS ROEBUCK GL 6.7 4/15/12DT		920,740
TIAA GLBL MKT	CORPORATE BOND TIAA GLBL MKT 4.125% 11/15/07		905,080
TAMPA ELEC CO	CORPORATE BOND TAMPA ELEC CO 5.375% 8/15/07		782,396
TRAINS	CORPORATE BOND TRAINS 5-2002 0% 1/25/07 144A		2,918,568
TEXACO CAPITAL	CORPORATE BOND TEXACO CAPITAL 8.625% 6/30/10		566,904
TEXAS EAST	CORPORATE BOND TEXAS EAST 5.25% 7/15/07		647,065
TIME WARNER INC	CORPORATE BOND TIME WARNER INC 9.125% 1/15/13		527,796
TIME WARNER INC	CORPORATE BOND TIME WARNER INC 7.975% 8/15/04		347,063
TIME WARNER INC	CORPORATE BOND TIME WARNER INC 8.11% 8/15/06		226,037
TIME WARNER INC	CORPORATE BOND TIME WARNER INC 7.25% 10/15/17		519,462
TOSCO CORP	CORPORATE BOND TOSCO CORP 7.625% 5/15/06		708,124
TURNER BROAD	CORPORATE BOND TURNER BROAD 8.375% 7/01/13		614,250
TYCO YANK	CORPORATE BOND TYCO YANK 6.375% 2/15/06		128,040
TYCO YANK	CORPORATE BOND TYCO INTL YANK 5.8% 8/01/06		51,975
UPAC	CORPORATE BOND UPAC 6.7% 12/01/06		652,673
UNITED AIR	CORPORATE BOND UNITED AIR 6.201% 9/01/08 01-1		291,643
US BANCORP MTN	CORPORATE BOND US BANCORP MTN 3.95% 8/23/07		1,247,323
UNITED TECHNOLOGIES	CORPORATE BOND UNITED TECHNOLOGIES 7% 9/15/06		709,884
UNITED TECHNOLOGIES	CORPORATE BOND UNITED TECH 4.875% 11/01/06		1,058,298
VERIZON	CORPORATE BOND VERIZON GLBL 7.25% 12/1/10		517,122
VERIZON	CORPORATE BOND VERIZON NE GLB 6.5% 9/15/11 DT		723,224
VERIZON	CORPORATE BOND VERIZON PA GLBL 5.65% 11/15/11		812,567
VERIZON	CORPORATE BOND VERIZON NJ GLBL 5.875% 1/17/12		953,564
WELLPOINT NEW	CORPORATE BOND WELLPOINT NEW 6.375% 1/15/12		987,592
WEYERHAEUSER	CORPORATE BOND WEYERHAEUSER 6% 8/01/06		896,915
WEYERHAEUSER	CORPORATE BOND WEYERHAEUSER 5.95% 11/01/08		720,559
WEYERHAEUSER	CORPORATE BOND WEYERHSR GLBL 5.5% 3/15/05		502,474
WEYERHAEUSER	CORPORATE BOND WEYERHAUSER 5.25% 12/15/09		176,951
WORLDCOM INC GLBL	CORPORATE BOND WORLDCOM INC GLBL 8% 5/15/06		27,600
WORLDCOM INC GLBL	CORPORATE BOND WORLDCOM GLBL 8.25% 5/15/10 DT		293,250
WORLDCOM INC GLBL	CORPORATE BOND WORLDCOM 7.375% 1/15/06 144A		92,000
WORLDCOM INC GLBL	CORPORATE BOND WORLDCOM GLBL 7.5% 5/15/11 DT		59,800
FHLG	FHLG 15YR 6.00% 6/14 #E81303		988,595
FHLG	FHLG 15YR 6.00% 4/16 #E83298		574,306
FHLG	FHLG 15YR 6.50% 11/09 #G11047		1,504,686
FHLG	FHLG 15YR 5.50% 4/17 #E01143		926,250
FNMA	FNMA 15YR 5.50% 1/18 #TBA		1,968,281
FNMA	FNMA 6.00% 1/33 #TBA		(4,551,250)
FNMA	FNMA 6.00% 4/08 #251725		1,605,704
FNMA	FNMA 6.00% 11/28 #323362		2,312,120
FNMA	FNMA 6.00% 7/29 #323812		2,189,271
FNMA	FNMA 15YR 6.00% 4/14 #323980		386,023
FNMA	FNMA 6.00% 7/08 #426525		919,508
FNMA	FNMA 15YR 6.00% 10/13 #433147		267,351
FNMA	FNMA 15YR 6.00% 2/14 #449296		1,052,449
FNMA	FNMA 15YR 6.00% 6/15 #535444		1,298,140
FNMA	FNMA 15YR 6.00% 12/14 #535747		2,272,830
FNMA	FNMA 15YR 5.50% 8/15 #545151		1,268,057
FNMA	FNMA ARM 4/22 #556945		1,553,976
FNMA	FNMA ARM 10/29 #556946		1,125,120

Identity of Issuer	Description of Investment	Cost	Current Value
FNMA	FNMA ARM 4/16 #556948		$1,276,677
FNMA	FNMA 15YR 6.00% 4/16 #577520		40,720
FNMA	FNMA 15YR 6.00% 1/14 #588348		228,937
FNMA	FNMA 15YR 6.00% 7/14 #592873		484,358
FNMA	FNMA 15YR 6.00% 12/16 #620961		52,814
FNMA	FNMA 6.00% 5/32 #642419		97,336
QUEBEC PROV MTN	QUEBEC PROV MTN 6.35% 1/30/26A		1,521,684
UST	UST 5YR FUT MAR03 FUT GSCO		(20,838,000)
UST	UST 10YR FUT MAR03 TYH3 GSCO		(7,478,047)
UST	UST 2YR FUT MAR03 TUH3		(11,620,125)
GNMA	GNMA 15YR 7.50% 10/07 #780381		1,569,719
GNMA	GNMA 15YR 7.50% 6/09 #780462		432,397
GNMA	GNMA 15YR 6.50% 7/09 #780470		1,036,512
FHLMC	FHLMC 4.75% 10/11/12		1,717,350
FHLMC	FHLMC GLBL 4% 10/29/07		1,388,860
FHLMC	FHLMC 4.25/6.25% 3/22/06		3,880,930
FHLMC	FHLMC 7% 3/15/10		8,138,119
FHLMC	FHLMC 6.875% 9/15/10		4,442,819
FHLMC	FHLMC 5.25% 1/15/06		1,944,574
FHLMC	FHLMC 5.5% 7/15/06		835,441
FHLMC	FHLMC 4.875% 3/15/07		7,401,363
FNMA	FNMA 7.25% 1/15/10		4,241,020
FNMA	FNMA 5.5% 2/15/06		3,286,295
FNMA	FNMA 5% 1/15/07		3,522,854
FNMA	FANNIEMAE GLBL 5.25% 4/15/07		3,525,211
FNMA	FNMA 3.3% 7/02/04		2,998,402
BT GOVT STIF FUND	BT GOVT STIF FUND		14,011,797
CA DWR SER	CA DWR SER E 3.585% 5/01/04		1,108,228
AMSOUTH AUTO TRUST	ASAT 00-1 A4 6.76 2/05		3,850,403
CAPCO AMER SECURITIZATION	CASC 98-D7 A1A 5.86 10/30		1,472,067
CAPITAL AUTO RECVS ASSET	CARAT 02-3 A3 3.58% 10/06		2,683,329
CCMSC	CCMSC 97-1 A2 7.37 6/29		3,268,377
CCIMT	CCIMT 97-6 A 0 8/06		2,371,331
COMM	COMM 99-1 A2 6.455 5/32		247,216
CSFB	CSFB 01-33 4A1 6.5 4/16		1,096,654
FHR	FHR 1512 H 6.5 2/08		3,145,109
FNGT	FNGT 02-T6 A1 3.31 2/32		1,731,193
FNR	FNR 01-47 VA 6 7/12		3,375,110
FRBPT	FRBPT 00-FRB1 A2 CSTR 6/30		989,874
FORD	FORDO 02-C A3 3.38% 12/15		2,970,348
GMAC	GMACC 99-C1 A2 6.175 5/33		2,588,653
GMAC	GMACC 99-C2 A2 6.945 9/33		1,834,181
GT	GT 99-4 A5 6.97 5/31		1,271,473
LBCMT	LBCMT 99-C2 A1 7.105 10/32		2,659,242
MBNA	MBNAM 00-E A 7.8 10/12		2,262,634
BECO	BECO 99-1 A3 6.62 3/07		3,616,389
MLMI	MLMI 97-C1 A3 7.12 6/29		1,084,369
MLMI	MLMI 97-C2 A2 6.54 12/29		1,478,887
NBCMT	NBCMT 93-2 A 6 12/05		1,563,561
NAROT	NAROT 01-B A4 5.35 10/06		1,414,572
PHMS	PHMS 92-39 A10 7 11/07		3,216,236
PHMS	PHMS 93-2 A5 7 2/08		2,129,397

Identity of Issuer	Description of Investment	Cost	Current Value
RFMSI	RFMSI 95-S12 A2 7.25 8/10		$762,261
SLMA	SLMA 02-1 A1 3ML+3 10/10		3,013,199
USTB	USTB 10.375% 11/15/12		9,502,956
USTB	USTB 9.25% 2/15/16		26,710,308
USTB	USTB 8.5% 2/15/20		2,645,195
USTN	USTN 6.5% 8/15/05		3,271,659
USTN	USTN 5.625% 5/15/08		243,924
USTN	USTN 4.75% 11/15/08		398,420
USTN	USTN 6.5% 2/15/10		13,985,150
USTN	USTN 6.75% 5/15/05		25,419,332
USTN	USTN 5% 2/15/11		6,707,869
USTN	USTN 5% 8/15/11		1,206,218
USTN	USTN 4.875% 2/15/12		7,595,857
USTN	USTN 3% 2/29/04		2,345,821
USTN	USTN 3.625% 3/31/04		3,749,794
USTN	USTN 3.375% 4/30/04		2,567,675
USTN	USTN 3.25% 5/31/04		5,903,186
USTN	USTN 2.125% 10/31/04		1,819,829
USTN	USTN 3% 11/15/07		4,296,072
USTN	USTN 4% 11/15/12		704,828
NORCEN EN YANK	NORCEN EN YANK 7.375% 5/15/06		1,810,537
TYCO INTL YANK	TYCO INTL YANK 6.375% 6/15/05		1,838,150
TBC INC	POOLED EMP DAILY VAR RT 12/31/2099 DD 11/01/01		114,590,097
TBC INC	POOLED EMP DAILY VAR RT 12/31/2099 DD 11/01/01		9,876,938
TBC INC	POOLED EMP DAILY VAR RT 12/31/2099 DD 11/01/01		7,172,259
TBC INC	POOLED EMP DAILY VAR RT 12/31/2099 DD 11/01/01		12,566,759
TBC INC	POOLED EMP DAILY VAR RT 12/31/2099 DD 11/01/01		41,959,663
FEDERAL NATL	MTG ASSN DISCOUNT MAT 02/12/2003		887,247
FEDERAL NATL	MTG ASSN DISC MAT 03/05/2003		139,556
UNITED STATES	TREASURY BILL DUE 02/20/2003 DD 08/22/02		488,650
AFRICAN DEVELOPMENT BANK	6.500% 15/03/2004		14,777,000
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2018 DD 01/01/03		2,953,313
PIMCO	SWAP #31883 INT RT SWAP 5.000% 06/18/2008 DD 12/12/02		1,967,331
AIG SUNAMERICA	SR NT 144A 5.100% 01/17/2007 DD 01/17/02		4,281,840
AOL TIME WARNER INC	NT 6.875% 05/01/2012 DD 04/08/02		570,294
AT&T CORP SR	NT VAR RT 11/15/2006 DD 05/15/02		4,275,200
AT&T CORP SR	NT VAR RT 11/15/2011 DD 05/15/02		398,949
AT&T WIRELESS SVCS INC	SR NT 7.875% 03/01/2011 DD 09/01/01		195,975
AT&T BROADBAND CORP	NT 8.375% 03/15/2013 DD 11/18/02		255,587
AXA FINL INC	SR NT 7.750% 08/01/2010 DD 07/28/00		169,733
AETNA INC SR	NT 7.375% 03/01/2006 DD 03/02/01		379,509
COMMIT TO PUR FNMA SF MTG	5.000% 02/01/2018 DD 02/01/03		19,385,890
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2018 DD 01/01/03		1,035,930
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2033 DD 01/01/03		6,729,888
COMMIT TO PUR FNMA SF MTG	5.500% 02/01/2033 DD 02/01/03		18,783,235
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2033 DD 01/01/03		11,367,730
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2033 DD 01/01/03		11,884,445
COMMIT TO PUR GNMA SF MTG	6.500% 01/15/2033 DD 01/01/03		3,146,250
ALBERTSONS INC	NT 7.500% 02/15/2011 DD 01/29/01		488,971
ALBERTSONS INC	NT 7.500% 02/15/2011 DD 01/29/01		51,773
ALCOA INC	NT 2013 5.375% 01/15/2013 DD 08/13/02		206,384
COMMIT TO PUR FHLMC GOLD SFM	7.500% 12/01/2033 DD 12/01/03		1,750,997

Identity of Issuer	Description of Investment	Cost	Current Value
ALLSTATE	FINL GBL FDG 144A 7.125% 09/26/2005 DD 09/26/00		$2,788,275
ALLTEL CORP	SR NT 7.000% 07/01/2012 DD 06/19/02		63,385
AMERADA HESS CORP	NT 6.650% 08/15/2011 DD 08/15/01		92,844
AMERICAN AIRLS	P/T 01-2 CL A1 6.978% 10/01/2012 DD 10/04/01		2,068,532
AMERICAN EXPRESS	01-2 CL A-1 5.530% 10/15/2008 DD 03/23/01		868,888
AMERICAN GEN FIN	MTN #TR00378 5.375% 10/01/2012 DD 09/30/02		320,952
AMERICAN GEN FIN CORP	MTN 4.500% 11/15/2007 DD 11/26/02		268,227
AMERICAN GENL CORP	NTS 7.500% 08/11/2010 DD 08/11/00		1,539,746
ANADARKO FIN CO	SR NT 6.750% 05/01/2011 DD 04/26/01		56,339
ANADARKO PETE CORP	NT 6.125% 03/15/2012 DD 03/08/02		114,907
ANTHEM INS COS SURPLUS	NT 144A 9.125% 04/01/2010 DD 02/02/00		246,064
ANTHEM INC	NT 6.800% 08/01/2012 DD 07/31/02		65,628
ASSET SECURITIZATION	97MD7 A1A 7.320% 01/13/2030 DD 03/27/97		1,397,795
ASSOCIATES CORP	N A NOTES 6.100% 01/15/2005 DD 01/09/98		3,213,000
BB&T CORP	SUB NT 2012 4.750% 10/01/2012 DD 09/24/02		336,203
BMW VEH OWNER	TR 02 A CL A 4 4.460% 05/25/2007 DD 05/23/02		789,165
BANC AMER COML	MTG 02 PB2 A4 6.186% 06/11/2035 DD 05/01/02		1,109,910
BANK AMER CORP	SUB NT 7.400% 01/15/2011 DD 01/23/01		683,217
BANK AMER CORP	SR NT 4.875% 09/15/2012 DD 09/25/02		197,104
BANK AMER CORP	SR NT 3.875% 01/15/2008 DD 11/26/02		3,783,048
BANK ONE CORP	MTN SB 00001 6.000% 02/17/2009 DD 02/17/99		109,109
BANK ONE CORP	SUB NT 7.875% 08/01/2010 DD 08/02/00		323,595
BANK ONE ISSUANCE	TR 02-4 CL A 2.940% 06/16/2008 DD 10/23/02		1,015,210
BANKBOSTON	N A SUB NTS 7.000% 09/15/2007 DD 09/16/97		2,263,260
BEAR STEARNS COML	MTG 01-A2 6.480% 02/15/2035 DD 05/01/01		504,999
BEAR STEARNS ARM	TR 02 9 IIA VAR RT 10/25/2032 DD 09/01/02		5,645,183
BEAR STEARNS COS	MTN #TR 00379 VAR RT 09/21/2004 DD 09/21/00		3,003,750
BELLSOUTH CAP FUNDING CORP	7.750% 02/15/2010 DD 02/16/00		82,881
BOEING CAP CORP	SR NT 6.500% 02/15/2012 DD 11/09/01		74,638
BRITISH TELECOMMUNICATIONS	NT VAR RT 12/15/2003 DD 12/12/00		5,031,250
BRITISH TELECOMMUNICATIONS	NT STEP UP 12/15/2010 DD 12/12/00		503,538
BURLINGTON NORTHN SANTA FE	NT 6.750% 07/15/2011 DD 05/15/01		289,451
CIGNA CORP	SR NT 7.000% 01/15/2011 DD 01/08/01		134,603
CIT EQUIP COLL	TR 02 VT1 CL A4 4.670% 12/21/2009 DD 05/16/02		2,615,150
CIT GROUPINC	5.625% 10/15/2003 DD 10/23/98		3,823,875
CIT GROUP INC	SR NT 7.625% 08/16/2005 DD 08/16/00		2,366,870
CIT GROUP INC	SR NT 6.500% 02/07/2006 DD 02/07/01		547,622
CIT GROUP INC	NEW SR NT 5.500% 11/30/2007 DD 12/02/02		1,533,510
CIT GROUP INC	MTN #SR 00051 5.625% 05/17/2004 DD 05/16/01		514,010
CNH EQUIP	TR 2001 A NT CL A 4 5.380% 08/15/2007 DD 05/22/01		3,670,415
CSX CORP	NT 6.300% 03/15/2012 DD 03/08/02		285,025
CVS CORP	NT 5.500% 02/15/2004 DD 08/15/99		414,936
CAPITAL AUTO	REC 02 2 CL A4 4.500% 10/15/2007 DD 04/25/02		947,142
CAPITAL AUTO	REC ASSET TR 02 3 3.580% 10/16/2006 DD 08/08/02		928,845
CARRAMERICA RLTY CORP	NTS 6.875% 03/01/2008 DD 02/23/98		4,330,400
CHASE MANHATTAN	AUTO 02 A A 3 3.490% 03/15/2006 DD 03/06/02		2,552,250
CHASE MANHATTAN	AUTO 02 A A 4 4.240% 09/15/2008 DD 03/06/02		943,101
CHASE MANHATTAN	AUTO 02 B A4 4.210% 01/15/2009 DD 06/06/02		838,640
CINCINNATI GAS & ELEC CO	DEB 5.700% 09/15/2012 DD 09/23/02		107,630
CIT	RV TR 98-A ASSET BACKED A5 6.120% 11/15/2013 DD 06/15/98		10,687,500
CITIGROUP INC	GLOBAL SUB NT 7.250% 10/01/2010 DD 10/11/00		1,108,631
CITIGROUP INC	NT 6.000% 02/21/2012 DD 02/21/02		449,934

Identity of Issuer	Description of Investment	Cost	Current Value
CITIGROUP INC	GLOBAL SUB NT 5.625% 08/27/2012 DD 08/26/02		$178,752
CITIBANK CR CARD	TR 00 A1 6.900% 10/15/2007 DD 09/28/00		1,004,571
CITIBANK CR CARD	TR 2002 A3 NT 4.400% 05/15/2007 DD 05/21/02		1,050,520
CITIZENS COMMUNICATIONS CO	NT 9.250% 05/15/2011 DD 05/23/01		178,652
COCA COLA ENTERPRISES INC	NT 6.125% 08/15/2011 DD 08/15/01		77,356
COMCAST CABLE COMMUNS INC	NT 6.750% 01/30/2011 DD 01/16/01		291,334
CONAGRA FOODS INC	NT 6.000% 09/15/2006 DD 09/10/01		262,620
CONOCO FDG CO	NT 5.450% 10/15/2006 DD 10/11/01		3,238,110
CONOCO FDG CO	NT 6.350% 10/15/2011 DD 10/11/01		228,919
CONOCO FDG CO	NT 6.350% 10/15/2011 DD 10/11/01		290,337
CONSOLIDATED EDISON CO	N Y INC 5.625% 07/01/2012 DD 06/24/02		155,054
CONSOLIDATED NAT GAS CO	SR NT 5.375% 11/01/2006 DD 10/25/01		348,840
CONSTELLATION ENERGY GROUP INC	7.000% 04/01/2012 DD 03/26/02		63,061
CONTINENTAL AIRLINES	PASS THRU 6.545% 08/02/2020 DD 02/08/99		299,621
COOPER INDS INC	GTD SR NT 5.250% 07/01/2007 DD 06/21/02		172,141
COUNTRYWIDE HOME LNS	MTN 7.260% 05/10/2004 DD 05/09/97		2,496,323
COUNTRYWIDE HM LNS	MTN TR00279 5.625% 05/15/2007 DD 05/17/02		556,202
COX COMMUNICATIONS INC	NEW NT 6.750% 03/15/2011 DD 03/09/01		312,034
COX COMMUNICATIONS INC	NEW NT 7.125% 10/01/2012 DD 09/20/02		216,592
COX ENTERPRISES	144A VAR RT 05/01/2033 DD 05/08/00		2,487,500
CREDIT SUISSE	FB 01-CK1 CL A 3 6.380% 12/16/2035 DD 03/01/01		836,483
CREDIT SUISSE	FB 02 CKN2 CL A3 6.133% 04/15/2037 DD 05/01/02		614,046
CREDIT SUISSE	FB INC NT 6.125% 11/15/2011 DD 11/06/01		1,565,085
CREDIT SUISSE	FB USA INC NT 6.500% 01/15/2012 DD 01/11/02		464,906
DAIMLERCHRYSLER	AUTO TR 02A A4 4.490% 10/06/2008 DD 04/24/02		1,051,940
DAIMLERCHRYSLER	AUTO TR 02C A43.090% 01/08/2008 DD 10/25/02		1,015,790
DAIMLER CHRYSLER	NT 7.750% 01/18/2011 DD 01/18/01		348,432
DAIMLER CHRYSLER	N A HLDG NT 6.400% 05/15/2006 DD 05/15/01		447,353
DEERE & CO	GLOBAL NT 6.950% 04/25/2014 DD 04/17/02		106,030
DELPHI CORPORATION	NT 6.125% 05/01/2004 DD 05/04/99		206,298
DELTA AIR LINES INC	02-1 CL C 7.779% 07/02/2013 DD 04/30/02		4,155,195
DEUTSCHE TELEKOM INTL FIN	BV STEP 06/15/2005 DD 07/06/00		5,467,050
DEUTSCHE TELEKOM INTL FIN	BV STEP 06/15/2010 DD 07/06/00		230,346
DEVON FING CORP	ULC NT 6.875% 09/30/2011 DD 10/03/01		228,341
DISNEY WALT CO	NT 4.500% 09/15/2004 DD 09/24/01		3,075,450
DOMINION RES INC	VA SER A 8.125% 06/15/2010 DD 06/26/00		273,399
DONALDSON LUFKIN & JEN	SR NTS 6.500% 06/01/2008 DD 06/08/98		3,460,087
DOW CHEM CO	NT 6.125% 02/01/2011 DD 02/08/01		262,749
DUKE ENERGY CORP	SR NT 6.250% 01/15/2012 DD 01/14/02		114,804
EOP OPER LTD PARTNERSHIP	NT 6.763% 06/15/2007 DD 06/15/98		259,994
EQUITABLE COS	NTS 6.500% 04/01/2008 DD 04/06/98		160,485
EQUITY ONE ABS INC	00-1 CL A-3 7.550% 02/25/2032 DD 11/01/00		2,506,201
FHLMC	GROUP #E7-0881 5.500% 06/01/2013 DD 06/01/98		2,508,637
FHLMC	POOL #E0-1098 6.000% 02/01/2017 DD 02/01/02		2,514,954
FHLMC	MULTICLASS CTF 2093 G 6.000% 10/15/2025		7,484,783
FHLMC	MULTICLASS MTG 2116 D 6.000% 07/15/2026 DD 01/01/99		10,604,736
FHLMC	MULTICLASS MTG P/C1584HA 3.500% 11/15/2021		4,582,875
FHLMC	MULTICLASS CTF 1837 B 6.500% 01/15/2022		336,620
FHLMC	MULTICL MTG P/C 1861 H 6.500% 06/15/2023		1,835,995
FEDERAL FARM CR BK CONS	DEBS 5.450% 01/10/2005 DD 01/19/01		2,791,750
FEDERAL FARM CR BK CONS	MTN 5.850% 05/07/2003 DD 05/07/98		3,149,073
FHLMC	GROUP #E2-0252 7.000% 07/01/2011 DD 07/01/96		434,503

Identity of Issuer	Description of Investment	Cost	Current Value
FHLMC	GROUP #E2-0257 7.000% 08/01/2011 DD 08/01/96		$961,078
FEDERAL HOME LN MTG CORP	DEBS 5.125% 10/15/2008 DD 10/13/98		18,540,710
FEDERAL HOME LN MTG CORP	DEBS 5.000% 05/15/2004 DD 05/15/01		2,148,011
FHLMC	INT PMT ON % DEB 2031 5.750% 01/15/2012 DD 01/14/02		1,847,265
FHLMC	INT PMT ON % DEB 2031 5.750% 01/15/2012 DD 01/14/02		4,974,261
FHLMC	INT PMT ON % DEB 2031 5.750% 01/15/2012 DD 01/14/02		2,225,620
FEDERAL HOME LN MTG CORP	MTN 4.875% 03/15/2007 DD 03/11/02		5,084,364
FEDERAL HOME LN MTG CORP	DEB 3.500% 09/15/2007 DD 09/16/022		4,491,388
FNMA	GTD REMIC P/T CTF93-52J 6.500% 04/25/2008		2,729,200
FNMA	GTD REMIC P/T CTF93-209KB 5.659% 08/25/2008		51,372
FNMA	GTD REMIC P/T 1996-7 H 6.500% 12/25/2023		857,009
FNMA	GTD REMIC P/T 1996-7 J 6.500% 09/25/2024 DD 03/01/96		10,363,800
FEDERAL NATL MTG ASSN	DEBS 5.500% 02/15/2006 DD 02/23/01		5,643,750
FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01		746,005
FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01		1,130,310
FEDERAL NATL MTG ASSN	DEBS 5.250% 06/15/2006 DD 06/22/01		16,345,350
FEDERAL NATL MTG ASSN	DEBS 5.250% 06/15/2006 DD 06/22/01		4,358,760
FEDERAL NATL MTG ASSN	4.375% 10/15/2006 DD 10/25/01		18,122,722
FEDERAL NATL MTG ASSN	5.000% 01/15/2007 DD 12/24/01		10,840,600
FEDERAL NATL MTG ASSN	5.250% 04/15/2007 DD 03/26/02		9,852,210
FEDERAL NATL MTG ASSN	5.250% 04/15/2007 DD 03/26/02		5,281,879
FEDERAL NATL MTG ASSN	5.250% 04/15/2007 DD 03/26/02		3,831,415
FEDERAL NATL MTG ASSN	DEBS 6.125% 03/15/2012 DD 03/26/02		8,561,400
FEDERAL NATL MTG ASSN	DEBS 6.125% 03/15/2012 DD 03/26/02		917,700
FEDERAL NATL MTG ASSN	4.250% 07/15/2007 DD 07/22/02		1,476,146
FEDERAL NATL MTG ASSN	4.375% 09/15/2012 DD 09/23/02		2,156,622
FNMA	POOL #0050986 6.000% 03/01/2009 DD 03/01/94		1,731,387
FNMA	POOL #0125398 9.500% 03/01/2025 DD 02/01/95		6,695
FNMA	POOL #0125420 5.500% 05/01/2011 DD 04/01/96		327,718
FNMA	POOL #0250241 9.500% 04/01/2025 DD 03/01/95		85,825
FNMA	POOL #0250275 9.500% 06/01/2025 DD 05/01/95		15,776
FNMA	POOL #0251811 6.000% 07/01/2013 DD 06/01/98		3,630,356
FNMA	POOL #0253012 7.500% 10/01/2029 DD 11/01/99		9,444
FNMA	POOL #0253183 7.500% 04/01/2030 DD 03/01/00		2,537,221
FNMA	POOL #0253346 7.500% 06/01/2030 DD 05/01/00		320,037
FNMA	POOL #0254509 5.000% 10/01/2017 DD 09/01/02		5,923,763
FNMA	POOL #02788409.500% 12/01/2024 DD 12/01/94		43,183
FNMA	POOL #0287953 9.500% 03/01/2025 DD 03/01/95		14,148
FNMA	POOL #0295064 9.500% 03/01/2025 DD 02/01/95		58,531
FNMA	POOL #0304235 9.500% 01/01/2025 DD 01/01/95		1,620
FNMA	POOL #0306382 9.500% 04/01/2025 DD 04/01/95		48,501
FNMA	POOL #0307971 9.500% 03/01/2025 DD 03/01/95		55,453
FNMA	POOL #0307972 9.500% 03/01/2025 DD 03/01/95		6,553
FNMA	POOL #0313175 9.500% 11/01/2025 DD 10/01/96		1,076,674
FNMA	POOL #0313692 8.500% 12/01/2025 DD 08/01/97		845,467
FNMA	POOL #03233226.000% 10/01/2013 DD 09/01/98		1,347,410
FNMA	POOL #0323833 6.000% 07/01/2014 DD 06/01/99		2,892,619
FNMA	POOL #0323991 7.500% 11/01/2029 DD 10/01/99		402,310
FNMA	POOL #0343466 5.500% 04/01/2011 DD 04/01/96		3,245,889
FNMA	POOL #0417922 6.000% 03/01/2013 DD 03/01/98		2,402,696
FNMA	POOL #0424277 5.500% 04/01/2013 DD 04/01/98		3,912,713
FNMA	POOL #0445251 5.500% 12/01/2013 DD 12/01/98		5,210,338

Identity of Issuer	Description of Investment	Cost	Current Value
FNMA	POOL #0501862 7.500% 09/01/2029 DD 09/01/99		$515,166
FNMA	POOL #0523327 7.500% 11/01/2029 DD 11/01/99		398,131
FNMA	POOL #0524631 7.500% 12/01/2029 DD 12/01/99		29,159
FNMA	POOL #0524950 7.500% 03/01/2030 DD 03/01/00		24,470
FNMA	POOL #0525022 7.500% 02/01/2030 DD 02/01/00		28,578
FNMA	POOL #0527755 7.500% 02/01/2030 DD 02/01/00		29,872
FNMA	POOL #0527835 7.500% 02/01/2030 DD 02/01/00		30,785
FNMA	POOL #0530157 7.500% 03/01/2030 DD 03/01/00		39,644
FNMA	POOL #0530250 7.500% 03/01/2030 DD 03/01/00		8,009
FNMA	POOL #0534811 7.500% 04/01/2030 DD 04/01/00		31,488
FNMA	POOL #0558177 7.500% 10/01/2030 DD 10/01/00		21,115
FNMA	POOL #0559626 7.500% 01/01/2031 DD 01/01/01		31,999
FNMA	POOL #0563704 7.500% 12/01/2030 DD 12/01/00		8,849
FNMA	POOL #05713167.500% 02/01/2031 DD 02/01/01		437,138
FNMA	POOL #0604966 5.500% 11/01/2016 DD 11/01/01		2,562,800
FNMA	POOL #0610445 7.500% 10/01/2031 DD 10/01/01		34,302
FNMA	POOL #0621102 5.500% 01/01/2017 DD 01/01/02		7,123,402
FNMA	POOL #0628075 7.500% 02/01/2032 DD 02/01/02		1,874,053
FNMA	POOL #0628751 7.500% 03/01/2032 DD 02/01/02		1,814,849
FNMA	POOL #0657382 5.000% 10/01/2017 DD 10/01/02		3,327,916
FEDERATED DEPT STORES	SR NT 6.625% 04/01/2011 DD 03/27/01		60,075
FIRST UN NATL BK	MTN #SB 00005 7.800% 08/18/2010 DD 08/18/00		476,864
FLEET CR CARD MASTER	TR 02 C A 2.750% 04/15/2008 DD 11/26/02		933,908
FLORIDA PWR & LT CO	1ST MTG BD 4.850% 02/01/2013 DD 12/13/02		61,292
FLORIDA PWR & LT CO	1ST MTG BD 4.850% 02/01/2013 DD 12/13/02		270,708
FORD CR AUTO OWNER	02 A CL B 4.790% 11/15/2006 DD 01/16/02		5,599,138
FORD CR AUTO OWNER	02 A CL B 4.790% 11/15/2006 DD 01/16/02		5,208,500
FORD CR AUTO OWNER	TR 02 C A4 3.790% 09/15/2006 DD 06/26/02		1,037,210
FORD CR AUTO OWNER	TR 02 D A4A 3.130% 11/15/2006 DD 08/29/02		1,021,190
FORD MOTOR CR CO	NT 6.750% 05/15/2005 DD 05/24/93		3,029,280
FORD MOTOR CREDIT CO	SR NTS 5.800% 01/12/2009 DD 01/12/99		927,490
FORD MTR CR CO	GLOBAL 7.500% 03/15/2005 DD 03/16/00		1,734,442
FORD MTR CR CO	GLOBAL LANDMARK VAR RT 03/17/2003 DD 03/16/00		2,995,770
FORD MTR CR CO	7.500% 06/15/2003 DD 06/14/00		2,029,600
FORD MTR CR CO	GBL LANDMARK 7.875% 06/15/2010 DD 06/14/00		271,690
FORD MTR CR CO	GLOBAL NT 7.600% 08/01/2005 DD 08/01/00		2,858,912
FORD MTR CR CO	GLOBAL SECS 7.375% 02/01/2011 DD 01/30/01		476,471
FORD MTR CR CO	GLOBAL SECS 6.500% 01/25/2007 DD 10/25/01		1,447,010
FORD MTR CR CO	GBL LANDMARK 7.250% 10/25/2011 DD 10/25/01		971,680
FRANCE TELECOM	SA NT STEP 03/01/2011 DD 09/01/01		306,412
FRANCE TELECOM	SA NT VAR RT 03/01/2031 DD 09/01/01		2,434,660
GNMA	POOL #0434180 6.000% 02/15/2029 DD 02/01/99		1,651,345
GNMA	POOL #04343256.000% 05/15/2029 DD 05/01/99		252,203
GNMA	POOL #0453202 8.500% 07/15/2027 DD 07/01/97		41,450
GNMA	POOL #0464617 6.000% 03/15/2029 DD 03/01/99		3,379,497
GNMA	POOL #0464627 6.000% 03/15/2029 DD 03/01/99		127,259
GNMA	POOL #0468362 6.000% 04/15/2029 DD 04/01/99		382,163
GNMA	POOL #0469862 6.000% 01/15/2029 DD 01/01/99		285,338
GNMA	POOL #0479296 8.500% 04/15/2030 DD 04/01/00		30,022
GNMA	POOL #0479334 8.500% 05/15/2030 DD 05/01/00		32,855
GNMA	POOL #0482250 8.500% 08/15/2030 DD 08/01/00		7,657
GNMA	POOL #0482926 6.000% 01/15/2029 DD 01/01/99		147,769

Identity of Issuer	Description of Investment	Cost	Current Value
GNMA	POOL #0486123 8.500% 08/15/2030 DD 08/01/00		$131,436
GNMA	POOL #0486285 6.000% 12/15/2028 DD 01/01/99		20,824
GNMA	POOL #0487568 6.000% 07/15/2029 DD 07/01/99		34,303
GNMA	POOL #0489890 8.500% 06/15/2030 DD 06/01/00		25,765
GNMA	POOL #0490168 6.000% 04/15/2029 DD 04/01/99		4,597,309
GNMA	POOL #0491603 8.500% 11/15/2029 DD 11/01/99		251,222
GNMA	POOL #0493532 6.000% 09/15/2029 DD 12/01/00		190,797
GNMA	POOL #0497455 6.000% 01/15/2029 DD 01/01/99		3,005,751
GNMA	POOL #0498414 6.000% 03/15/2029 DD 03/01/99		466,152
GNMA	POOL #0500215 8.500% 02/15/2030 DD 02/01/00		99,343
GNMA	POOL #0502020 8.500% 10/15/2029 DD 10/01/99		102,463
GNMA	POOL #0506244 8.500% 06/15/2030 DD 06/01/00		82,536
GNMA	POOL #0508360 8.500% 07/15/2030 DD 07/01/00		140,657
GNMA	POOL #0518262 8.500% 07/15/2030 DD 07/01/00		242,781
GNMA	POOL #0519389 8.500% 03/15/2030 DD 03/01/00		120,004
GNMA	POOL #0520979 8.500% 09/15/2030 DD 09/01/00		154,643
GNMA	POOL #0522081 8.500% 01/15/2030 DD 01/01/00		211,323
GNMA	POOL #0522578 8.500% 01/15/2030 DD 01/01/00		13,339
GNMA	POOL #0522629 8.500% 02/15/2030 DD 02/01/00		75,650
GNMA	POOL #0522679 8.500% 03/15/2030 DD 03/01/00		26,715
GNMA	POOL #0522730 8.500% 04/15/2030 DD 04/01/00		12,767
GNMA	POOL #0522830 8.500% 06/15/2030 DD 06/01/00		63,384
GNMA	POOL #0525508 8.500% 12/15/2029 DD 12/01/99		20,968
GNMA	POOL #0525737 8.500% 02/15/2030 DD 02/01/00		26,352
GNMA	POOL #0527142 8.500% 03/15/2030 DD 04/01/00		5,963
GNMA	POOL #0528801 8.500% 05/15/2030 DD 05/01/00		6,621
GNMA	POOL #0529295 8.500% 03/15/2030 DD 03/01/00		211,477
GNMA	POOL #05294818.500% 07/15/2030 DD 07/01/00		20,436
GNMA	POOL #0531251 8.500% 07/15/2030 DD 07/01/00		146,607
GNMA	POOL #0531758 8.500% 07/15/2030 DD 07/01/00		52,710
GNMA	POOL #0531778 8.500% 07/15/2030 DD 07/01/00		93,434
GNMA	POOL #0532248 8.500% 05/15/2030 DD 07/01/00		11,187
GNMA	POOL #0532312 8.500% 06/15/2030 DD 07/01/00		76,378
GNMA	POOL #0532746 8.500% 07/15/2030 DD 07/01/00		135,325
GNMA	POOL #0532769 8.500% 08/15/2030 DD 08/01/00		259,965
GNMA	POOL #0537549 8.500% 07/15/2030 DD 07/01/00		24,551
GNMA	POOL #0540101 8.500% 12/15/2030 DD 12/01/00		117,516
GNMA	POOL #0540964 8.500% 10/15/2030 DD 10/01/00		23,021
GNMA	POOL #0541025 8.500% 02/15/2031 DD 02/01/01		311,254
GNMA	POOL #0780462 7.500% 06/15/2009 DD 11/01/96		268,078
GNMA	POOL #0780470 6.500% 07/15/2009 DD 11/01/96		901,314
GNMA	POOL #0781148 6.000% 07/15/2029 DD 03/01/00		299,007
GNMA	POOL #0781163 8.500% 04/15/2030 DD 04/01/00		13,543
GNMA	II POOL #0080395 VAR RT 04/20/2030 DD 04/01/00		3,055,879
GS MTG SECS CORP	II 98-G1 A1 6.312% 04/13/2031 DD 05/01/98		6,953,113
GTE CORP	DEBS 6.360% 04/15/2006 DD 04/15/98		70,193
GENERAL ELEC	CAP MTN #TR00482 6.125% 02/22/2011 DD 02/21/01		341,154
GENERAL ELEC	CAP MTN TR 00521 5.875% 02/15/2012 DD 02/15/02		3,741,815
GENERAL ELEC	CAP MTN TR 00521 5.875% 02/15/2012 DD 02/15/02		1,122,545
GENERAL ELECTRIC	CAP MTN 5.375% 03/15/2007 DD 03/20/02		818,879
GMAC	NTS 6.625% 10/15/2005 DD 10/15/95		2,060,420
GMAC	NTS 7.125% 05/01/2003 DD 05/01/96		1,013,170

Identity of Issuer	Description of Investment	Cost	Current Value
GMAC	NTS VAR RT 08/18/2003 DD 08/17/98		$2,969,550
GMAC	5.950% 03/14/2003 DD 03/15/99		6,865,541
GENERAL MTRS	ACCEP CORP GL BD 7.250% 03/02/2011 DD 03/02/01		881,461
GENERAL MTRS	ACCEP CORP NT 6.875% 09/15/2011 DD 09/12/01		698,082
GENERAL MTRS	ACCEP CORP SR NT 7.000% 02/01/2012 DD 02/01/02		220,933
GOLDEN WEST FINL CORP	DEL SR 5.500% 08/08/2006 DD 08/08/01		2,157,340
GOLDEN WEST FINL CORP	DEL SR 4.750% 10/01/2012 DD 09/26/02		150,830
GOLDMAN SACHS GROUP INC	NT 6.650% 05/15/2009 DD 05/19/99		1,102,260
GOLDMAN SACHS GROUP INC	SR NT 6.600% 01/15/2012 DD 01/10/02		325,972
GOLDMAN SACHS GROUP INC	SR NT 5.700% 09/01/2012 DD 08/27/02		161,206
GREEN TREE FINL	98-3 CTF A5 6.220% 03/01/2030 DD 04/28/98		1,772,098
GREEN TREE FINL CORP	99-2 A-2 5.840% 12/01/2030 DD 03/31/99		396,481
GREEN TREE FINL CORP	99-3 A5 6.160% 02/01/2031 DD 05/27/99		10,065,000
HSBC HLDGS	PLC SUB NT 5.250% 12/12/2012 DD 12/12/02		415,117
HANCOCK JOHN II	MTN 00001 144A 7.900% 07/02/2010 DD 06/30/00		222,889
HANCOCK JOHN	MTN TR 00008 144A 6.500% 03/01/2011 DD 02/28/01		183,945
HANCOCK JOHN FINL SVCS INC	SR 5.625% 12/01/2008 DD 12/06/01		309,287
HARLEY DAVIDSON	TR 02 2 CL A 2 3.090% 06/15/2010 DD 08/16/02		714,070
HARTFORD FINL SVCS	SR NT 7.750% 06/15/2005 DD 06/16/00		94,143
HARTFORD FINL	SR NT 7.900% 06/15/2010 DD 06/16/00		227,372
HAWAIIAN ELEC	MTN #TR 00023 VAR RT 04/15/2003 DD 04/13/00		1,499,520
HONDA AUTO	REC 2002 2 CL A 4 4.490% 09/17/2007 DD 05/22/02		895,076
HONDA AUTO	REC 02 4 CL A 4 2.700% 04/15/2008 DD 11/20/02		551,452
HONDA AUTO	REC 01 1 CL A 4 5.560% 06/19/2006 DD 02/28/01		3,115,560
HONDA AUTO	REC 01-3 CL A 4 3.960% 02/19/2007 DD 10/17/01		3,617,075
HONEYWELL INTL INC	NT 5.125% 11/01/2006 DD 10/30/01		601,207
HOUSEHOLD FIN CORP	NT 8.000% 07/15/2010 DD 07/18/00		152,508
HOUSEHOLD FIN CORP	NT 6.750% 05/15/2011 DD 05/09/01		804,973
HOUSTON TEX	INDPT SCH SER 494 VAR RT 02/15/2022 DD 05/10/01		751,500
HYATT EQUITIES LLC	NT 144A 6.875% 06/15/2007 DD 06/17/02		144,410
HYDRO-QUEBEC	6.300% 11-MAY-2011 NT		688,799
IBRD WORLD GLOBAL BD	6.625% 08/21/2006 DD 08/21/96		12,467,730
INTERNATIONAL PAPER CO	NT 6.750% 09/01/2011 DD 08/27/01		166,907
INTERNATIONAL PAPER CO	NT 144A 5.850% 10/30/2012 DD 10/29/02		136,115
JOHNSON CTLS INC	NT 5.000% 11/15/2006 DD 11/13/01		211,588
KELLOGG CO	NT SER B 6.600% 04/01/2011 DD 03/29/01		95,730
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02		3,363,840
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02		78,490
KINDER MORGAN INC	SR NT 6.500% 09/01/2012 DD 08/27/02		172,437
KRAFT FOODS INC	NT 6.250% 06/01/2012 DD 05/20/02		111,827
KROGER CO	NT 6.800% 04/01/2011 DD 05/11/01		526,157
KROGER CO	NT 6.800% 04/01/2011 DD 05/11/01		158,943
KROGER CO	SR NT 6.200% 06/15/2012 DD 06/17/02		165,489
LASMO USA INC	GTD NT 7.500% 06/30/2006 DD 07/08/96		141,991
LEHMAN BROTHERS HOLDING	NTS 6.625% 02/05/2006 DD 02/05/99		5,447,250
LEHMAN BROTHERS HLDGS	TR 00387 6.625% 01/18/2012 DD 01/10/02		376,322
LOCKHEED MARTIN GTD	7.250% 05/15/2006 DD 05/15/96		337,863
LOWES COS INC	NT 8.250% 06/01/2010 DD 06/05/00		185,543
MBNA AMER BK	MTN #TR00008 144A 7.750% 09/15/2005 DD 09/19/00		115,236
MBNA AMER BK	MTN #SR00009 144A 6.500% 06/20/2006 DD 06/20/01		105,807
MARSH & MCLENNAN COS INC	SR NT 5.375% 03/15/2007 DD 03/19/02		370,333
MARRIOT INTL	NTS SER D 8.125% 04/01/2005 DD 03/27/00		195,862

Identity of Issuer	Description of Investment	Cost	Current Value
MARRIOT INTL INC	NT SER E 7.000% 01/15/2008 DD 07/15/01		$330,904
MASCO CORP	NT 4.625% 08/15/2007 DD 08/20/02		165,126
MAY DEPT STORES	NOTES 6.875% 11/01/2005 DD 11/01/96		110,310
MAY DEPT STORES CO	GTD 5.950% 11/01/2008 DD 10/30/98		254,223
MCDONNELL DOUGLAS CORP	NTS 6.875% 11/01/2006 DD 11/05/96		109,692
MEADWESTVACO CORP	NT 6.850% 04/01/2012 DD 04/02/02		333,038
MEADWESTVACO CORP	NT 6.850% 04/01/2012 DD 04/02/02		138,766
MELLON RESIDENTIAL	FDG 98-2 A1 6.750% 01/25/2013 DD 05/01/98		271,964
MERRILL LYNCH CR CORP	MTG LN FLTG RT 03/15/2025 DD 12/21/99		1,484,575
METLIFE INC	SR NTS 5.250% 12/01/2006 DD 11/27/01		645,056
METLIFE INC	SR NT 6.125% 12/01/2011 DD 11/27/01		178,094
METLIFE INC	SR NT 5.375% 12/15/2012 DD 12/10/02		165,280
MONSANTO CO NEW	SR NT 7.375% 08/15/2012 DD 08/14/02		210,233
MONUMENTAL GLOB FDG II	SR 144A FLTG RT 09/26/2003 DD 09/27/00		2,606,890
MONUMENTAL GLOBAL	NT 144A 6.050% 01/19/2006 DD 01/19/01		429,124
MORGAN STANLEY & CO	02-1 144A VAR RT 003/01/2007 DD 02/06/02		15,981,900
MORGAN STANLEY DEAN WITTER& CO	7.125% 01/15/2003 DD 12/23/99		1,702,397
MORGAN STANLEY DEAN WITTER CO	7.750% 06/15/2005 DD 06/09/00		2,231,420
MORGAN STANLEY DW & CO	GL NT 6.750% 04/15/2011 DD 04/23/01		4,434,030
MORGAN STANLEY DW & CO	NT 6.600% 04/01/2012 DD 04/03/02		690,708
MORGAN STANLEY DW	01 TOP5 A4 6.390% 10/15/2035 DD 12/01/01		1,111,925
NWA	TR NO 2 SR AIRCRAFT CL A 9.250% 06/21/2014 DD 12/21/94		3,032,305
NWA	TR NO 2 MEZZANINE NT B 10.230% 06/21/2014 DD 12/21/94		3,504,698
NYC	TL 98-2 00-A CL B 144A 7.720% 11/10/2008 DD 07/26/00		559,022
NATIONAL RURAL UTILS COOP	NT 6.500% 03/01/2007 DD 03/07/02		165,012
NATIONAL RURAL UTILS COOP	FIN 7.250% 03/01/2012 DD 03/07/02		235,119
NATIONWIDE FINL SVCS INC	SR NT 6.250% 11/15/2011 DD 11/19/01		1,042,810
NATIONWIDE FINL SVCS INC	SR NT 5.900% 07/01/2012 DD 06/24/02		50,981
NAVISTAR FINL	01-A NT CL B 5.590% 05/15/2008 DD 04/27/01		1,131,070
NAVISTAR FINL	2001 B CL A4 4.370% 11/15/2008 DD 11/01/01		5,236,050
NEWS AMER HLDGS INC	SR NT 8.500% 02/15/2005 DD 02/16/93		75,690
NEWS AMER INC	SR NTS 6.625% 01/09/2008 DD 01/09/98		401,918
NOMURA	ASSET SECS 98-D6 CL A1A 6.280% 03/15/2030 DD 03/11/98		2,455,472
NORFOLK SOUTHN CORP	SR NT 6.750% 02/15/2011 DD 02/06/01		135,826
NORTHERN STS PWR CO	SER A 144A 8.000% 08/28/2012 DD 08/28/02		2,834,050
PNC	MTG ACCEP 01-C1 CL A 2 6.360% 03/12/2011 DD 03/01/01		673,740
PEMEX PROJ	FDG MASTER TR NT 9.125% 10/13/2010 DD 04/13/01		171,750
PENNSYLVANIA ELEC	SR NT SER A 5.750% 04/01/2004 DD 04/27/99		4,662,520
PEPCO HLDGS INC	NT 144A 6.450% 08/15/2012 DD 09/06/02		174,723
PEPSIAMERICAS INC	MTN #TR00003 3.875% 09/12/2007 DD 09/12/02		81,374
PHILLIPS PETE CO	NT 8.500% 05/25/2005 DD 05/25/00		227,424
PHILLIPS PETE CO	NT 8.750% 05/25/2010 DD 05/25/00		193,970
PROGRESS ENERGY INC	SR NT 7.100% 03/01/2011 DD 02/22/01		5,511
PROGRESS ENERGY INC	SR NT 6.850% 04/15/2012 DD 04/17/02		153,296
PROGRESSIVE CORP	OHIO NTS 6.600% 01/15/2004 DD 01/12/94		5,240,900
PROTECTIVE LIFE US	00-1 144A VAR RT 01/17/2003 DD 01/19/00		3,000,930
REGIONS FINL CORP	SUB NT 7.000% 03/01/2011 DD 03/05/01		171,893
ROYAL BK SCOTLAND	SUB NTS 5.000% 10/01/2014 DD 10/02/02		357,952
ROYAL KPN NV	NT 8.000% 10/01/2010 DD 10/04/00		87,832
SBC COMMUNICATIONS INC	GBL NT 5.875% 02/01/2012 DD 02/01/02		167,414
SBC COMMN INC	GLOBAL NT 5.875% 08/15/2012 DD 08/19/02		188,972
SLM COR	MTN #TR 00007 5.375% 01/15/2013 DD 12/06/02		587,864

Identity of Issuer	Description of Investment	Cost	Current Value
SAFEWAY INC	NT 6.150% 03/01/2006 DD 03/05/01		$205,778
SAFEWAY INC	NT 6.500% 03/01/2011 DD 03/05/01		250,387
SAFEWAY INC	NT 5.800% 08/15/2012 DD 08/12/02		41,856
SALOMON BROS	MTG 97-TZH 144A 7.150% 03/25/2025 DD 06/27/97		4,202,643
SAPPI PAPIER HLDG	AG GTD 144A 6.750% 06/15/2012 DD 06/10/02		115,080
SEARS CR ACCOUNT	99-1 CL A 5.650% 03/17/2009 DD 03/23/99		2,097,040
SEARS CR ACCT	MSTR TR 99-3 A 6.450% 11/17/2009 DD 11/23/99		2,697,925
SEARS ROEBUCK ACCEP CORP	SR NT 6.700% 04/15/2012 DD 03/25/02		199,336
SECURITY CAP GROUP INC	NTS 6.950% 06/15/2005 DD 06/23/98		2,249,834
SECURITY CAPITAL	NTS 7.625% 07/01/2017 DD 07/01/97		165,294
SIMON PPTY GROUP	LP NT 6.375% 11/15/2007 DD 10/26/01		486,756
SOUTHWEST AIRLS	01-1 CL A2 5.496% 11/01/2006 DD 10/30/01		676,083
SOUTHWEST AIRLS CO	95-A CL A-3 7.220% 07/01/2013 DD 10/04/95		2,172,115
SPRINT CAP CORP	7.625% 01/30/2011 DD 01/25/01		304,000
SPRINT CAP CORP	NT 8.375% 03/15/2012 DD 03/14/02		497,500
SPRINT CAP CORP	NT 8.750% 03/15/2032 DD 03/14/02		3,325,000
STANDARD CR CARD	95-1 CL A 8.250% 01/07/2007		2,795,825
STRUCTURED PROD	01-12 144A VAR RT 06/20/2004 DD 07/12/01		1,482,188
SUNTRUST BK ATLANTA GA	SB000026.375% 04/01/2011 DD 03/29/01		336,512
TCI COMMUN INC	8.000% 08/01/2005 DD 08/01/95		207,732
TIAA GLOBAL MKTS	SR NT 144A 5.000% 03/01/2007 DD 02/26/02		532,265
TARGET CORP	NT 5.875% 03/01/2012 DD 03/11/02		1,084,200
TELEFONICA EUROPE	B V US NT 7.750% 09/15/2010 DD 09/21/00		277,442
TIME WARNER INC	NT 7.750% 06/15/2005 DD 06/15/95		3,196,380
US BK NATL ASSN	MTN #SB 00001 6.375% 08/01/2011 DD 07/26/01		297,530
UNION PAC CORP	NT 5.840% 05/25/2004 DD 05/25/01		410,314
UNION PAC CORP	NT 6.500% 04/15/2012 DD 04/18/02		202,246
UNITED MEXICAN	STS #TR 00006 8.375% 01/14/2011 DD 01/16/01		553,700
US BANCORP	MTN #TR 00127 VAR RT 03/06/2003 DD 03/06/00		3,004,200
U S	TREASURY BONDS 12.000% 08/15/2013 DD 08/15/83		5,460,938
U S	TREASURY BONDS 13.250% 05/15/2014 DD 05/15/84		7,843,750
U S	TREASURY BONDS 5.500% 08/15/2028 DD 08/15/98		3,241,890
U S	TREASURY NOTES 07.875% 11/15/2004 DD 11/15/94		13,398,720
U S	TREASURY NOTES06.500% 05/15/2005 DD 05/15/95		205,350
U S	TREASURY NOTES06.625% 05/15/2007 DD 05/15/97		3,735,008
US	TREASURY INFLATION INDEX NT 3.625% 01/15/2008 DD 01/15/98		11,081,005
US	TREASURY INFLATION INDEX NT 3.875% 01/15/2009 DD 01/15/99		6,777,165
U S	TREASURY NOTES05.875% 11/15/2004 DD 11/15/99		3,240,000
U S	TREASURY NOTES 06.500% 02/15/2010 DD 02/15/00		4,781,240
U S	TREASURY NOTES 06.500% 02/15/2010 DD 02/15/00		3,765,227
U S	TREASURY NOTES 06.750% 05/15/2005 DD 05/15/00		490,600
U S	TREASURY NOTES3.500% 11/15/2006 DD 11/15/01		4,682,835
U S	TREASURY NOTES 2.125% 10/31/2004 DD 10/31/02		25,981,158
U S	TREASURY NTS 3.000% 11/15/2007 DD 11/15/02		8,907,272
U S	TREASURY NOTES 4.000% 11/15/2012 DD 11/15/02		395,483
U S	TREASURY NOTES 2.000% 11/30/2004 DD 11/30/02		9,630,602
UNITED TECHNOLOGIES CORP	NT 6.100% 05/15/2012 DD 04/29/02		262,754
UNITEDHEALTH GROUP INC	NT 7.500% 11/15/2005 DD 11/16/00		157,927
UNUMPROVIDENT CORP	SR NT 7.625% 03/01/2011 DD 03/09/01		24,967
VALERO ENERGY CORP	NT 6.875% 04/15/2012 DD 04/15/02		286,388
VANDERBILT	MTG & FIN 99-B I-A4 6.545% 04/17/2018		9,123,900
VANDERBILT	MTG 7 FIN 02 A A2 4.770% 10/07/2014 DD 02/01/02		1,550,040

Identity of Issuer	Description of Investment	Cost	Current Value
VERIZON GLOBAL FDG CORP	NT6.750% 12/01/2005 DD 06/01/01		$994,356
VERIZON GLOBAL FDG CORP	NT 7.250% 12/01/2010 DD 06/01/01		568,265
VERIZON NEW YORK INC	DEB SER A 6.875% 04/01/2012 DD 03/28/02		825,721
VIACOM INC	GTD SR NT 6.625% 05/15/2011 DD 05/17/01		186,501
VIRGINIA ELEC & PWR	01 SER A 5.750% 03/31/2006 DD 03/27/01		3,007,900
VODAFONE AIRTOUCH PLC	NT 7.750% 02/15/2010 DD 08/15/00		265,140
VOLKSWAGON	AUTO LSE 02 A CL A3 2.360% 12/20/2005 DD 11/14/02		905,724
VORNADO RLTY	TR SR NT 5.625% 06/15/2007 DD 06/24/02		116,771
WAMU	MTG PASS THROUGH 02 AR4 VAR RT 04/25/2032 DD 03/01/02		3,508,820
WFS	FINL 2002 3 TR CL A 4 3.500% 02/20/2010 DD 08/15/02		6,150,060
WACHOVIA CORP	NEW 6.605% 10/01/2025 DD 10/05/95		2,718,825
WASHINGTON MUT INC	SR NT 4.375% 01/15/2008 DD 11/26/02		133,192
WASHINGTON MUT	BK # SR 00017 5.500% 01/15/2013 DD 11/19/02		148,622
WASHINGTON MUT	BK MTN #SB00001 6.875% 06/15/2011 DD 06/20/01		419,557
WELLPOINT HEALTH NETWORKS	NT 6.375% 06/15/2006 DD 06/15/01		180,003
WELLS FARGO & CO	NEW SUB NT 5.125% 09/01/2012 DD 09/05/02		371,890
WELLS FARGO BK	NA NT 6.450% 02/01/2011 DD 02/06/01		471,481
WEYERHAEUSER CO	NT 6.000% 08/01/2006 DD 08/03/01		2,110,380
WEYERHAUSER CO	NTS 6.750% 03/15/2012 DD 09/15/02		490,653
WHITMAN CORPORATION	NTS 6.000% 05/01/2004 DD 04/30/99		4,205,560
WORLD FINL NETWORK	CC 96B CL A 6.950% 04/15/2006 DD 05/09/96		7,143,430
WORLD FINL NETWORK	PPTYS 1996 WFP 144A 6.910% 09/01/2013 DD 11/21/96		219,910
WORLD FINL NETWORK	PPTYS TOWER 144A 6.950% 09/01/2013 DD 11/21/96		262,478
RAYTHEON GLOBAL WRAP	SYNTHETIC WRAPPER		(92,076,676)
Raytheon	Raytheon Stock Fund	$1,446,857,233	1,339,138,584
General Motors	GMH Stock Fund		70,017,576
FUTURES CASH COLLATERAL MARGIN	FUTURES CASH COLLATERAL MARGIN		24,000
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		714,857
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		917,325
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		2,507,247
AGL CAP TR II TR	AGL CAP TR II TR PFD SECS %		26,480
BANCORPSOUTH	BANCORPSOUTH CAP TR I TR PFD		44,302
HOSPITALITY	HOSPITALITY PPTYS TR PFD SER B		48,222
HRPT	HRPT PPTYS TR PFD SER B		45,972
LACLEDE	LACLEDE CAP TR I GTD TR ORIG		45,675
MB FINL	MB FINL CAP TR I PFD GTD		42,080
MILLS CORP	MILLS CORP PFD SER B		33,475
STERLING BANCHSARES	STERLING BANCHSARES CAP TR III		23,301
VNB	VNB CAP TR I TOPRS 7.75%		42,320
WEC	WEC CAP TR I TR PFD SECS 6.85%		37,695
INVIRTOGEN CORP CV SUB NT	INVIRTOGEN CORP CV SUB NT		50,944
PHOENIX COS INC NEW CORP UTS	PHOENIX COS INC NEW CORP UTS		78,895
PS BUSINESS	PS BUSINESS PKS INC 8.750% SER		5,330
RATIONAL SOFTWARE CVT SUB NT	RATIONAL SOFTWARE CVT SUB NT		168,698
UNITED FIRE & CASUALTY INS CO	UNITED FIRE & CASUALTY INS CO		154,151
ABLE LABRATORIES INC	ABLE LABRATORIES INC		77,372
ACAMBIS PLC	ACAMBIS PLC SPONSORED ADR		121,730
ACETO CORP	ACETO CORP		29,225
ACTIVISION INC	ACTIVISION INC		94,835
ACXIOM CORP	ACXIOM CORP COM		(149,186)
ADAPTEC INC	ADAPTEC INC COM		85,321
ADVANCED ENERGY INDS INC	ADVANCED ENERGY INDS INC		(68,688)

Identity of Issuer	Description of Investment	Cost	Current Value
ADVANCED NEUROMODULATION SYS	ADVANCED NEUROMODULATION SYS		$194,103
ADVO INC	ADVO INC		219,961
AEROFLEX INC	AEROFLEX INC		100,533
AFC ENTERPRISES INC	AFC ENTERPRISES INC COM		79,838
AGL RES INC	AGL RES INC		150,660
ALLIANCE IMAGING INC DEL	ALLIANCE IMAGING INC DEL COM		86,390
ALLIED CAPITAL CORP	ALLIED CAPITAL CORP COM		98,235
AMERICAN CAP STRATEGIES LTD	AMERICAN CAP STRATEGIES LTD		34,544
AMERICAN EAGLE OUTFITTERS	AMERICAN EAGLE OUTFITTERS NEW		115,752
AMERICAN HOME MTG HLDGS INC	AMERICAN HOME MTG HLDGS INC		469,700
AMERICAN MTG ACCEP CO	AMERICAN MTG ACCEP CO SH BEN		207,123
AMERICAN PWR CONVERSION CORP	AMERICAN PWR CONVERSION CORP		(142,410)
AMERIPATH INC	AMERIPATH INC		49,450
AMSURG CORP	AMSURG CORP COM		112,794
ANALOGIC CORP	ANALOGIC CORP COM PAR $0.05		72,415
ANALYSTS INTL CORP	ANALYSTS INTL CORP		165,132
ANAREN INC	ANAREN INC		156,640
ANIXTER INTL INC	ANIXTER INTL INC COM		39,525
ANSYS INC	ANSYS INC COM		105,848
ANTEON INTL CORP	ANTEON INTL CORP		222,720
ANTEON INTL CORP	ANTEON INTL CORP		180,000
AOL TIME WARNER INC	AOL TIME WARNER INC		4,185
APOLLO GROUP INC	APOLLO GROUP INC CL A		(114,400)
APOLLO GRP INC UNIV PHOENIX	APOLLO GRP INC UNIV PHOENIX		247,296
APPLIED FILMS CORP	APPLIED FILMS CORP COM		117,941
APPLIED MATLS INC	APPLIED MATLS INC COM		(121,179)
APTARGROUP INC	APTARGROUP INC COM		134,332
ARGONAUT GROUP INC	ARGONAUT GROUP INC COM		40,268
ARROW INTL INC	ARROW INTL INC COM		122,010
ARTESIAN RES CORP	ARTESIAN RES CORP CL A		41,925
ARTISAN PONENTS INC	ARTISAN COMPONENTS INC		76,687
ASML HOLDING N.V.	ASML HOLDING N.V.		92,796
ASSOCIATED BANC CORP	ASSOCIATED BANC CORP COM		84,850
ASTRO MED INC NEW	ASTRO MED INC NEW		76,480
ASTROPOWER INC	ASTROPOWER INC CDT-COM		(105,468)
ATLANTIC COAST AIRLS HLDGS INC	ATLANTIC COAST AIRLS HLDGS INC		52,210
ATMI INC	ATMI INC COM		70,376
AUTODESK INC	AUTODESK INC COM		68,640
AUTOMATIC DATA PROCESSING INC	AUTOMATIC DATA PROCESSING INC		(117,750)
AVID TECHNOLOGY INC	AVID TECHNOLOGY INC COM		67,014
AVOCENT CORP	AVOCENT CORP COM		(97,768)
AXCAN PHARMA INC	AXCAN PHARMA INC COM		84,979
BANCORPSOUTH INC	BANCORPSOUTH INC		87,390
BANDAG INC	BANDAG INC		32,066
BANK OF AMERICA CORP	BANK OF AMERICA CORP		3,525
BANKATLANTIC BANCORP INC	BANKATLANTIC BANCORP INC CL A		118,711
BANKATLANTIC BANCORP INC	BANKATLANTIC BANCORP INC CL A		89,775
BANKUNITED FIN CORP	BANKUNITED FIN CORP CL A		155,231
BANTA CORP	BANTA CORP		93,810
BEBE STORES INC	BEBE STORES INC COM		68,340
BECKMAN COULTER INC	BECKMAN COULTER INC COM		138,744
BIOSITE INCORPORATED	BIOSITE INCORPORATED COM		81,648

Identity of Issuer	Description of Investment	Cost	Current Value
BJ SVCS CO	BJ SVCS CO COM		$100,161
BLUE RHINO CORP	BLUE RHINO CORP COM		69,038
BOSTON ACOUSTICS INC	BOSTON ACOUSTICS INC		28,800
BOSTON PRIVATE FINL HLDGS INC	BOSTON PRIVATE FINL HLDGS INC		96,440
BRIGGS & STRATTON CORP	BRIGGS & STRATTON CORP		148,645
BROAD CORP	BROADCOM CORP CL A COM		(112,950)
BROOKLINE BANCORP INC	BROOKLINE BANCORP INC DEL		172,074
BROWN TOM INC	BROWN TOM INC NEW COM		87,850
BUSINESS OBJECTS SA	BUSINESS OBJECTS SA SPON ADR		45,000
C H ROBINSON WORLDWIDE INC	C H ROBINSON WORLDWIDE INC		(171,600)
CABLE DESIGN TECHNOLOGIES CORP	CABLE DESIGN TECHNOLOGIES CORP		71,980
CABOT MICROELECTRONICS CORP	CABOT MICROELECTRONICS CORP		56,640
CACI INTL INC	CACI INTL INC CL A		103,356
CACI INTL INC	CACI INTL INC CL A		177,060
CAL DIVE INTL INC	CAL DIVE INTL INC COM		267,900
CALIFORNIA PIZZA KITCHEN INC	CALIFORNIA PIZZA KITCHEN INC		95,760
CALLAWAY GOLF CO	CALLAWAY GOLF CO COM		38,425
CARAUSTAR INDS INC	CARAUSTAR INDS INC		81,528
CARAUSTAR INDS INC	CARAUSTAR INDS INC		305,256
CAREER ED CORP	CAREER ED CORP COM		336,000
CASELLA WASTE SYSTEMS INC	CASELLA WASTE SYSTEMS INC		60,897
CASEYS GEN STORES INC	CASEYS GEN STORES INC		184,371
CEC ENTMT INC	CEC ENTMT INC COM		73,680
CERES GROUP INC	CERES GROUP INC COM		57,408
CERNER CORP	CERNER CORP		87,528
CHARLOTTE RUSSE HLDG INC	CHARLOTTE RUSSE HLDG INC		71,087
CHATTEM INC	CHATTEM INC COM		232,626
CHECKERS DRIVE-IN RESTAURANT	CHECKERS DRIVE-IN RESTAURANT		51,082
CINTAS CORP	CINTAS CORP		(91,500)
CIRCOR INTL INC	CIRCOR INTL INC COM		74,969
CITIGROUP INC	CITIGROUP INC		6,270
CITIZENS BKG CORP MICH	CITIZENS BKG CORP MICH		27,258
CITIZENS SOUTH BKG CORP	CITIZENS SOUTH BKG CORP DEL		107,100
CLAYTON HOMES INC	CLAYTON HOMES INC COM		76,734
COASTAL BANCORP INC	COASTAL BANCORP INC		232,920
COCA COLA CO	COCA COLA CO		5,580
COGNEX CORP	COGNEX CORP COM		71,877
COGNOS INC	COGNOS INC COM		56,280
COHERENT INC	COHERENT INC COM		141,645
COHU INC	COHU INC		204,330
COLLINS INDS INC	COLLINS INDS INC		38,250
MERCIAL FED CORP	COMMERCIAL FED CORP COM		119,085
MONWEALTH INDS INC	COMMONWEALTH INDS INC DEL COM		198,070
MUNITY BK SYS INC	COMMUNITY BK SYS INC COM		84,645
MUNITY HEALTH SYS INC	COMMUNITY HEALTH SYS INC NEW		177,074
PUTER PROGRAMS & SYSTEMS	COMPUTER PROGRAMS & SYSTEMS		2,971
PUWARE CORP	COMPUWARE CORP		80,640
VERSE TECHNOLOGY INC	COMVERSE TECHNOLOGY INC		71,934
COORS ADOLPH CO	COORS ADOLPH CO CL B		79,870
CORINTHIAN COLLEGES INC	CORINTHIAN COLLEGES INC COM		121,152
CORN PRODS INTL INC	CORN PRODS INTL INC COM		72,312
CORPORATE EXECUTIVE BD CO	CORPORATE EXECUTIVE BD CO COM		118,104

Identity of Issuer	Description of Investment	Cost	Current Value
COSTAR GROUP INC	COSTAR GROUP INC COM		$219,555
COVANCE INC	COVANCE INC COM		152,458
COX RADIO INC	COX RADIO INC CL A		130,017
CPI CORP	CPI CORP		544,824
CRANE CO	CRANE CO		147,482
CUBIC CORP	CUBIC CORP COM		234,061
CV THERAPEUTICS INC	CV THERAPEUTICS INC COM		76,342
CYMER INC	CYMER INC COM		83,850
D & K HEALTHCARE RES INC	D & K HEALTHCARE RES INC COM		161,091
DATASTREAM SYS INC	DATASTREAM SYS INC COM		121,600
DAVITA INC	DAVITA INC COM		27,137
DEB SHOPS INC	DEB SHOPS INC		122,155
DELL PUTER CORP	DELL COMPUTER CORP		6,200
DITECH MUNICATIONS CORP	DITECH COMMUNICATIONS CORP COM		14,170
DIXIE GROUP INC	DIXIE GROUP INC CL A		326,992
DOVER DOWNS GAMING & ENTNT INC	DOVER DOWNS GAMING & ENTNT INC		87,264
DUPONT PHOTOMASKS INC	DUPONT PHOTOMASKS INC		62,775
DUPONT PHOTOMASKS INC	DUPONT PHOTOMASKS INC		(113,925)
EASTERN CO	EASTERN CO		243,542
EASTMAN KODAK CO	EASTMAN KODAK CO		9,240
ECHELON CORP	ECHELON CORP OC COM		(113,221)
ECLIPSYS CORP	ECLIPSYS CORP COM		71,155
EDO CORP	EDO CORP		293,538
ELECTRONICS FOR IMAGING INC	ELECTRONICS FOR IMAGING INC		137,861
ELECTRONICS FOR IMAGING INC	ELECTRONICS FOR IMAGING INC		(152,853)
EMBARCADERO TECHNOLOGIES INC	EMBARCADERO TECHNOLOGIES INC		33,432
EMC CORP MASS	EMC CORP MASS		(82,890)
EMPIRE DIST ELEC CO	EMPIRE DIST ELEC CO		184,457
EMULEX CORP	EMULEX CORP NEW		191,065
ENGINEERED SUPPORT SYS INC	ENGINEERED SUPPORT SYS INC		95,683
ENSCO INTL INC	ENSCO INTL INC COM		64,790
ENTER MUNICATIONS CORP	ENTERCOM COMMUNICATIONS CORP		150,144
EOG RES INC	EOG RES INC COM		99,800
ESCO TECHNOLOGIES INC	ESCO TECHNOLOGIES INC COM		189,403
EVERGREEN RES INC	EVERGREEN RES INC NO PAR		354,539
EXACT SCIENCES CORP	EXACT SCIENCES CORP COM		105,159
EXACT SCIENCES CORP	EXACT SCIENCES CORP COM		101,802
EXACTECH INC	EXACTECH INC		27,605
EXAR CORP	EXAR CORP COM		63,240
EXULT INC	EXULT INC DEL COM		(107,484)
FACTSET RESH SYS INC	FACTSET RESH SYS INC		(104,599)
FAIR ISSAC & CO INC	FAIR ISSAC & CO INC		55,510
FAIRCHILD SEMICONDUCTOR INTL	FAIRCHILD SEMICONDUCTOR INTL		(101,745)
FALCON PRODS INC	FALCON PRODS INC		135,675
FARGO ELECTRONICS INC	FARGO ELECTRONICS INC COM		65,836
FINISH LINE INC	FINISH LINE INC CL A		124,490
FIRSTFED FINL CORP	FIRSTFED FINL CORP DEL COM		103,554
FIRSTMERIT CORP	FIRSTMERIT CORP		86,640
FLEETWOOD ENTERPRISES INC	FLEETWOOD ENTERPRISES INC COM		170,345
FLEXTRONICS INTERNATIONAL LTD	FLEXTRONICS INTERNATIONAL LTD		101,556
FMC CORP	FMC CORP NEW COM		131,136
FOOT LOCKER INC	FOOT LOCKER INC COM		109,200

Identity of Issuer	Description of Investment	Cost	Current Value
FOUNDRY NETWORKS INC	FOUNDRY NETWORKS INC COM		$75,328
FREQUENCY ELECTRS INC	FREQUENCY ELECTRS INC		424,545
FRIEDMAN BILLINGS RAMSEY GROUP	FRIEDMAN BILLINGS RAMSEY GROUP		103,896
FRONTIER OIL CORP	FRONTIER OIL CORP COM		284,130
FTI CONSULTING INC	FTI CONSULTING INC COM		405,595
FTI CONSULTING INC	FTI CONSULTING INC COM		104,390
G & K SVCS INC	G & K SVCS INC CL A		28,321
GAP INC	GAP INC COM		136,576
GEN PROBE INC	GEN PROBE INC NEW		195,152
GENERAL ELEC CO	GENERAL ELEC CO		6,800
GENESIS MICROCHIP INC	GENESIS MICROCHIP INC		(114,840)
GENESSE & WYO INC	GENESSE & WYO INC CL A		124,542
GEORGIA GULF CORP	GEORGIA GULF CORP COM PAR		23,140
GETTY IMAGES INC	GETTY IMAGES INC COM		(125,255)
GETTY RLTY CORP	GETTY RLTY CORP NEW		144,323
GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC		9,000
GOODYEAR TIRE & RUBR CO	GOODYEAR TIRE & RUBR CO COM		(160,716)
GRIFFON CORP	GRIFFON CORP COM		126,666
GTECH HLDGS CORP	GTECH HLDGS CORP COM		36,218
GTSI CORP	GTSI CORP COM		51,648
HANCOCK FABRIC INC	HANCOCK FABRIC INC		65,270
HANGER ORTHOPEDIC GROUP INC	HANGER ORTHOPEDIC GROUP INC		147,938
HARBOR FLA BANCSHARES INC	HARBOR FLA BANCSHARES INC		(74,316)
HARDINGE INC	HARDINGE INC		84,975
HARLEY DAVIDSON INC	HARLEY DAVIDSON INC COM		(101,640)
HARRIS CORP	HARRIS CORP DEL COM		189,360
HASBRO INC	HASBRO INC COM		54,285
HCC INS HLDGS INC	HCC INS HLDGS INC COM		125,460
HEADWATERS INC	HEADWATERS INC COM		202,468
HELIX TECHNOLOGY CORP	HELIX TECHNOLOGY CORP		548,106
HERITAGE PPTY INVT TR INC	HERITAGE PPTY INVT TR INC		82,251
HERLEY INDS INC	HERLEY INDS INC DEL		81,295
HEWLETT PACKARD CO	HEWLETT PACKARD CO		8,820
HIBERNIA CORP	HIBERNIA CORP CL A COM		86,670
HORACE MANN EDUCATORS CORP	HORACE MANN EDUCATORS CORP NEW		78,183
HOT TOPIC INC	HOT TOPIC INC		164,736
HYDRIL CO	HYDRIL CO COM		70,710
HYPERION SOLUTIONS CORP	HYPERION SOLUTIONS CORP		48,773
IBM CORP	IBM CORP		8,360
ICON PUB LTD CO	ICON PUB LTD CO SPONSORED ADR		196,174
ICU MED INC	ICU MED INC		218,242
IDACORP INC	IDACORP INC COM		171,327
IDX SYS CORP	IDX SYS CORP COM		(95,368)
IMPAC MED SYS INC	IMPAC MED SYS INC		69,265
INDEPENDENT BK CORP	INDEPENDENT BK CORP MICH		94,744
INFINEON TECHNOLOGIES AG	INFINEON TECHNOLOGIES AG SPONS		(84,842)
INGLES MKTS INC	INGLES MKTS INC CL A		35,307
INSIGNIA SYS INC	INSIGNIA SYS INC		79,536
INSITUFORM TECHNOLOGIES INC	INSITUFORM TECHNOLOGIES INC		242,110
INTEL CORP	INTEL CORP		(85,635)
INTERACTIVE DATA CORP	INTERACTIVE DATA CORP COM		158,125
INTERFACE INC	INTERFACE INC CL A		5,219

Identity of Issuer	Description of Investment	Cost	Current Value
INTERMET CORP	INTERMET CORP		$179,760
INTERNATIONAL ALUM CORP	INTERNATIONAL ALUM CORP		107,198
INTERNATIONAL MULTIFOODS CORP	INTERNATIONAL MULTIFOODS CORP		48,737
INTERNATIONAL RECTIFIER CORP	INTERNATIONAL RECTIFIER CORP		(138,450)
INTERSIL CORP	INTERSIL CORP CL A		405,654
INTERSTATE BAKERIES CORP	INTERSTATE BAKERIES CORP DEL		59,475
INVERESK RESH GROUP INC	INVERESK RESH GROUP INC		192,709
INVITROGEN CORP	INVITROGEN CORP COM		168,966
IONICS INC	IONICS INC		61,560
ISHARES	ISHARES TR RUSSELL 2000 VALUE		267,600
ISHARES	ISHARES TR S&P SMALL CAP 600/		276,450
ITRON INC	ITRON INC		94,316
ITT EDL SVCS INC	ITT EDL SVCS INC COM		129,525
JACK IN THE BOX INC	JACK IN THE BOX INC COM		191,919
JAKKS PAC INC	JAKKS PAC INC		80,820
JARDEN CORP	JARDEN CORP		144,652
JO-ANN STORES INC	JO-ANN STORES INC CL A		94,866
JOHNSON & JOHNSON	JOHNSON & JOHNSON		5,670
JOS A BANK CLOTHIERS INC	JOS A BANK CLOTHIERS INC		104,255
JOY GLOBAL INC	JOY GLOBAL INC		59,115
KADANT INC	KADANT INC COM		102,000
KAYDON CORP	KAYDON CORP		42,420
KELLWOOD CO	KELLWOOD CO		26,000
KELLY SVCS INC	KELLY SVCS INC CL A		66,717
KEY ENERGY SERVICES INC	KEY ENERGY SERVICES INC COM		108,537
KEY ENERGY SERVICES INC	KEY ENERGY SERVICES INC COM		154,795
KINDRED HEALTHCARE INC	KINDRED HEALTHCARE INC COM		49,008
KLAMATH FIRST BANCORP INC	KLAMATH FIRST BANCORP INC COM		240,900
KOHLS CORP	KOHLS CORP COM		(139,875)
KOS PHARMECEUTICALS INC	KOS PHARMECEUTICALS INC COM		127,490
KROLL INC	KROLL INC COM		134,514
LABONE INC	LABONE INC NEW COM		115,003
LANCE INC	LANCE INC		114,838
LEARNING TREE INTL INC	LEARNING TREE INTL INC		(58,910)
LIBBEY INC	LIBBEY INC COM		109,746
LIBERTY CORP	LIBERTY CORP COM		210,568
LINENS N THINGS INC	LINENS N THINGS INC COM		74,580
LITTELFUSE INC	LITTELFUSE INC COM		94,416
LSI INDS INC	LSI INDS INC OHIO COM		192,515
LUFKIN INDS INC	LUFKIN INDS INC COM		96,145
MARTIN MARIETTA MATLS INC	MARTIN MARIETTA MATLS INC COM		141,036
MATTSON TECHNOLOGY INC	MATTSON TECHNOLOGY INC COM		50,050
MCSI INC	MCSI INC COM		266,475
MEDALLION FINANICAL CORP	MEDALLION FINANICAL CORP		45,630
MEDICAL STAFFING NETWORK HLDGS	MEDICAL STAFFING NETWORK HLDGS		139,200
MEDICIS PHARMACEUTICAL CORP	MEDICIS PHARMACEUTICAL CORP		293,053
MEDQUIST INC	MEDQUIST INC COM		79,014
MENS WEARHOUSE INC	MENS WEARHOUSE INC COM		54,880
MERCANTILE BANKSHARES CORP	MERCANTILE BANKSHARES CORP		69,462
MERCK & CO INC	MERCK & CO INC		8,840
MERCURY INTERACTIVE CORP	MERCURY INTERACTIVE CORP		74,125
MERIDIAN BIOSCIENCE INC	MERIDIAN BIOSCIENCE INC COM		125,216

Identity of Issuer	Description of Investment	Cost	Current Value
MERIT MED SYS INC	MERIT MED SYS INC COM		$105,337
MERIX CORP	MERIX CORP		63,840
MESA AIR GROUP INC	MESA AIR GROUP INC		76,536
MET PRO CORP	MET PRO CORP		302,632
METHODE ELECTRS INC	METHODE ELECTRS INC CL A COM		35,104
METTLER-TOLEDO INTL INC	METTLER-TOLEDO INTL INC		38,472
MICROCHIP TECHNOLOGY INC	MICROCHIP TECHNOLOGY INC COM		210,270
MICROFINANCIAL INC	MICROFINANCIAL INC COM		7,844
MICROSOFT CORP	MICROSOFT CORP		9,620
MID ATLANTIC MED SVCS INC	MID ATLANTIC MED SVCS INC COM		152,280
MINERALS TECHNOLOGIES INC	MINERALS TECHNOLOGIES INC COM		34,520
MISONIX INC	MISONIX INC COM		281,820
MKS INSTRS INC	MKS INSTRS INC		75,578
MOCON INC	MOCON INC COM		151,705
MOLEX INC	MOLEX INC COM		(152,064)
MOODYS CORP	MOODYS CORP COM		(53,677)
MOOG INC CL A	MOOG INC CL A		99,607
MOSSIMO INC	MOSSIMO INC		91,080
MTC TECHNOLOGIES INC	MTC TECHNOLOGIES INC		95,128
NAM TAI ELECTRS INC	NAM TAI ELECTRS INC COM PAR		166,749
NATCO GROUP INC	NATCO GROUP INC CL A		56,520
NATIONAL SEMICONDUCTOR CORP	NATIONAL SEMICONDUCTOR CORP		(72,048)
NEOWARE SYS INC	NEOWARE SYS INC COM		91,398
NETWORK APPLIANCE INC	NETWORK APPLIANCE INC COM		56,000
NETWORKS ASSOCIATES INC	NETWORKS ASSOCIATES INC		289,620
NEWFIELD EXPL CO	NEWFIELD EXPL CO COM		97,335
NN INC	NN INC COM		736,263
NORTHWEST NAT GAS CO	NORTHWEST NAT GAS CO COM		36,775
NOVELL INC	NOVELL INC		44,422
NYMAGIC INC	NYMAGIC INC		258,685
OCEAN ENERGY INC	OCEAN ENERGY INC TEX COM		109,835
OCEANEERING INTL INC	OCEANEERING INTL INC COM		179,810
OLIN CORP	OLIN CORP COM PAR $1.00		68,420
ON ASSIGNMENT INC	ON ASSIGNMENT INC COM		76,680
ONE LIBERTY PPTYS INC	ONE LIBERTY PPTYS INC		228,268
ORACLE CORPORATION	ORACLE CORPORATION COM		86,400
ORTHOFIX INTERNATIONAL	ORTHOFIX INTERNATIONAL N V		78,540
OSHKOSH TRUCK CORP	OSHKOSH TRUCK CORP CL B		288,743
OSI SYSTEMS INC	OSI SYSTEMS INC COM		123,954
OWENS & MINOR INC	OWENS & MINOR INC NEW		203,608
O2MICRO INTERNATIONAL LTD	O2MICRO INTERNATIONAL LTD SHS		(103,339)
PAIN THERAPEUTICS INC	PAIN THERAPEUTICS INC COM		19,359
PANERA BREAD CO	PANERA BREAD CO CL A COM		132,278
PAPA JOHNS INTL INC	PAPA JOHNS INTL INC COM		58,548
PARAMETRIC TECHNOLOGY CORP	PARAMETRIC TECHNOLOGY CORP COM		251,244
PARK ELECTROCHEMICAL CORP	PARK ELECTROCHEMICAL CORP COM		228,480
PARTNERS TR FINL GROUP	PARTNERS TR FINL GROUP COM		186,992
PATINA OIL & GAS CORP	PATINA OIL & GAS CORP		343,118
PATTERSON UTI ENERGY INC	PATTERSON UTI ENERGY INC COM		54,306
PENN NATL GAMING INC	PENN NATL GAMING INC COM		199,202
PENTAIR INC	PENTAIR INC COM		58,735
PERI SEMICONDUCTOR CORP	PERICOM SEMICONDUCTOR CORP		88,917

Identity of Issuer	Description of Investment	Cost	Current Value
PFF BANCORP INC	PFF BANCORP INC COM		$110,906
PHOENIX COS INC NEW	PHOENIX COS INC NEW COM		103,360
PHOTON DYNAMICS INC	PHOTON DYNAMICS INC COM		61,560
PHOTRONICS INC	PHOTRONICS INC COM		212,350
PINNACLE ENTMT INC	PINNACLE ENTMT INC COM		57,796
PINNACLE SYS INC	PINNACLE SYS INC COM		140,183
PLAN VISTA CORP	PLAN VISTA CORP COM		83,520
PLATINUM UNDERWRITERS HLDGS	PLATINUM UNDERWRITERS HLDGS		144,925
PLEXUS CORP	PLEXUS CORP		(71,996)
PMI GROUP INC	PMI GROUP INC		159,212
POLY INC	POLYCOM INC		86,632
POMEROY PUTER RES INC	POMEROY COMPUTER RES INC COM		37,978
POPE & TALBOT INC	POPE & TALBOT INC		302,312
POWER INTEGRATIONS INC	POWER INTEGRATIONS INC		66,300
POWERWAVE TECHNOLOGIES INC	POWERWAVE TECHNOLOGIES INC COM		52,380
PREMCOR INC	PREMCOR INC		28,899
PROASSURANCE CORPORATION	PROASSURANCE CORPORATION COM		149,100
PROCTER & GAMBLE CO	PROCTER & GAMBLE CO		3,245
PSYCHMEDICS CORP	PSYCHMEDICS CORP		173,072
PXRE GROUP LTD	PXRE GROUP LTD		700,700
QLOGIC CORP	QLOGIC CORP COM		(100,079)
QUAKER CHEM CORP	QUAKER CHEM CORP COM		120,640
QUANEX CORP	QUANEX CORP		163,480
R & G FINANCIAL	R & G FINANCIAL		249,217
RADIO ONE INC	RADIO ONE INC CL D NON VTG		174,603
RADIO SHACK CORP	RADIO SHACK CORP COM		(95,574)
RARE HOSPITALITY INTL INC	RARE HOSPITALITY INTL INC COM		121,694
RATIONAL SOFTWARE CORP	RATIONAL SOFTWARE CORP NEW COM		72,730
RAYONIER INC	RAYONIER INC COM		135,750
RAYOVAC CORP	RAYOVAC CORP COM		119,970
REEBOK INTL LTD	REEBOK INTL LTD COM		67,620
REGAL BELOIT CORP	REGAL BELOIT CORP		180,090
REGAL ENTMT GROUP	REGAL ENTMT GROUP CL A		92,106
REGENERATION TECH INC	REGENERATION TECH INC DEL COM		33,899
RESEARCH IN MOTION LTD	RESEARCH IN MOTION LTD COM		(136,448)
RICHARDSON ELECTRS LTD	RICHARDSON ELECTRS LTD		448,588
RIGHT MGMT CONSULTANS INC	RIGHT MGMT CONSULTANS INC COM		72,941
ROADWAY CORPORATION	ROADWAY CORPORATION		132,884
ROBBINS & MYERS INC	ROBBINS & MYERS INC COM		150,880
ROBBINS & MYERS INC	ROBBINS & MYERS INC COM		41,382
ROBERT HALF INTL INC	ROBERT HALF INTL INC COM		(107,937)
ROSLYN BANCORP INC	ROSLYN BANCORP INC COM		(135,225)
ROSS STORES INC	ROSS STORES INC COM		(194,994)
ROXIO INC	ROXIO INC COM		38,160
RUSS BERRIE & CO INC	RUSS BERRIE & CO INC COM		47,292
SAFENET INC	SAFENET INC COM		68,445
SAFETY INS GROUP INC	SAFETY INS GROUP INC		42,349
SANMINA-SCI CORP	SANMINA-SCI CORP		58,819
SCANSOURCE INC	SCANSOURCE INC COM		94,656
SCHOLASTIC CORP	SCHOLASTIC CORP COM		147,395
SCIENTIFIC ATLANTA INC	SCIENTIFIC ATLANTA INC		(141,134)
SCOTTISH ANNUITY & LIFE HLDGS	SCOTTISH ANNUITY & LIFE HLDGS		167,520

Identity of Issuer	Description of Investment	Cost	Current Value
SCP POOL CORP	SCP POOL CORP		$(128,480)
SCP POOL CORP	SCP POOL CORP		128,480
SCS TRANSN INC	SCS TRANSN INC		10,901
SEACOAST FINL SVCS CORP	SEACOAST FINL SVCS CORP COM		93,952
SEARS ROEBUCK & CO	SEARS ROEBUCK & CO COM		(74,245)
SEMTECH CORP	SEMTECH CORP		217,308
SENIOR HSG PPTYS TR SH BEN INT	SENIOR HSG PPTYS TR SH BEN INT		138,991
SIEBEL SYS INC	SIEBEL SYS INC		(65,076)
SIERRA HEALTH SVCS INC	SIERRA HEALTH SVCS INC COM		182,192
SIERRA PAC RES	SIERRA PAC RES NEW COM		91,000
SIGMA ALDRICH CORP	SIGMA ALDRICH CORP		(165,580)
SILGAN HLDGS INC	SILGAN HLDGS INC COM		46,152
SKILLSOFT PUB LTD CO	SKILLSOFT PUB LTD CO SPON ADR		124,229
SKY FINL GROUP INC	SKY FINL GROUP INC COM		99,550
SKYWEST INC	SKYWEST INC COM		171,217
SMITH INTL INC	SMITH INTL INC COM		55,454
SOUTHWEST AIRLS CO	SOUTHWEST AIRLS CO COM		(87,570)
SPAN AMER MED SYS INC	SPAN AMER MED SYS INC		193,920
SPINNAKER EXPL CO	SPINNAKER EXPL CO COM		55,125
SRA INTERNATIONAL INC	SRA INTERNATIONAL INC CL A		105,651
SRI/SURGICAL EXPRESS INC	SRI/SURGICAL EXPRESS INC COM		12,480
STATE STREET CORP	STATE STREET CORP		(97,500)
STEINER LEISURE LTD	STEINER LEISURE LTD		128,248
STERLING BANCSHARES INC	STERLING BANCSHARES INC		112,485
STMICROELECTRONICS N V	STMICROELECTRONICS N V SHS N Y		(101,452)
SUN HYDRAULICS CORP	SUN HYDRAULICS CORP COM		104,000
SWIFT ENERGY CO	SWIFT ENERGY CO COM		148,918
SYBASE INC	SYBASE INC COM		188,940
SYBRON DENTAL SPECIALTIES INC	SYBRON DENTAL SPECIALTIES INC		233,145
SYMANTEC CORP	SYMANTEC CORP COM		(133,683)
TASTY BAKING CO	TASTY BAKING CO		26,100
TECHNE CORP	TECHNE CORP COM		(134,270)
TECUMSEH PRODS CO	TECUMSEH PRODS CO CL A		39,717
TELLABS INC	TELLABS INC COM		(153,397)
TENNANT CO	TENNANT CO		215,160
TETRA TECHNOLOGIES INC	TETRA TECHNOLOGIES INC DEL COM		68,448
TEXAS INSTRS INC	TEXAS INSTRS INC COM		(109,573)
THQ INC	THQ INC		96,725
TIER TECHNOLOGIES INC	TIER TECHNOLOGIES INC CL B		91,200
TIERONE CORP	TIERONE CORP		131,892
TIMBERLINE SOFTWARE CORP	TIMBERLINE SOFTWARE CORP		103,488
TOWER AUTOMOTIVE INC	TOWER AUTOMOTIVE INC		(59,850)
TRACTOR SUPPLY CO	TRACTOR SUPPLY CO		483,536
TRANSTECHNOLOGY CORP	TRANSTECHNOLOGY CORP COM		748,272
TSAKOS ENERGY NAVIGATOIN LTD	TSAKOS ENERGY NAVIGATOIN LTD		324,660
U S FREIGHTWAYS CORP	U S FREIGHTWAYS CORP COM		83,375
ULTI INC.	ULTICOM INC.COM		106,358
UNITED GUARDIAN INC	UNITED GUARDIAN INC		31,500
UNITED ONLINE INC	UNITED ONLINE INC COM		145,701
UNITED PARCEL SVC INC	UNITED PARCEL SVC INC CL B		1,520
V F CORP	V F CORP COM		(212,695)
VALASSIS MUNICATIONS INC	VALASSIS COMMUNICATIONS INC		67,689

Identity of Issuer	Description of Investment	Cost	Current Value
VERITY INC	VERITY INC COM		$76,463
VERIZON MUNICATIONS	VERIZON COMMUNICATIONS		5,200
VERSITY LTD SHS	VERSITY LTD SHS		73,190
VIRAGE LOGIC CORP	VIRAGE LOGIC CORP		80,240
VISTEON CORP	VISTEON CORP COM		27,144
WASHINGTON FEDERAL INC	WASHINGTON FEDERAL INC		126,735
WAUSU-MOSINEE PAPER CORP	WAUSU-MOSINEE PAPER CORP COM		162,690
WCI CMNTYS INC	WCI CMNTYS INC		30,600
WEBSENSE INC	WEBSENSE INC COM		115,349
WELLS FINL CORP	WELLS FINL CORP		246,018
WESTPORT RESOURCES CORP	WESTPORT RESOURCES CORP COM		187,200
WESTWOOD ONE INC	WESTWOOD ONE INC COM		183,064
WGL HLDGS INC	WGL HLDGS INC COM		126,776
WH ENERGY SVCS INC	WH ENERGY SVCS INC COM		142,982
WILSON GREATBATCH TECHNOLOGIES	WILSON GREATBATCH TECHNOLOGIES		140,160
WISCONSIN ENERGY CORP	WISCONSIN ENERGY CORP COM		128,520
WOLVERINE WORLD WIDE INC	WOLVERINE WORLD WIDE INC COM		89,149
WOODHEAD DANIEL INC	WOODHEAD DANIEL INC		247,470
ZORAN CORP	ZORAN CORP		(99,897)
3M CO	3M CO		6,720
TC PIPELNS	TC PIPELNS LP UT COM LP INT		94,301
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		502,979
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		618,737
AMB PPTYS CORP	AMB PPTYS CORP COM		95,760
AMB PPTYS CORP	AMB PPTYS CORP COM		1,419,984
AMLI RESIDENTIAL	AMLI RESIDENTIAL PPTYS TR SH		(223,440)
APARTMENT INVT & MGMT CO	APARTMENT INVT & MGMT CO CL A		412,280
APARTMENT INVT & MGMT CO	APARTMENT INVT & MGMT CO CL A		644,656
APARTMENT INVT & MGMT CO	APARTMENT INVT & MGMT CO CL A		539,712
APARTMENT INVT & MGMT CO	APARTMENT INVT & MGMT CO CL A		127,432
ARCHSTONE SMITH TR	ARCHSTONE SMITH TR COM		539,066
ARCHSTONE SMITH TR	ARCHSTONE SMITH TR COM		1,214,664
ARDEN RLTY GROUP INC	ARDEN RLTY GROUP INC COM		611,340
ARDEN RLTY GROUP INC	ARDEN RLTY GROUP INC COM		511,665
ARDEN RLTY GROUP INC	ARDEN RLTY GROUP INC COM		509,450
ARDEN RLTY GROUP INC	ARDEN RLTY GROUP INC COM		296,810
AVALONBAY CMNTYS INC	AVALONBAY CMNTYS INC COM		254,410
AVALONBAY CMNTYS INC	AVALONBAY CMNTYS INC COM		641,896
BOSTON PPTYS INC	BOSTON PPTYS INC COM		556,586
BOSTON PPTYS INC	BOSTON PPTYS INC COM		516,040
BOSTON PPTYS INC	BOSTON PPTYS INC COM		405,460
BRE PPTYS INC CL A	BRE PPTYS INC CL A		355,680
BROOKFIELD PPTYS CORP	BROOKFIELD PPTYS CORP COM		315,120
CAMDEN PPTY TR SHS BEN INT	CAMDEN PPTY TR SHS BEN INT		141,900
CAMDEN PPTY TR SHS BEN INT	CAMDEN PPTY TR SHS BEN INT		396,000
CAMDEN PPTY TR SHS BEN INT	CAMDEN PPTY TR SHS BEN INT		313,500
CARRAMERICA RLTY CORP	CARRAMERICA RLTY CORP COM		323,145
CATELLUS DEV CORP	CATELLUS DEV CORP COM		154,830
CATELLUS DEV CORP	CATELLUS DEV CORP COM		397,000
CATELLUS DEV CORP	CATELLUS DEV CORP COM		(416,850)
CATELLUS DEV CORP	CATELLUS DEV CORP COM		895,235
CBL & ASSOC PPTYS INC	CBL & ASSOC PPTYS INC COM		520,650

Identity of Issuer	Description of Investment	Cost	Current Value
CENDANT CORP	CENDANT CORP COM		$328,024
CENTERPOINT PPTYS TR	CENTERPOINT PPTYS TR COM		177,165
CHELSEA PPTY GROUP INC	CHELSEA PPTY GROUP INC COM		426,368
CHELSEA PPTY GROUP INC	CHELSEA PPTY GROUP INC COM		343,093
CHELSEA PPTY GROUP INC	CHELSEA PPTY GROUP INC COM		2,378,334
CORPORATE OFFICE PPTYS TR	CORPORATE OFFICE PPTYS TR COM		(92,598)
COUSINS PPTYS INC	COUSINS PPTYS INC COM		(419,900)
CRESCENT REAL ESTATE EQUITIES	CRESCENT REAL ESTATE EQUITIES		(416,000)
DEVELOPERS DIVERSIFIED RLTY	DEVELOPERS DIVERSIFIED RLTY		406,815
DEVELOPERS DIVERSIFIED RLTY	DEVELOPERS DIVERSIFIED RLTY		303,462
DUKE REALTY CORPORATION	DUKE REALTY CORPORATION		(470,825)
EQUITY OFFICE PPTYS	EQUITY OFFICE PPTYS TR COM		1,031,674
EQUITY OFFICE PPTYS	EQUITY OFFICE PPTYS TR COM		(399,680)
EQUITY RESIDENTIAL	EQUITY RESIDENTIAL SH		(208,930)
EQUITY RESIDENTIAL	EQUITY RESIDENTIAL SH		626,790
EQUITY RESIDENTIAL	EQUITY RESIDENTIAL SH		1,069,230
ESSEX PPTY	ESSEX PPTY TR		116,955
GABLES RESIDENTIAL	GABLES RESIDENTIAL TR SHS BEN		49,860
GENERAL GROWTH PPTYS INC	GENERAL GROWTH PPTYS INC		618,800
GENERAL GROWTH PPTYS INC	GENERAL GROWTH PPTYS INC		410,800
GENERAL GROWTH PPTYS INC	GENERAL GROWTH PPTYS INC		785,200
GLIMCHER RLTY TR SHS BEN INT	GLIMCHER RLTY TR SHS BEN INT		(19,525)
HEALTH CARE REIT INC	HEALTH CARE REIT INC COM		459,850
HEALTHCARE REALTY TRUST INC	HEALTHCARE REALTY TRUST INC		400,725
HERITAGE PPTY INVT TR INC	HERITAGE PPTY INVT TR INC		399,520
HIGHWOODS PPTYS INC	HIGHWOODS PPTYS INC COM		64,090
HILTON HOTELS CORP	HILTON HOTELS CORP COM		198,276
HOME PPTYS N Y INC	HOME PPTYS N Y INC COM		48,230
HOME PPTYS N Y INC	HOME PPTYS N Y INC COM		516,750
HOSPITALITY PPTYS	HOSPITALITY PPTYS TR COM SHS		475,200
HOST MARRIOTT CORP	HOST MARRIOTT CORP NEW COM		460,200
HOST MARRIOTT CORP	HOST MARRIOTT CORP NEW COM		479,670
ISTAR FINL INC	ISTAR FINL INC		133,238
ISTAR FINL INC	ISTAR FINL INC		617,100
KEYSTONE PPTY TR CORP	KEYSTONE PPTY TR CORP COM		509,100
KIMCO RLTY CORP	KIMCO RLTY CORP COM		144,008
KIMCO RLTY CORP	KIMCO RLTY CORP COM		677,144
KIMCO RLTY CORP	KIMCO RLTY CORP COM		(407,512)
LIBERTY PPTY TR SHS BEN INT	LIBERTY PPTY TR SHS BEN INT		325,788
LIBERTY PPTY TR SHS BEN INT	LIBERTY PPTY TR SHS BEN INT		201,222
LIBERTY PPTY TR SHS BEN INT	LIBERTY PPTY TR SHS BEN INT		511,040
MACERICH CO	MACERICH CO COM		553,500
MACERICH CO	MACERICH CO COM		276,750
MACERICH CO	MACERICH CO COM		1,872,675
MACK CALI RLTY CORP	MACK CALI RLTY CORP COM		545,400
MACK CALI RLTY CORP	MACK CALI RLTY CORP COM		296,940
MFA MTG INVTS INC	MFA MTG INVTS INC		181,440
MID AMER APT CMNTYS INC	MID AMER APT CMNTYS INC COM		(185,820)
PAN PAC RETAIL PPTYS INC	PAN PAC RETAIL PPTYS INC COM		(200,915)
PAN PAC RETAIL PPTYS INC	PAN PAC RETAIL PPTYS INC COM		200,915
PRENTISS PPTYS TR SH BEN INT	PRENTISS PPTYS TR SH BEN INT		509,040
PRENTISS PPTYS TR SH BEN INT	PRENTISS PPTYS TR SH BEN INT		763,560

Identity of Issuer	Description of Investment	Cost	Current Value
PROLOGIS INT	PROLOGIS INT		$1,415,945
PROLOGIS INT	PROLOGIS INT		533,180
PROLOGIS INT	PROLOGIS INT		714,260
PUBLIC STORAGE INC	PUBLIC STORAGE INC COM		720,513
RECKSON ASSOC REALTY CORP	RECKSON ASSOC REALTY CORP COM		395,740
REGENCY CTRS CORP	REGENCY CTRS CORP COM		421,200
RFS HOTEL INVS INC	RFS HOTEL INVS INC COM		48,870
ROUSE CO	ROUSE CO COM		148,990
ROUSE CO	ROUSE CO COM		754,460
ROUSE CO	ROUSE CO COM		881,260
SIMON PPTY GROUP INC	SIMON PPTY GROUP INC NEW COM		1,853,408
SIMON PPTY GROUP INC	SIMON PPTY GROUP INC NEW COM		647,330
SIMON PPTY GROUP INC	SIMON PPTY GROUP INC NEW COM		810,866
SL GREEN REALTY CORP	SL GREEN REALTY CORP		202,240
SL GREEN REALTY CORP	SL GREEN REALTY CORP		758,400
STARWOOD HOTELS & RESORTS	STARWOOD HOTELS & RESORTS		299,124
SUN CMNTYS INC	SUN CMNTYS INC COM		376,671
TANGER FACTORY OUTLET CTR INC	TANGER FACTORY OUTLET CTR INC		372,000
TAUBMAN CENTERS INC	TAUBMAN CENTERS INC		149,316
TRIZEC PROPERTIES INC	TRIZEC PROPERTIES INC		22,536
UNITED DOMINION RLTY TR INC	UNITED DOMINION RLTY TR INC		315,748
UNITED DOMINION RLTY TR INC	UNITED DOMINION RLTY TR INC		523,520
UNITED DOMINION RLTY TR INC	UNITED DOMINION RLTY TR INC		1,264,628
VENTAS INC	VENTAS INC		493,495
VORNADO RLTY TR	VORNADO RLTY TR COM		1,986,480
VORNADO RLTY TR	VORNADO RLTY TR COM		319,920
WASHINGTON REAL ESTATE INVT TR	WASHINGTON REAL ESTATE INVT TR		(408,000)
WEINGARTEN RLTY	WEINGARTEN RLTY INVS SH BEN		(202,730)
AMDOCS LTD	AMDOCS LTD NT CONV		735,375
MERCURY INTERACTIVE	MERCURY INTERACTIVE CVT SUB NT		370,129
ACCENTURE LTD BERMUDA	ACCENTURE LTD BERMUDA CL A		915,691
ADVANCED FIBER MUNICATIONS	ADVANCED FIBER COMMUNICATIONS		(423,672)
ADVISORY BOARD CO	ADVISORY BOARD CO		254,150
AGERE SYS INC	AGERE SYS INC CL A		239,040
AGERE SYS INC	AGERE SYS INC CL B		89,180
ALCATEL ALSTHOM	ALCATEL ALSTHOM SPONSORED ADR		889,776
ALTERA CORP	ALTERA CORP COM		(397,026)
AOL TIME WARNER INC	AOL TIME WARNER INC COM		776,830
APPLIED MICRO CIRCUITS CORP	APPLIED MICRO CIRCUITS CORP CD		703,314
BROCADE MN SYS INC	BROCADE COMMN SYS INC COM		568,836
CENDANT CORP	CENDANT CORP COM		777,616
CINTAS CORP	CINTAS CORP		(352,275)
CISCO SYS INC	CISCO SYS INC COM		360,250
PUTER SCIENCES CORP	COMPUTER SCIENCES CORP COM		826,800
CONCORD EFS INC	CONCORD EFS INC COM		354,150
CONVERGYS CORP	CONVERGYS CORP COM		149,985
CORPORATE EXECUTIVE BD CO	CORPORATE EXECUTIVE BD CO COM		(210,672)
CSG SYS INTL INC	CSG SYS INTL INC		128,310
CYPRESS SEMICONDUCTOR CORP	CYPRESS SEMICONDUCTOR CORP		239,668
EDWARDS J D & CO	EDWARDS J D & CO COM		182,736
EMC CORP MASS	EMC CORP MASS		779,780
EMULEX CORP	EMULEX CORP NEW		541,660

Identity of Issuer	Description of Investment	Cost	Current Value
ERICSSON L M TEL CO	ERICSSON L M TEL CO ADR CL B		$(346,788)
FAIRCHILD SEMICONDUCTOR INTL	FAIRCHILD SEMICONDUCTOR INTL		254,898
FIRST DATA CORP	FIRST DATA CORP COM		1,094,169
FISERV INC	FISERV INC COM		(573,755)
F5 NETWORK INC	F5 NETWORK INC COM		(240,576)
GENESIS MICROCHIP INC	GENESIS MICROCHIP INC		234,900
HEWLETT PACKARD CO	HEWLETT PACKARD CO COM		667,839
IBM CORP	IBM CORP COM		674,250
INTEL CORP	INTEL CORP		548,064
INTERNATIONAL RECTIFIER CORP	INTERNATIONAL RECTIFIER CORP		468,884
INTERNET ARCHITECTURE HLDR TR	INTERNET ARCHITECTURE HLDR TR		(2,812,598)
INTERNET SEC SYS INC	INTERNET SEC SYS INC COM		(113,646)
MARVELL TECHNOLOGY GROUP LTD	MARVELL TECHNOLOGY GROUP LTD		71,668
MAXTOR CORP	MAXTOR CORP COM NEW		831,651
MCDATA CORP	MCDATA CORP CL A		366,360
MCDATA CORP	MCDATA CORP CL B		17,575
MERCURY INTERACTIVE CORP	MERCURY INTERACTIVE CORP		(358,765)
MICROSOFT CORP	MICROSOFT CORP COM		537,680
MOLEX INC	MOLEX INC COM		(334,080)
NOKIA CORP	NOKIA CORP SPON ADR COM		1,430,650
NORTEL NETWORKS CORP	NORTEL NETWORKS CORP NEW COM		681,352
ORACLE CORPORATION	ORACLE CORPORATION COM		(547,560)
PALM INC	PALM INC COM NEW		814,830
PAYCHEX INC	PAYCHEX INC COM		(301,320)
PEC SOLUTIONS INC	PEC SOLUTIONS INC COM		(299,000)
POWERWAVE TECHNOLOGIES INC	POWERWAVE TECHNOLOGIES INC COM		118,800
QLOGIC CORP	QLOGIC CORP COM		(648,788)
RED HAT INC	RED HAT INC COM		275,406
RESEARCH IN MOTION LTD	RESEARCH IN MOTION LTD COM		(359,488)
SABRE GROUP HLDGS INC CL A	SABRE GROUP HLDGS INC CL A		559,599
SECURE PUTING CORP	SECURE COMPUTING CORP		(241,657)
SEMICONDUCTOR HOLDERS TR DEP	SEMICONDUCTOR HOLDERS TR DEP		(970,170)
SKYWORKS SOLUTIONS INC	SKYWORKS SOLUTIONS INC		(369,798)
STMICROELECTRONICS N V SHS N Y	STMICROELECTRONICS N V SHS N Y		573,809
TAIWAN SEMICONDUCTOR MFG CO	TAIWAN SEMICONDUCTOR MFG CO		282,000
TEKELEC	TEKELEC COM		(374,110)
UT STAR INC	UT STARCOM INC COM		1,045,041
VERISIGN INC	VERISIGN INC COM		274,284
WEBSENSE INC	WEBSENSE INC COM		(497,711)
WESTERN DIGITAL CORP	WESTERN DIGITAL CORP DEL COM		540,594
XILINX INC	XILINX INC COM		(354,320)
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		221,673
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		515,656
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		655,840
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		3,154,060
SUN PHARMACEUTICAL INDS 6%	SUN PHARMACEUTICAL INDS 6%		—
ABBOTT LABS	ABBOTT LABS COM		(128,000)
ACCENTURE LTD	ACCENTURE LTD BERMUDA CL A		230,272
ACE LTD	ACE LTD CAYMAN IS ORD SHS ADR		99,756
ACS ACTIVADES DE CONSTRUCCION	ACS ACTIVADES DE CONSTRUCCION		102,668
ADIDAS-SALOMON	ADIDAS-SALOMON AG NPV		255,004
ADVANCED AUTO PTS INC	ADVANCED AUTO PTS INC		88,020

Identity of Issuer	Description of Investment	Cost	Current Value
AFFYMETRIX INC	AFFYMETRIX INC OC-CAP STK		$(68,670)
AGCO CORP	AGCO CORP COM		581,230
AIRNET SYS INC	AIRNET SYS INC COM		36,900
ALAMO GROUP INC	ALAMO GROUP INC		39,200
ALUMINUM CORP OF CHINA ‘H’	ALUMINUM CORP OF CHINA ‘H’		125,195
AMBAC FINANCIAL GROUP INC	AMBAC FINANCIAL GROUP INC		157,472
AMCOL INTERNATIONAL CORP	AMCOL INTERNATIONAL CORP		33,640
AMEC ORD 50P	AMEC ORD 50P		73,327
AMERICAN BUSINESS FINL SVCS	AMERICAN BUSINESS FINL SVCS		76,012
AMERICAN MED SEC GRP INC	AMERICAN MED SEC GRP INC COM		55,920
AMERICAN VANGUARD CORP	AMERICAN VANGUARD CORP		26,544
AMOREPACIFIC CORP CO KSWN5000	AMOREPACIFIC CORP CO KSWN5000		125,922
AMVESCAP ORD25P	AMVESCAP ORD25P		194,785
ANDERSONS INC	ANDERSONS INC COM		44,450
ANFI INC	ANFI INC		63,425
ANGLO IRISH BK CORP	ANGLO IRISH BK CORP ORDEUR0.32		190,125
ANHEUSER BUSCH COS INC	ANHEUSER BUSCH COS INC COM		(261,360)
ANNTAYLOR STORES CORP	ANNTAYLOR STORES CORP COM		149,066
ANTHEM INC	ANTHEM INC COM		383,690
APPLERA CORP-APPLIED BIOSYSTEM	APPLERA CORP-APPLIED BIOSYSTEM		(61,390)
ARAMARK CORP	ARAMARK CORP		460,600
ASIAN PAINTS INDIA	ASIAN PAINTS INDIA INR10 DEMAT		86,577
ASM INTL EUR0.04	ASM INTL EUR0.04		103,983
ASSOCIATED BRITISH FOODS ORD	ASSOCIATED BRITISH FOODS ORD		195,951
AT&T CORP	AT&T CORP		392,172
AUSTRALIAN & NEW ZEALAND BANK	AUSTRALIAN & NEW ZEALAND BANK		151,432
AUSTRALIAN GAS LIGHT CO	AUSTRALIAN GAS LIGHT CO ORD A$		136,507
AUTONOMY CORP	AUTONOMY CORP ORD GBP0.003333		78,910
AUTOZONE INC	AUTOZONE INC COM		(84,780)
AVOCENT CORP	AVOCENT CORP COM		(113,322)
BADGER METER INC	BADGER METER INC		25,680
BAKER MICHAEL CORP	BAKER MICHAEL CORP		128,115
BANCO BPI SA	BANCO BPI SA		99,810
BANK OF AMERICA CORP	BANK OF AMERICA CORP		153,054
BANK OF THE OZARKS INC	BANK OF THE OZARKS INC COM		35,160
BAY ST BANCORP INC	BAY ST BANCORP INC COM		85,800
BECTON DICKINSON & CO	BECTON DICKINSON & CO COM		(147,312)
BEIJING DATANG	BEIJING DATANG PWR GEN H CNY1		71,233
BERU AG NPV	BERU AG NPV		87,180
BEST BUY INC	BEST BUY INC COM		(48,300)
BIG LOTS INC	BIG LOTS INC COM		(92,610)
BILLABONG INTERNATIONAL NPV	BILLABONG INTERNATIONAL NPV		120,776
BIOSITE INCORPORATED	BIOSITE INCORPORATED COM		74,844
BK OF IRELAND ORD STK	BK OF IRELAND ORD STK EUR0.64		269,169
BLACK & DECKER CORP	BLACK & DECKER CORP COM		(162,982)
BLAIR CORP	BLAIR CORP		107,272
BML INC	BML INC JPY 50		101,036
BOMBARDIER INC	BOMBARDIER INC CLASS’B’SUBORD		199,535
BON TON STORES INC	BON TON STORES INC COM		22,678
BOOKS A MILLION	BOOKS A MILLION		31,236
BOWATER INC	BOWATER INC COM		633,445
BRASS EAGLE INC	BRASS EAGLE INC COM		3,512

Identity of Issuer	Description of Investment	Cost	Current Value
BRUNSWICK CORP	BRUNSWICK CORP COM		$(188,670)
BT GROUP	BT GROUP ORD GBP0.05		137,502
BUILDING MATLS HLDG CORP	BUILDING MATLS HLDG CORP		48,620
BURBERRY GROUP ORD	BURBERRY GROUP ORD GBP0.0005		249,621
BWAY CORP	BWAY CORP		83,076
BYD CO	BYD CO ‘H’ SHS CNY1		63,044
CADENCE DESIGN SYS INC	CADENCE DESIGN SYS INC COM		443,304
CADMUS MUNICATIONS CORP	CADMUS COMMUNICATIONS CORP COM		54,439
CANADIAN PACIFIC RAILWAYS	CANADIAN PACIFIC RAILWAYS COM		183,158
CAPITAL CROSSING BK	CAPITAL CROSSING BK COM		38,775
CAPITAL ONE FINL CORP	CAPITAL ONE FINL CORP		410,136
CAPITAL ONE FINL CORP	CAPITAL ONE FINL CORP		270,452
CARDINAL HEALTH INC	CARDINAL HEALTH INC COM		(94,704)
CAREER ED CORP	CAREER ED CORP COM		(260,000)
CARRIAGE SVCS INC	CARRIAGE SVCS INC COMMON		103,082
CASSA DI RISPARMIO	CASSA DI RISPARMIO EUR0.57		174,565
CELADON GROUP INC	CELADON GROUP INC		21,184
CELANESE AG	CELANESE AG NPV		80,965
CELLTECH GROUP	CELLTECH GROUP PLC ORD GBP0.50		103,906
CENDANT CORP	CENDANT CORP COM		520,856
CENTRAL GARDEN & PET CO	CENTRAL GARDEN & PET CO COM		111,060
CEPHALON INC	CEPHALON INC COM		403,944
CERIDIAN CORP	CERIDIAN CORP NEW COM		(111,034)
CHARTER ONE FINL INC	CHARTER ONE FINL INC		(178,126)
CHINA UNI	CHINA UNICOM HKD0.10		115,537
CHIRON CORP	CHIRON CORP COM		(451,200)
CHROMCRAFT REVINGTON INC	CHROMCRAFT REVINGTON INC		62,640
CHRONIMED INC	CHRONIMED INC		31,156
CHUBB CORP	CHUBB CORP COM		(104,400)
CHUGAI PHARMACEUTL	CHUGAI PHARMACEUTL Y50		164,734
CIMAREX ENERGY CO	CIMAREX ENERGY CO		352,630
CINERGY CORP	CINERGY CORP COM		542,892
CITIGROUP INC	CITIGROUP INC COM		464,508
CITIZENS MUNICATIONS CO	CITIZENS COMMUNICATIONS CO		581,305
CLEAR CHANNEL MUNICATIONS	CLEAR CHANNEL COMMUNICATIONS		305,778
CLP HLDGS	CLP HLDGS HKD5		173,138
CNF INC	CNF INC		39,888
CNS INC	CNS INC COM		81,360
COASTAL BANCORP INC	COASTAL BANCORP INC		71,170
COCA COLA CO	COCA COLA CO COM		(284,830)
COLGATE PALMOLIVE CO	COLGATE PALMOLIVE CO		(288,365)
COLGATE PALMOLIVE CO	COLGATE PALMOLIVE CO		(513,814)
BI CORP Y50	COMBI CORP Y50		100,708
CAST CORP	COMCAST CORP NEW CL A		253,896
CAST CORP	COMCAST CORP NEW CL A SPL		300,447
CAST CORP	COMCAST CORP NEW CL A SPL		140,058
FORT SYSTEMS USA INC	COMFORT SYSTEMS USA INC		117,250
MERCE BANCORP INC N J	COMMERCE BANCORP INC N J		(73,423)
MONWEALTH INDS INC DEL	COMMONWEALTH INDS INC DEL COM		33,467
PU SYS INC	COMPUCOM SYS INC COM		130,298
VERSE TECHNOLOGY INC	COMVERSE TECHNOLOGY INC		195,390
CONCERTO SOFTWARE INC	CONCERTO SOFTWARE INC		89,100

Identity of Issuer	Description of Investment	Cost	Current Value
CONSTELLATION BRANDS INC	CONSTELLATION BRANDS INC CL A		$(189,680)
CONTINENTAL AG	CONTINENTAL AG NPV		112,536
CORINTHIAN COLLEGES INC	CORINTHIAN COLLEGES INC COM		(109,794)
CORPORACION GEO SA	CORPORACION GEO SA DE SER B		65,090
CORPORACION MAPFRE SA	CORPORACION MAPFRE SA EUR0.5		277,547
CORPORATE EXECUTIVE BD CO	CORPORATE EXECUTIVE BD CO COM		(156,408)
COTT CORP STK NPV	COTT CORP COM STK NPV		126,595
COUNTRYWIDE FINANCIAL CORP	COUNTRYWIDE FINANCIAL CORP COM		289,240
COUNTRYWIDE FINANCIAL CORP	COUNTRYWIDE FINANCIAL CORP COM		537,160
COURIER CORP	COURIER CORP COM		22,324
COVANCE INC	COVANCE INC COM		186,884
CP SHIPS LIMITED	CP SHIPS LIMITED COM		118,267
CRANE CO	CRANE CO		(51,818)
CREDIT SUISSE GROUP	CREDIT SUISSE GROUP CHF1		225,645
CSK AUTO CORP	CSK AUTO CORP COM		112,497
CSS INDS INC	CSS INDS INC		102,610
CULP INC	CULP INC		78,200
D/S SVENDBORG	D/S SVENDBORG ‘B’ DNKR1000		111,890
DANAHER CORP	DANAHER CORP COM		(282,510)
DEL LABS INC	DEL LABS INC COM		115,140
DELL PUTER CORP	DELL COMPUTER CORP COM		211,246
DELUXE CORP	DELUXE CORP COM		(84,200)
DIAL CORP	DIAL CORP NEW COM		32,592
DOCUCORP INTL INC	DOCUCORP INTL INC COM		30,457
DOMINION RES INC	DOMINION RES INC VA NEW COM		(439,200)
DOMTAR INC NPV	DOMTAR INC COM NPV		130,396
DOMTAR INC	DOMTAR INC WTS 23-DEC-03		1,816
DONALDSON INC	DONALDSON INC		(50,400)
DRAKE BEAN MORIN JAPAN	DRAKE BEAN MORIN JAPAN JPY50		352,709
DSP GROUP INC	DSP GROUP INC COM		101,074
DUMUN INC DEL	DUCOMMUN INC DEL COM		42,795
E PLUS INC	E PLUS INC COM		23,970
EBAY INC	EBAY INC COM		(725,674)
ECTEL LTD	ECTEL LTD COM		73,528
EDGE PETE CORP DEL	EDGE PETE CORP DEL COM		39,375
EFC BANCORP INC	EFC BANCORP INC COM		54,750
EIDOS ORD	EIDOS ORD GBP0-02		153,775
EL PASO CORP	EL PASO CORP COM		(141,288)
ELIOR NPV	ELIOR NPV		98,346
ELITE INFORMATION GRP INC	ELITE INFORMATION GRP INC COM		12,950
ELLIS PERRY INTL INC	ELLIS PERRY INTL INC COM		61,180
EMBRAKER EMPRESA BRASILEIRA	EMBRAKER EMPRESA BRASILEIRA		75,414
EMULEX CORP	EMULEX CORP NEW		(196,630)
ENCANA CORP	ENCANA CORP COM		86,457
ENESCO GROUP INC	ENESCO GROUP INC COM		31,152
ENI EUR1	ENI EUR1		314,789
ENNIS BUSINESS FORMS INC	ENNIS BUSINESS FORMS INC COM		15,106
ENZO BIOCHEM INC	ENZO BIOCHEM INC		(92,400)
EON LABS INC	EON LABS INC		(51,057)
EPCOS AG ORD NPV	EPCOS AG ORD NPV		66,810
ESPRIT HLDGS ORD	ESPRIT HLDGS ORD HK$0.10		211,271
ESTEE LAUDER COS INC	ESTEE LAUDER COS INC CL A		(208,560)

Identity of Issuer	Description of Investment	Cost	Current Value
EXPRESS SCRIPTS INC	EXPRESS SCRIPTS INC COM STK		$(427,556)
FACTSET RESH SYS INC	FACTSET RESH SYS INC		(87,637)
FARGO ELECTRONICS INC	FARGO ELECTRONICS INC COM		67,144
FASTENAL CO	FASTENAL CO		(186,950)
FEDEX CORP	FEDEX CORP COM		211,458
FIBERMARK INC	FIBERMARK INC COM		23,498
FINLAY ENTERPRISES INC	FINLAY ENTERPRISES INC COM NEW		124,218
FIRS CASH FINANCIAL SERVICES	FIRS CASH FINANCIAL SERVICES		101,089
FIRST DATA CORP	FIRST DATA CORP COM		566,560
FIRST HEALTH GROUP CORP	FIRST HEALTH GROUP CORP COM		(192,365)
FISERV INC	FISERV INC COM		(105,245)
FISHER SCIENTIFIC INTL INC	FISHER SCIENTIFIC INTL INC COM		(78,208)
FOOT LOCKER INC	FOOT LOCKER INC COM		187,950
FORTUNE BRANDS INC	FORTUNE BRANDS INC COM		(302,315)
FORTUNE BRANDS INC	FORTUNE BRANDS INC COM		(139,530)
FOSTER WHEELER LTD	FOSTER WHEELER LTD SHS		70,644
FOUNTAIN SET HLDGS ORD	FOUNTAIN SET HLDGS ORD HK$0.20		135,697
FOUR SEASONS HOTELS LTD	FOUR SEASONS HOTELS LTD VTG		(110,175)
FPIC INS GROUP INC	FPIC INS GROUP INC COM		113,850
FREDDIE MAC CORP	FREDDIE MAC CORP COM		330,680
FRISCHS RESTAURANTS INC	FRISCHS RESTAURANTS INC		72,625
FUJI SEAL	FUJI SEAL JPY50		102,149
GALERIES LAFAYETTE	GALERIES LAFAYETTE EUR 2		82,425
GAMBRO AB	GAMBRO AB SER A SEK1		359,131
GAP INC	GAP INC COM		482,672
GARDEN FRESH RESTAURANT CORP	GARDEN FRESH RESTAURANT CORP		48,000
GEBERIT CHF20 (REG D)	GEBERIT CHF20 (REG D)		173,569
GENERAL DYNAMICS CORP	GENERAL DYNAMICS CORP COM		(103,181)
GENERAL ELEC CO	GENERAL ELEC CO COM		138,795
GENERALE DE SANTE	GENERALE DE SANTE EUR0.75		122,884
GENTEX CORP	GENTEX CORP COM		(88,592)
GENZYME CORP	GENZYME CORP COM		159,678
GILEAD SCIENCES INC	GILEAD SCIENCES INC COM		353,600
GILEAD SCIENCES INC	GILEAD SCIENCES INC COM		105,400
GIVAUDAN AG	GIVAUDAN AG CHF10		199,537
GJENSIDIGE NOR SAS NOK100	GJENSIDIGE NOR SAS NOK100		137,619
GJENSIDIGE NOR SAS NOK100	GJENSIDIGE NOR SAS NOK100		216,325
GLAXOSMITHKLINE ORD	GLAXOSMITHKLINE ORD GBP0.25		155,439
GLOBAL BIO-CHEM	GLOBAL BIO-CHEM TE HKD0.10		118,778
GLOBALSANTAFE CORPORATION SHS	GLOBALSANTAFE CORPORATION SHS		352,640
GOLD FIELDS LTD	GOLD FIELDS LTD NEW SPON ADR		283,388
GOLDCORP INC	GOLDCORP INC NEW COM		248,040
GOLDEN MEDITECH	GOLDEN MEDITECH HKD0.10		82,684
GOLDEN WEST FINL CORP	GOLDEN WEST FINL CORP DEL COM		517,032
GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC COM		(115,770)
GOODYS FAMILY CLOTHING INC	GOODYS FAMILY CLOTHING INC COM		36,852
GRANITIFIANDRE	GRANITIFIANDRE EUR0.50		106,924
GREEN MOUNTAIN PWR CORP	GREEN MOUNTAIN PWR CORP		71,298
GREENPOINT FINL CORP	GREENPOINT FINL CORP COM		(180,720)
GROUPO AEROPORTUARIO	GROUPO AEROPORTUARIO DEL		85,693
GRUPO FERROVIAL	GRUPO FERROVIAL SA ORD NPV		242,228
GUIDANT CORP	GUIDANT CORP COM		555,300

Identity of Issuer	Description of Investment	Cost	Current Value
GUITAR CTR INC	GUITAR CTR INC COM		$167,256
GUNDLE/SLT ENVIRONMENTAL INC	GUNDLE/SLT ENVIRONMENTAL INC		38,896
H T E INC	H T E INC COM		56,144
HANA BANK	HANA BANK KRW5000		145,127
HARLEY DAVIDSON INC	HARLEY DAVIDSON INC COM		(161,700)
HARLEY DAVIDSON INC	HARLEY DAVIDSON INC COM		(323,400)
HARMAN INTL INDS INC	HARMAN INTL INDS INC NEW COM		178,500
HARMONY GOLD MNG LTD	HARMONY GOLD MNG LTD SPONS ADR		309,304
HARTFORD FINL SVCS GROUP INC	HARTFORD FINL SVCS GROUP INC		199,892
HARTFORD FINL SVCS GROUP INC	HARTFORD FINL SVCS GROUP INC		436,128
HARVEST NATURAL RESOURCES INC	HARVEST NATURAL RESOURCES INC		141,900
HASTINGS ENTMT INC	HASTINGS ENTMT INC COM		50,573
HEALTH NET INC	HEALTH NET INC		227,040
HEINEKEN NV EUR2	HEINEKEN NV EUR2		163,958
HELLENIC TELE ORGANIZATION	HELLENIC TELECOM ORGANIZATION		124,511
HENNES & MAURITZ	HENNES & MAURITZ AB SEK0.25 ‘B		142,678
HERITAGE FINL CORP WASH	HERITAGE FINL CORP WASH COM		7,124
HILL(WILLIAM) ORD	HILL(WILLIAM) ORD GBP0.10		54,682
HILLENBRAND INDS INC	HILLENBRAND INDS INC COM		(202,902)
HIT ENTMT ORD	HIT ENTMT ORD GBP0.02		228,294
HOME FED BANCORP	HOME FED BANCORP		79,695
HORIZON HEALTH CORP	HORIZON HEALTH CORP COM		80,730
HOVNANIAN ENTERPRISES INC	HOVNANIAN ENTERPRISES INC CL A		(66,570)
HSBC HLDGS	HSBC HLDGS USD0.50 HONGKONG		179,280
HUTTIG BLDG PRODS INC	HUTTIG BLDG PRODS INC COM		36,195
IBERIA LINEAS AEREAS DE ESPANA	IBERIA LINEAS AEREAS DE ESPANA		134,973
IDEC PHARMACEUTICALS CORP	IDEC PHARMACEUTICALS CORP COM		(295,213)
IHC CALAND NV	IHC CALAND NV EUR1		123,833
IMATION CORP	IMATION CORP COM		147,336
IMC GLOBAL INC	IMC GLOBAL INC COM		343,574
IMCO RECYCLING INC	IMCO RECYCLING INC		128,454
INDIRA SISTEMAS	INDIRA SISTEMAS SA EUR0.20		168,996
INDUSTRIAL-ALLIANCE LIFE INS	INDUSTRIAL-ALLIANCE LIFE INS		83,639
ING GROEP N.V. CVA	ING GROEP N.V. CVA EUR0.24		150,742
INTERMET CORP	INTERMET CORP		114,660
INTERNET SEC SYS INC	INTERNET SEC SYS INC COM		(212,628)
INTL FLAVORS & FRAGRANCES INC	INTL FLAVORS & FRAGRANCES INC		38,610
INTRALOT SA	INTRALOT SA EUR.37		52,194
INTUIT	INTUIT COM		121,992
ITLA CAP CORP	ITLA CAP CORP		119,628
J P MORGAN CHASE & CO	J P MORGAN CHASE & CO COM		(110,400)
JAPAN CASH MACHINES	JAPAN CASH MACHINES JPY50		150,400
JC PENNEY CO INC	JC PENNEY CO INC COM		(239,304)
JOHNSON & JOHNSON	JOHNSON & JOHNSON COM		(198,727)
JOHNSON MATTHEY	JOHNSON MATTHEY ORD L1		94,804
JSC MMC NORILSK NICKEL	JSC MMC NORILSK NICKEL		109,575
JYSKE BANK	JYSKE BANK(AS) DKK20		88,183
KABA HLDGS AG	KABA HLDGS AG CHF10’B’(REGD)		112,822
KB HOME	KB HOME COM		(308,520)
KDDI CORP	KDDI CORP Y5000		175,192
KEPPEL CORP ORD	KEPPEL CORP ORD SGD0.50		76,794
KIER GROUP ORD	KIER GROUP ORD 1P		83,266

Identity of Issuer	Description of Investment	Cost	Current Value
KINGMAKER FOOTWEAR HLDGS	KINGMAKER FOOTWEAR HLDGS ORD		$68,004
KNIGHT RIDDER INC	KNIGHT RIDDER INC		455,400
KON KPN NV	KON KPN NV EUR0.24		320,760
KROGER CO	KROGER CO COM		(105,060)
LABORATORY CORP AMER HLDGS	LABORATORY CORP AMER HLDGS		371,840
LABORATORY CORP AMER HLDGS	LABORATORY CORP AMER HLDGS		499,660
LAKELAND FINL CORP	LAKELAND FINL CORP COM		35,175
LAM RESH CORP	LAM RESH CORP COM		259,200
LAMAR ADVERTISING CO	LAMAR ADVERTISING CO CL A		521,575
LAMAR ADVERTISING CO	LAMAR ADVERTISING CO CL A		275,930
LAMSON & SESSIONS CO	LAMSON & SESSIONS CO		322
LAURENTIAN BANK OF CDA	LAURENTIAN BANK OF CDA COM		102,180
LEGG MASON INC	LEGG MASON INC		291,240
LEGGETT & PLATT INC	LEGGETT & PLATT INC COM		(51,612)
LENNAR CORP	LENNAR CORP COM		(304,440)
LIFEPOINT HOSPS INC	LIFEPOINT HOSPS INC COM		(230,469)
LIMITED BRANDS INC	LIMITED BRANDS INC		(76,615)
LINCARE HLDGS INC	LINCARE HLDGS INC COM		(50,592)
LINENS N THINGS INC	LINENS N THINGS INC COM		(49,720)
LOBLAW CO	LOBLAW CO		165,970
LONDON STOCK EXCHANGE LTD ORD	LONDON STOCK EXCHANGE LTD ORD		92,599
LOWES COS INC	LOWES COS INC COM		127,500
LOWES COS INC	LOWES COS INC COM		(210,000)
LUFKIN INDS INC	LUFKIN INDS INC COM		124,285
LYDALL INC	LYDALL INC		65,830
LYON WILLIAMS HOMES	LYON WILLIAMS HOMES COM		98,235
MACQUARIE INFRA GR NPV(STAPLE)	MACQUARIE INFRA GR NPV(STAPLE)		141,871
MAGNA INTL INC.	MAGNA INTL INC. CL A SUB VTG		133,794
MAINE PUB SVC CO	MAINE PUB SVC CO		54,400
MANDALAY RESORT GROUP	MANDALAY RESORT GROUP COM		(459,150)
MANDALAY RESORT GROUP	MANDALAY RESORT GROUP COM		(79,586)
MANI INC	MANI INC JPY50		106,312
MANPOWER INC WIS	MANPOWER INC WIS		(51,040)
MANPOWER INC WIS	MANPOWER INC WIS		379,610
MANUFACTURERS SVCS LTD	MANUFACTURERS SVCS LTD COM		137,946
MARITRANS INC	MARITRANS INC		68,850
MARRIOTT INTL INC	MARRIOTT INTL INC NEW CL A		(92,036)
MATRIX SVC CO	MATRIX SVC CO		60,288
MATTEL INC	MATTEL INC COM		427,045
MCDONALDS CORP	MCDONALDS CORP COM		65,928
MCKESSON CORP	MCKESSON CORP COM		140,556
MCKESSON CORP	MCKESSON CORP COM		345,984
MEDIDEP EUR3	MEDIDEP EUR3		115,609
MEDIWARE INFORMATION SYS INC	MEDIWARE INFORMATION SYS INC		66,371
MEGA BLOKS INC	MEGA BLOKS INC COM 144A		197,038
MERCURY INTERACTIVE CORP	MERCURY INTERACTIVE CORP		(240,165)
MERRILL LYNCH & CO INC	MERRILL LYNCH & CO INC		246,675
METTLER-TOLEDO	METTLER-TOLEDO INTL INC		225,767
MGM MIRAGE	MGM MIRAGE		(451,689)
MICROSOFT CORP	MICROSOFT CORP COM		356,730
MILLENNIUM PHARMACEUTICALS INC	MILLENNIUM PHARMACEUTICALS INC		423,996
MILLENNIUM PHARMACEUTICALS INC	MILLENNIUM PHARMACEUTICALS INC		138,950

Identity of Issuer	Description of Investment	Cost	Current Value
MM02 ORD	MM02 ORD GBP0.001		$150,645
MODTECH HLDG INC	MODTECH HLDG INC COM		26,190
MOLSON INC	MOLSON INC CL A NON VTG		81,391
MONRO MUFFLER BRAKE INC	MONRO MUFFLER BRAKE INC		75,137
MONSANTO CO	MONSANTO CO NEW COM		209,825
MONSANTO CO	MONSANTO CO NEW COM		207,900
MOODYS CORP	MOODYS CORP COM		(425,287)
MTS SYS CORP	MTS SYS CORP		60,120
MURPHY OIL CORP	MURPHY OIL CORP COM		(188,540)
MUTUALFIRST FINL INC	MUTUALFIRST FINL INC COM		114,608
NAMCO	NAMCO Y50		123,967
NASDAQ 100	NASDAQ 100 TR UNIT SER 1		(1,052,784)
NATIONAL INSTRS CORP	NATIONAL INSTRS CORP COM		(155,952)
NATURES SUNSHINE PRODS INC	NATURES SUNSHINE PRODS INC		100,013
NEOPOST	NEOPOST FRF4		140,561
NETIQ CORP	NETIQ CORP COM		(30,875)
NETWORKS ASSOCIATES INC	NETWORKS ASSOCIATES INC		109,412
NEUROCRINE BIOSCIENCES INC	NEUROCRINE BIOSCIENCES INC COM		(86,754)
NEW CENTY FINL CORP	NEW CENTY FINL CORP COM		(297,063)
NEW CENTY FINL CORP	NEW CENTY FINL CORP COM		(99,021)
NEW YORK CMNTY BANCORP INC	NEW YORK CMNTY BANCORP INC		(51,984)
NEW YORK CMNTY BANCORP INC	NEW YORK CMNTY BANCORP INC		(181,944)
NEW YORK TIMES CO	NEW YORK TIMES CO CL A		(150,909)
NEWELL RUBBERMAID INC	NEWELL RUBBERMAID INC		(163,782)
NEWS CORPORATION NPV	NEWS CORPORATION NPV		241,122
NEXTEL MUNICATIONS INC	NEXTEL COMMUNICATIONS INC CL A		339,570
NEXTEL MUNICATIONS INC	NEXTEL COMMUNICATIONS INC CL A		419,265
NH HOTELES S.A.	NH HOTELES S.A.		160,693
NICHIHA CORP	NICHIHA CORP Y50		63,175
NIKE INC	NIKE INC CL B COM		(48,917)
NIPPON YUSEN	NIPPON YUSEN KK Y50		148,310
NISSAN MOTOR CO	NISSAN MOTOR CO Y50		312,126
NISSIN PANY	NISSIN COMPANY Y50		145,298
NOBLE INTL LTD	NOBLE INTL LTD		5,460
NOKIA	NOKIA (AB) OY EUR0.06		178,062
NOKIA CORP	NOKIA CORP SPON ADR COM		545,600
NORDEA ORD	NORDEA ORD EUR0.39632		222,997
NORTEL NETWORKS CORP	NORTEL NETWORKS CORP NEW COM		78,085
NORTEL NETWORKS CORP	NORTEL NETWORKS CORP NEW COM		307,510
NORTHERN TR CORP	NORTHERN TR CORP COM		(185,765)
NORTHFORK BANCORPORATION INC	NORTHFORK BANCORPORATION INC		(199,066)
NORTHFORK BANCORPORATION INC	NORTHFORK BANCORPORATION INC		(249,676)
NORTHROP GRUMMAN CORP	NORTHROP GRUMMAN CORP COM		446,200
NORTHWEST PIPE CO	NORTHWEST PIPE CO COM		24,220
NOVOSTE CORP	NOVOSTE CORP		66,424
NUTRECO HOLDING	NUTRECO HOLDING NV EUR0.24		93,493
O’REILLY AUTOMOTIVE INC	O’REILLY AUTOMOTIVE INC		(83,457)
OCTEL CORP	OCTEL CORP COM		124,820
OFFICEMAX INC	OFFICEMAX INC		360,000
OLYMPUS OPTICAL CO	OLYMPUS OPTICAL CO Y50		130,378
OMEGA PROTEIN CORP	OMEGA PROTEIN CORP COM		59,250
OMNI GROUP INC	OMNICOM GROUP INC USD0.15 COM		239,020

Identity of Issuer	Description of Investment	Cost	Current Value
ONESOURCE INFORMATION SVCS INC	ONESOURCE INFORMATION SVCS INC		$68,530
OPEN JT STK CO-VIMPEL	OPEN JT STK CO-VIMPEL		125,543
ORICA LIMITED	ORICA LIMITED		248,918
OTP BANK	OTP BANK HUF100		233,966
PACIFIC SUNWEAR CALIF INC	PACIFIC SUNWEAR CALIF INC COM		228,201
PARTHUSCEVA INC	PARTHUSCEVA INC		12,582
PATRICK CORP NPV	PATRICK CORP NPV		190,530
PATRIOT BK CORP	PATRIOT BK CORP PA COM		46,110
PAYCHEX INC	PAYCHEX INC COM		(58,590)
PEDIATRIC SVCS OF AMER INC	PEDIATRIC SVCS OF AMER INC COM		80,620
PEERLESS MFG CO	PEERLESS MFG CO		14,940
PEMCO AVIATION GROUP INC	PEMCO AVIATION GROUP INC		63,045
PENFORD CORP	PENFORD CORP		122,583
PENN WEST PETROLEUM NPV	PENN WEST PETROLEUM COM NPV		121,510
PEOPLES HLDG CO	PEOPLES HLDG CO		4,075
PEOPLESOFT INC	PEOPLESOFT INC COM		(49,410)
PERMASTEELISA	PERMASTEELISA EUR0.25		267,403
PERNOD-RICARD NPV	PERNOD-RICARD NPV		227,620
PERVASIVE SOFTWARE INC	PERVASIVE SOFTWARE INC		114,536
PETROLEUM DEV CORP	PETROLEUM DEV CORP		25,970
PF CHANGS CHINA BISTRO INC	PF CHANGS CHINA BISTRO INC COM		(83,490)
PLIVA D.D. GDR	PLIVA D.D. GDR EACH REP 20% OF		79,293
POLARIS INDS PARTNERS INC	POLARIS INDS PARTNERS INC COM		(87,900)
POLARIS INDS PARTNERS INC	POLARIS INDS PARTNERS INC COM		(521,540)
POMEROY PUTER RES INC	POMEROY COMPUTER RES INC COM		53,820
PPL CORP	PPL CORP COM		468,180
PRECISION DRILLING CORP	PRECISION DRILLING CORP COM		170,930
PRIME MED SVCS INC NEW	PRIME MED SVCS INC NEW COM		53,754
PROCTER & GAMBLE CO	PROCTER & GAMBLE CO COM		(575,798)
PROMOTORA DE INFOR	PROMOTORA DE INFOR EUR0.10		93,385
PROTECTIVE LIFE CORP	PROTECTIVE LIFE CORP COM		(104,576)
PROVIDENT FINL HLDGS INC	PROVIDENT FINL HLDGS INC COM		39,720
PUMA AG NPV	PUMA AG NPV		238,004
QBE INS GROUP	QBE INS GROUP A$1		135,585
QLOGIC CORP	QLOGIC CORP COM		(62,118)
QLOGIC CORP	QLOGIC CORP COM		(238,119)
QUALM INC	QUALCOMM INC		138,282
QUALM INC	QUALCOMM INC		131,004
RADIO SHACK CORP	RADIO SHACK CORP COM		(93,700)
RAMSAY HEALTH CARE LTD	RAMSAY HEALTH CARE LTD AUD0.10		150,338
RANK GROUP	RANK GROUP ORD10P		144,586
RECKITT BENCKISER ORD	RECKITT BENCKISER ORD 10 10/19		311,885
RED HAT INC	RED HAT INC COM		66,783
RENAL CARE GROUP INC	RENAL CARE GROUP INC COM		(297,416)
RESEARCH IN MOTION LTD	RESEARCH IN MOTION LTD COM		(157,440)
RF MICRO DEVICES INC	RF MICRO DEVICES INC COM		140,003
RICHTER GEDEON VEGYESZLTI GYAR	RICHTER GEDEON VEGYESZLTI GYAR		163,818
RLI CORP	RLI CORP		234,360
RONA INC NPV	RONA INC COM NPV		97,761
ROSS SYS INC	ROSS SYS INC COM NEW		45,646
ROYAL APPLIANCE MFG CO	ROYAL APPLIANCE MFG CO		72,700
ROYAL BANK OF CANADA	ROYAL BANK OF CANADA COM STK		153,798

Identity of Issuer	Description of Investment	Cost	Current Value
ROYAL BANK OF SCOTLAND GRP ORD	ROYAL BANK OF SCOTLAND GRP ORD		$365,910
ROYAL CARIBBEAN CRUISES LTD	ROYAL CARIBBEAN CRUISES LTD		(115,230)
ROYAL DUTCH PETE CO	ROYAL DUTCH PETE CO EUR.56		299,352
RUBY TUESDAY INC	RUBY TUESDAY INC		(62,244)
RYANAIR HOLDINGS PLC	RYANAIR HOLDINGS PLC SPONSORED		199,716
RYANAIR HOLDINGS PLC	RYANAIR HOLDINGS PLC SPONSORED		184,953
RYLAND GROUP INC	RYLAND GROUP INC		(290,145)
SAFEWAY INC	SAFEWAY INC NEW COM		144,832
SAMSUNG ELECTRONICS CO	SAMSUNG ELECTRONICS CO GDR 144		262,500
SAMSUNG ELECTRS	SAMSUNG ELECTRS KSWN5000		135,020
SAMSUNG ELECTRS	SAMSUNG ELECTRS KSWN5000		148,257
SANDERSON FARMS INC	SANDERSON FARMS INC		81,549
SAPPI LTD SPONS	SAPPI LTD SPONS ADR NEW		26,453
SATYAM COMPUTER	SATYAM COMPUTER INR2 DEMAT		2,707
SATYAM COMPUTER	SATYAM COMPUTER SVCS LTD ADR		317,267
SCHERING PLOUGH CORP	SCHERING PLOUGH CORP COM		1,038,960
SCHOLASTIC CORP	SCHOLASTIC CORP COM		(165,370)
SCHWARZ PHARMA ORD	SCHWARZ PHARMA ORD NPV		99,177
SCIENTIFIC ATLANTA INC	SCIENTIFIC ATLANTA INC		(42,696)
SECHE ENVIRONNEMENT	SECHE ENVIRONNEMENT EUR0.20		118,048
SERENA SOFTWARE INC	SERENA SOFTWARE INC COM		(47,370)
SERONO	SERONO SA SPONS ADR		352,560
SGS HOLDING	SGS HOLDING SZF20(REGD)		309,886
SHIMANO INC	SHIMANO INC Y50		37,309
SI CORP	SI CORP KRW500		170,742
SIGMA ALDRICH CORP	SIGMA ALDRICH CORP		(131,490)
SITEL CORP	SITEL CORP		57,000
SKYWORKS SOLUTIONS INC	SKYWORKS SOLUTIONS INC		269,806
SMURFIT-STONE CONTAINER CORP	SMURFIT-STONE CONTAINER CORP		337,063
SONIC HEALTHCARE LTD	SONIC HEALTHCARE LTD		164,697
SONY CORP NPV	SONY CORP NPV		62,695
SOUTHSIDE BANCSHARES INC	SOUTHSIDE BANCSHARES INC		57,759
SOUTHWEST AIRLS CO	SOUTHWEST AIRLS CO COM		(119,540)
SOUTHWEST BANCORP INC OKLA	SOUTHWEST BANCORP INC OKLA		111,757
SOVEREIGN BANCORP INC	SOVEREIGN BANCORP INC COM		413,070
SPARTAN MTRS INC	SPARTAN MTRS INC		43,244
SPDR	SPDR TR UNIT SER 1 STANDARD &		(1,067,583)
SPORTSMANS GUIDE INC	SPORTSMANS GUIDE INC COM NEW		53,193
SPRINT CORP	SPRINT CORP PCS COM SER 1		(80,592)
SPX CORP	SPX CORP		(52,430)
ST FRANCES CAP CORP	ST FRANCES CAP CORP COM		112,416
ST JUDE MED INC	ST JUDE MED INC COM		361,452
ST PAUL COS INC	ST PAUL COS INC		354,120
STAGECOACH GROUP PLC ORD	STAGECOACH GROUP PLC ORD		91,593
STAPLES INC	STAPLES INC COM		102,480
STARBUCKS CORP	STARBUCKS CORP COM		(258,826)
STATE FINL SERVICES CORP	STATE FINL SERVICES CORP-A		33,982
STATE STREET CORP	STATE STREET CORP		(202,800)
STATION CASINOS INC	STATION CASINOS INC		81,420
STEEL TECHNOLOGIES INC	STEEL TECHNOLOGIES INC		106,848
STEPAN CHEM CO	STEPAN CHEM CO COM		140,000
STERICYCLE INC	STERICYCLE INC COM		(343,217)

Identity of Issuer	Description of Investment	Cost	Current Value
STONERIDGE INC	STONERIDGE INC COM		$123,760
STORA ENSO	STORA ENSO OYJ SER ‘R’ NPV		141,255
STRATASYS INC	STRATASYS INC		89,770
SUN PHARMACEUTICAL	SUN PHARMACEUTICAL INR10 DEMAT		99,442
SUNOCO INC	SUNOCO INC COM		444,612
SUNTRUST BKS INC	SUNTRUST BKS INC		(187,836)
SUPERIOR FINL CORP DEL	SUPERIOR FINL CORP DEL COM		62,461
SVENSKA CELLULOSA	SVENSKA CELLULOSA SER’B’SWKR10		185,578
SWIFT TRANSN INC	SWIFT TRANSN INC COM		(70,063)
T V X GOLD INC	T V X GOLD INC COM NO PAR		101,238
TATE & LYLE ORD	TATE & LYLE ORD 25P		141,486
TDC A/S	TDC A/S DKK5		208,974
TEAM INC	TEAM INC		48,825
TECHTRONIC INDUSTRIES ORD	TECHTRONIC INDUSTRIES ORD		113,048
TELE CORP OF NEW ZEALAND	TELECOM CORP OF NEW ZEALAND		105,686
TELE ITALIA SPA DI RISP	TELECOM ITALIA SPA DI RISP		169,095
TELEFONOS DE MEXICO SA	TELEFONOS DE MEXICO SA ADR		137,514
TENET HEALTHCARE CORP	TENET HEALTHCARE CORP COM		419,840
TERADYNE INC	TERADYNE INC COM		362,979
TESCO ORD	TESCO ORD 5P		148,031
TEXWINCA HLDGS	TEXWINCA HLDGS HKD0.05		117,511
TIFFANY & CO	TIFFANY & CO NEW COM		(54,993)
TIMBERLAND BANCORP INC	TIMBERLAND BANCORP INC COM		9,125
TIMBERLINE SOFTWARE CORP	TIMBERLINE SOFTWARE CORP		21,168
TITAN CEMENT CO	TITAN CEMENT CO EUR2.4 (REGD)		89,148
TODD SHIPYARDS CORP	TODD SHIPYARDS CORP		53,505
TOMRA SYSTEMS ASA	TOMRA SYSTEMS ASA NOK1		74,442
TRAVELSKY TECHNOLOGY	TRAVELSKY TECHNOLOGY CL H CNY1		84,479
TRINITY MIRROR ORD	TRINITY MIRROR ORD 10P		53,810
TSURUHA CO	TSURUHA CO JPY50		203,063
TYCO INTL LTD	TYCO INTL LTD NEW COM		274,988
U S XPRESS ENTERPRISES INC	U S XPRESS ENTERPRISES INC		33,288
UBS AG	UBS AG CHF0.80 (REGD)		257,583
UNI-CHARM	UNI-CHARM Y50		127,008
UNIBAIL S.A.	UNIBAIL S.A. EUR5		123,302
UNICREDITO ITALIAN	UNICREDITO ITALIAN EUR0.50		263,082
UNILEVER NV CVA	UNILEVER NV CVA NLG1.12		319,500
UNITED PARCEL SVC INC	UNITED PARCEL SVC INC CL B		(346,940)
UNIVERSAL STAINLESS & ALLOY	UNIVERSAL STAINLESS & ALLOY		7,260
UNIVISION MUNICATIONS INC	UNIVISION COMMUNICATIONS INC		355,250
UPONOR OYJ	UPONOR OYJ EUR2		126,599
USA INTERACTIVE	USA INTERACTIVE		275,040
USA INTERACTIVE	USA INTERACTIVE		352,968
USANA HEALTH SCIENCES INC	USANA HEALTH SCIENCES INC		46,995
USS	USS JPY50		150,164
UT STAR INC	UT STARCOM INC COM		109,065
V F CORP	V F CORP COM		(219,905)
V F CORP	V F CORP COM		(176,645)
VALLEY NATL BANCORP	VALLEY NATL BANCORP		(50,103)
VEDIOR CVA	VEDIOR CVA EUR0.05		37,678
VERISIGN INC	VERISIGN INC COM		314,384
VERISIGN INC	VERISIGN INC COM		291,126

Identity of Issuer	Description of Investment	Cost	Current Value
VIVENDI UNIVERSAL	VIVENDI UNIVERSAL EUR5.5		$32,301
VNU NV	VNU NV EURO0.20		159,073
VODAFONE GROUP PLC ORD	VODAFONE GROUP PLC ORD USD0.10		369,192
VODAFONE LIBERTEL NV	VODAFONE LIBERTEL NV EUR.3		146,195
VODAPHONE TELECEL-UNICACOES	VODAPHONE TELECEL-COMUNICACOES		70,387
WAH SANG GAS HLDGS	WAH SANG GAS HLDGS HKD0.01		183,884
WAL MART STORES INC	WAL MART STORES INC COM		(90,918)
WALGREEN CO	WALGREEN CO		(344,442)
WALGREEN CO	WALGREEN CO		(475,797)
WAREHOUSE GROUP LIMITED ORD	WAREHOUSE GROUP LIMITED ORD		239,755
WASTE MGMT INC DEL	WASTE MGMT INC DEL COM		93,972
WATER PIK TECHNOLOGIES INC	WATER PIK TECHNOLOGIES INC COM		115,395
WATERFORD WEDGEWOOD UTS	WATERFORD WEDGEWOOD UTS		99,502
WATSON PHARMACEUTICALS INC	WATSON PHARMACEUTICALS INC COM		237,468
WATSON PHARMACEUTICALS INC	WATSON PHARMACEUTICALS INC COM		514,514
WEBMD CORP	WEBMD CORP		148,770
WEBSENSE INC	WEBSENSE INC COM		(175,160)
WEIGHT WATCHERS INTL INC	WEIGHT WATCHERS INTL INC		(317,193)
WELLA AG NPV	WELLA AG NPV		82,244
WELLS FARGO & CO	WELLS FARGO & CO NEW COM		(192,167)
WENDYS INTL INC	WENDYS INTL INC COM		(186,783)
WESTERN DIGITAL CORP DEL	WESTERN DIGITAL CORP DEL COM		101,601
WHOLE FOODS MKT INC	WHOLE FOODS MKT INC		(189,828)
WILLBROS GROUP INC	WILLBROS GROUP INC		162,756
WILSON GREATBATCH TECHNOLOGIES	WILSON GREATBATCH TECHNOLOGIES		(17,520)
WOOD GROUP (JOHN) ORD	WOOD GROUP (JOHN) ORD		97,212
WORLD ACCEP CORP	WORLD ACCEP CORP		109,584
WSFS FINL CORP	WSFS FINL CORP		89,019
XILINX INC	XILINX INC COM		(119,480)
YAMANOUCHI PHARMACEUTICAL CO	YAMANOUCHI PHARMACEUTICAL CO		168,130
YAOKO CO	YAOKO CO JPY50		85,211
YELLOW CORP	YELLOW CORP COM		234,276
YUKOS CORP	YUKOS CORP SPONSORED ADR		133,245
ZAPATA CORP	ZAPATA CORP COM PAR $		54,990
ZAPF CREATION NPV	ZAPF CREATION NPV		163,935
99 CENTS ONLY STORES	99 CENTS ONLY STORES		(61,778)
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		2,212,508
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		117,371
DEEP MARINE TECH SER A WTS	DEEP MARINE TECH SER A PRIV PL		43,600
ABLE LABRATORIES INC	ABLE LABRATORIES INC		68,672
ACAMBIS PLC	ACAMBIS PLC SPONSORED ADR		108,068
ACETO CORP	ACETO CORP		25,871
ADVANCED NEUROMODULATION SYS	ADVANCED NEUROMODULATION SYS		172,341
AEROFLEX INC	AEROFLEX INC		89,148
AFFYMETRIX INC	AFFYMETRIX INC OC-CAP STK		(98,427)
AMERISOURCEBERGEN CORP	AMERISOURCEBERGEN CORP COM		470,868
AMSURG CORP	AMSURG CORP COM		100,107
ANALOGIC CORP	ANALOGIC CORP COM PAR $0.05		64,369
ANALOGIC CORP	ANALOGIC CORP COM PAR $0.05		749,794
ANHEUSER BUSCH COS INC	ANHEUSER BUSCH COS INC COM		(377,520)
ANSYS INC	ANSYS INC COM		93,728
ANTEON INTL CORP	ANTEON INTL CORP		197,760

Identity of Issuer	Description of Investment	Cost	Current Value
ANTHEM INC	ANTHEM INC COM		$372,997
APPLIED FILMS CORP	APPLIED FILMS CORP COM		104,548
ARCH COAL INC	ARCH COAL INC COM		1,038,479
ARGONAUT GROUP INC	ARGONAUT GROUP INC COM		35,695
ARTESIAN RES CORP	ARTESIAN RES CORP CL A		32,615
ARTISAN COMPONENTS INC	ARTISAN COMPONENTS INC		68,046
ATLANTIC COAST AIRLS HLDGS INC	ATLANTIC COAST AIRLS HLDGS INC		46,316
AVID TECHNOLOGY INC	AVID TECHNOLOGY INC COM		59,441
AVOCENT CORP	AVOCENT CORP COM		(159,984)
AXCAN PHARMA INC	AXCAN PHARMA INC COM		75,563
BANK OF AMERICA CORP	BANK OF AMERICA CORP		215,667
BANKATLANTIC BANCORP INC	BANKATLANTIC BANCORP INC CL A		104,612
BANKUNITED FIN CORP	BANKUNITED FIN CORP CL A		137,368
BAYTEX ENERGY LTD	BAYTEX ENERGY LTD COM		675,265
BECTON DICKINSON & CO	BECTON DICKINSON & CO COM		(211,761)
BELO CORPORATION	BELO CORPORATION		380,988
BIOSITE INCORPORATED	BIOSITE INCORPORATED COM		105,462
BJ SVCS CO	BJ SVCS CO COM		455,571
BLUE RHINO CORP	BLUE RHINO CORP COM		61,387
BOSTON PRIVATE FINL HLDGS INC	BOSTON PRIVATE FINL HLDGS INC		84,405
BRIGHAM EXPL CO	BRIGHAM EXPL CO COM		283,392
BROWN TOM INC	BROWN TOM INC NEW COM		353,910
BRUNSWICK CORP	BRUNSWICK CORP COM		(270,096)
BURLINGTON RES	BURLINGTON RES INC COM		601,365
BUSINESS OBJECTS SA	BUSINESS OBJECTS SA SPON ADR		347,700
CACI INTL INC	CACI INTL INC CL A		157,172
CAL DIVE INTL	CAL DIVE INTL INC COM		235,000
CANADIAN 88 ENERGY CORP	CANADIAN 88 ENERGY CORP COM NE		189,600
CAREER ED CORP	CAREER ED CORP COM		(376,000)
CAREMARK RX INC	CAREMARK RX INC COM		351,163
CASE RES INC	CASE RES INC		98,101
CASELLA WASTE SYSTEMS INC	CASELLA WASTE SYSTEMS INC		53,962
CEPHALON INC	CEPHALON INC COM		276,434
CHARTER ONE FINL INC	CHARTER ONE FINL INC		(255,697)
CHATTEM INC	CHATTEM INC COM		206,322
CHECKERS DRIVE-IN RESTAURANT	CHECKERS DRIVE-IN RESTAURANT		45,322
CHESAPEAKE ENERGY CORP	CHESAPEAKE ENERGY CORP COM		121,518
CHIRON CORP	CHIRON CORP COM		(650,480)
CNF INC	CNF INC		56,508
COCA COLA CO	COCA COLA CO COM		(407,526)
COLGATE PALMOLIVE CO	COLGATE PALMOLIVE CO		(419,440)
CAST CORP	COMCAST CORP NEW CL A SPL		203,310
PUTER PROGRAMS & SYSTEMS	COMPUTER PROGRAMS & SYSTEMS		2,724
STOCK RES INC	COMSTOCK RES INC NEW		143,066
CONSOL ENERGY INC	CONSOL ENERGY INC COM		1,095,552
CONSTELLATION BRANDS	CONSTELLATION BRANDS INC CL A		(270,294)
CORINTHIAN COLLEGES	CORINTHIAN COLLEGES INC COM		(159,012)
COUNTRYWIDE FINANCIAL CORP	COUNTRYWIDE FINANCIAL CORP COM		418,365
COVANCE	COVANCE INC COM		268,031
CRESCENT PT ENERGY	CRESCENT PT ENERGY LTD CL A		218,705
CRYSTALLEX INTL CORP	CRYSTALLEX INTL CORP		197,684
CV THERAPEUTICS INC	CV THERAPEUTICS INC COM		67,596

Identity of Issuer	Description of Investment	Cost	Current Value
D & K HEALTHCARE RES INC	D & K HEALTHCARE RES INC COM		$143,067
DANAHER CORP	DANAHER CORP COM		(400,770)
DELL COMPUTER CORP	DELL COMPUTER CORP COM		304,836
DIAL CORP NEW	DIAL CORP NEW COM		46,851
DOMINION RES INC	DOMINION RES INC VA NEW COM		(631,350)
DRILLERS TECHNOLOGY CORP	DRILLERS TECHNOLOGY CORP COM		45,158
EBAY INC	EBAY INC COM		(1,037,646)
EDO CORP	EDO CORP		260,373
EDO CORP	EDO CORP		222,969
EL PASO CORP	EL PASO CORP COM		(203,232)
EMULEX CORP	EMULEX CORP NEW		(281,960)
ENGINEERED SUPPORT SYS INC	ENGINEERED SUPPORT SYS INC		84,685
ENZO BIOCHEM INC	ENZO BIOCHEM INC		(133,000)
ESCO TECHNOLOGIES INC	ESCO TECHNOLOGIES INC COM		167,980
EVERGREEN RES INC	EVERGREEN RES INC NO PAR		314,399
EXACT SCIENCES CORP	EXACT SCIENCES CORP COM		93,355
EXACTECH INC	EXACTECH INC		24,494
EXPRESS SCRIPTS INC STK	EXPRESS SCRIPTS INC COM STK		(619,716)
FACTSET RESH SYS INC	FACTSET RESH SYS INC		(124,388)
FARGO ELECTRONICS INC	FARGO ELECTRONICS INC COM		95,920
FARGO ELECTRONICS INC	FARGO ELECTRONICS INC COM		58,424
FIRST HEALTH GROUP CORP	FIRST HEALTH GROUP CORP COM		(277,590)
FIRSTFED FINL CORP DEL	FIRSTFED FINL CORP DEL COM		91,193
FLEXTRONICS INTERNATIONAL LTD	FLEXTRONICS INTERNATIONAL LTD		371,744
FORTUNE BRANDS INC	FORTUNE BRANDS INC COM		(199,993)
FOUR SEASONS HOTELS LTD VTG	FOUR SEASONS HOTELS LTD VTG		(158,200)
FTI CONSULTING INC	FTI CONSULTING INC COM		359,945
GENERAL ELEC CO	GENERAL ELEC CO COM		197,235
GENESSE & WYO INC	GENESSE & WYO INC CL A		110,602
GILEAD SCIENCES INC	GILEAD SCIENCES INC COM		149,600
GLOBAL INDS LTD	GLOBAL INDS LTD COM		81,315
GOLD FIELDS LTD	GOLD FIELDS LTD NEW SPON ADR		407,632
GOLDCORP INC	GOLDCORP INC NEW COM		356,160
GOLDMAN SACHS GROUP INC	GOLDMAN SACHS GROUP INC COM		589,746
GREENPOINT FINL CORP	GREENPOINT FINL CORP COM		(262,044)
GTSI CORP	GTSI CORP COM		45,865
HANCOCK FABRIC INC	HANCOCK FABRIC INC		57,950
HANGER ORTHOPEDIC GROUP INC	HANGER ORTHOPEDIC GROUP INC		131,237
HANOVER PRESSOR CO	HANOVER COMPRESSOR CO COM		564,570
HARLEY DAVIDSON INC	HARLEY DAVIDSON INC COM		(462,000)
HARVEST NATURAL RESOURCES INC	HARVEST NATURAL RESOURCES INC		454,725
HCA INC	HCA INC		312,910
HEADWATERS INC	HEADWATERS INC COM		179,916
HERLEY INDS INC	HERLEY INDS INC DEL		72,243
HILLENBRAND INDS INC	HILLENBRAND INDS INC COM		(294,691)
HURRICANE HYDROCARBONS LTD	HURRICANE HYDROCARBONS LTD		677,300
ICON PUB LTD CO	ICON PUB LTD CO SPONSORED ADR		174,108
ICU MED INC	ICU MED INC		193,401
IDEC PHARMACEUTICALS CORP	IDEC PHARMACEUTICALS CORP COM		(424,576)
IGEN INTERNATIONAL INC	IGEN INTERNATIONAL INC		199,253
IMATION CORP	IMATION CORP COM		213,988
IMPAC MED SYS INC	IMPAC MED SYS INC		61,486

Identity of Issuer	Description of Investment	Cost	Current Value
IMPACT ENERGY INC	IMPACT ENERGY INC		$110,141
INDEPENDENT BK CORP	INDEPENDENT BK CORP MICH		85,182
INSIGNIA SYS INC	INSIGNIA SYS INC		70,524
INTEL CORP	INTEL CORP		575,312
INTERGRAPH CORP	INTERGRAPH CORP		633,322
INTL FLAVORS & FRAGRANCES INC	INTL FLAVORS & FRAGRANCES INC		56,160
INVERESK RESH GROUP INC	INVERESK RESH GROUP INC		170,914
ITRON INC	ITRON INC		83,773
J JILL GROUP INC	J JILL GROUP INC COM		171,674
JARDEN CORP	JARDEN CORP		367,598
JARDEN CORP	JARDEN CORP		128,421
JC PENNEY CO INC	JC PENNEY CO INC COM		(342,849)
JDS UNIPHASE CORP	JDS UNIPHASE CORP COM		340,267
JO-ANN STORES INC	JO-ANN STORES INC CL A		84,300
JOS A BANK CLOTHIERS INC	JOS A BANK CLOTHIERS INC		92,529
JOY GLOBAL INC	JOY GLOBAL INC		52,472
KB HOME	KB HOME COM		(445,640)
KEY ENERGY SERVICES INC	KEY ENERGY SERVICES INC COM		137,600
KICK ENERGY CORP	KICK ENERGY CORP COM RSTD		226,611
KOS PHARMECEUTICALS INC	KOS PHARMECEUTICALS INC COM		113,050
KROLL INC	KROLL INC COM		119,250
LABONE INC	LABONE INC NEW COM		102,067
LENNAR CORP	LENNAR CORP COM		(443,760)
LOUISIANA PAC CORP	LOUISIANA PAC CORP COM		193,682
LOWES COS INC	LOWES COS INC COM		(303,750)
MANDALAY RESORT GROUP	MANDALAY RESORT GROUP COM		(661,176)
MASSEY ENERGY CORP	MASSEY ENERGY CORP COM		486,000
MCDERMOTT INTL INC	MCDERMOTT INTL INC COM		307,914
MCMORAN EXPLORATION CO	MCMORAN EXPLORATION CO		14,790
MEDIMMUNE INC	MEDIMMUNE INC COM		251,594
MERCURY INTERACTIVE CORP	MERCURY INTERACTIVE CORP		(346,905)
MERIT MED SYS INC	MERIT MED SYS INC COM		93,504
MESA AIR GROUP INC	MESA AIR GROUP INC		67,928
MGM MIRAGE	MGM MIRAGE		(649,509)
MICROSOFT CORP	MICROSOFT CORP COM		511,830
MIRANT CORP	MIRANT CORP COM		255,906
MISSION RES CORP	MISSION RES CORP COM		30,217
MONSANTO CO	MONSANTO CO NEW COM		302,225
MOODYS CORP	MOODYS CORP COM		(611,092)
MOORE LTD	MOORE LTD		174,356
MOSSIMO INC	MOSSIMO INC		80,960
MTC TECHNOLOGIES INC	MTC TECHNOLOGIES INC		84,249
MURPHY OIL CORP	MURPHY OIL CORP COM		(265,670)
NAM TAI ELECTRS INC	NAM TAI ELECTRS INC COM PAR		147,923
NASDAQ 100	NASDAQ 100 TR UNIT SER 1		(1,510,940)
NAVIGO ENERGY INC	NAVIGO ENERGY INC		155,868
NEOWARE SYS INC	NEOWARE SYS INC COM		81,110
NEUROCRINE BIOSCIENCES INC	NEUROCRINE BIOSCIENCES INC COM		(127,848)
NEVSUN RES LTD	NEVSUN RES LTD		214,994
NEW CENTY FINL CORP	NEW CENTY FINL CORP COM		(429,091)
NEW YORK CMNTY BANCORP INC	NEW YORK CMNTY BANCORP INC		(262,808)
NEWFIELD EXPL CO	NEWFIELD EXPL CO COM		1,474,323

Identity of Issuer	Description of Investment	Cost	Current Value
NEWPARK RES INC	NEWPARK RES INC PAR $0.01 NEW		$511,995
NORTEL NETWORKS CORP	NORTEL NETWORKS CORP NEW COM		428,485
NORTHFORK BANCORPORATION INC	NORTHFORK BANCORPORATION INC		(357,644)
NOVAGOLD RESOURCES INC	NOVAGOLD RESOURCES INC COM		197,246
O’REILLY AUTOMOTIVE INC	O’REILLY AUTOMOTIVE INC		(121,392)
OCEANEERING INTL INC	OCEANEERING INTL INC COM		159,820
OIL TEC RES LTD	OIL TEC RES LTD		141,790
OLYMPIA ENERGY INC	OLYMPIA ENERGY INC		370,692
OMI CORP NEW	OMI CORP NEW COM		253,176
OSHKOSH TRUCK CORP	OSHKOSH TRUCK CORP CL B		253,995
PATINA OIL & GAS CORP	PATINA OIL & GAS CORP		304,536
PEABODY ENERGY CORP	PEABODY ENERGY CORP COM		1,063,972
PENN NATL GAMING INC	PENN NATL GAMING INC COM		176,839
PENN NATL GAMING INC	PENN NATL GAMING INC COM		195,078
PENN VA CORP	PENN VA CORP		796,065
PENN WEST PETE LTD	PENN WEST PETE LTD COM NEW		521,648
PFF BANCORP INC	PFF BANCORP INC COM		98,438
PHLX GOLD / SILVER INDEX	PHLX GOLD / SILVER INDEX		160,000
PINNACLE ENTMT INC	PINNACLE ENTMT INC COM		51,282
PITTSTON CO BRINKS GROUP	PITTSTON CO BRINKS GROUP COM		261,677
PLAINS EXPLORATION & PRODTN	PLAINS EXPLORATION & PRODTN		239,850
PLAINS RESOURCES INC	PLAINS RESOURCES INC		291,510
POLARIS INDS PARTNERS INC	POLARIS INDS PARTNERS INC COM		(750,080)
PRIMA ENERGY CORP	PRIMA ENERGY CORP PAR $0.015		158,756
PROCTER & GAMBLE CO	PROCTER & GAMBLE CO COM		(833,618)
PROTECTIVE LIFE CORP	PROTECTIVE LIFE CORP COM		(151,360)
QLOGIC CORP	QLOGIC CORP COM		(341,649)
QUALM INC	QUALCOMM INC		200,145
QUANEX CORP	QUANEX CORP		145,390
R & G FINANCIAL	R & G FINANCIAL		221,340
R H DONNELLEY CORP	R H DONNELLEY CORP COM NEW		587,959
RARE HOSPITALITY INTL INC	RARE HOSPITALITY INTL INC COM		107,994
REAL RES INC	REAL RES INC		135,587
REGENERATION TECH INC	REGENERATION TECH INC DEL COM		30,053
REMINGTON OIL & GAS CORP	REMINGTON OIL & GAS CORP COM		461,121
RENAL CARE GROUP INC	RENAL CARE GROUP INC COM		(427,140)
RF MICRO DEVICES INC	RF MICRO DEVICES INC COM		200,842
RIGHT MGMT CONSULTANS INC	RIGHT MGMT CONSULTANS INC COM		64,660
RIO ALTO RES INTL INC	RIO ALTO RES INTL INC		91,151
ROADWAY CORPORATION	ROADWAY CORPORATION		118,160
RYLAND GROUP INC	RYLAND GROUP INC		(416,875)
S & P 500 INDEX	S & P 500 INDEX		291,000
SAFENET INC	SAFENET INC COM		60,587
SAFEWAY INC	SAFEWAY INC NEW COM		207,904
SCANSOURCE INC	SCANSOURCE INC COM		84,303
SCHEIN HENRY INC	SCHEIN HENRY INC COM		317,700
SCHLUMBERGER LTD	SCHLUMBERGER LTD COM		471,408
SCHOLASTIC CORP	SCHOLASTIC CORP COM		(237,270)
SEACOAST FINL SVCS CORP	SEACOAST FINL SVCS CORP COM		99,054
SERENA SOFTWARE INC	SERENA SOFTWARE INC COM		(67,897)
SIERRA HEALTH SVCS INC	SIERRA HEALTH SVCS INC COM		161,535
SILGAN HLDGS INC	SILGAN HLDGS INC COM		40,722

Identity of Issuer	Description of Investment	Cost	Current Value
SKYWORKS SOLUTIONS INC	SKYWORKS SOLUTIONS INC		$350,834
SMITH INTL INC	SMITH INTL INC COM		489,300
SPDR	SPDR TR UNIT SER 1 STANDARD &		(1,535,202)
STAPLES INC	STAPLES INC COM		146,400
STARBUCKS CORP	STARBUCKS CORP COM		(372,954)
STATE STREET CORP	STATE STREET CORP		(292,500)
STERICYCLE INC	STERICYCLE INC COM		(492,161)
STERLING BANCSHARES INC	STERLING BANCSHARES INC		100,632
STILLWATER MNG CO	STILLWATER MNG CO COM		164,780
SUNTRUST BKS INC	SUNTRUST BKS INC		(267,524)
TELLABS INC	TELLABS INC COM		440,053
TEMPEST ENERGY CORP	TEMPEST ENERGY CORP CL A		183,710
TETRA TECHNOLOGIES INC	TETRA TECHNOLOGIES INC DEL COM		60,050
TIER TECHNOLOGIES INC	TIER TECHNOLOGIES INC CL B		80,800
TIER TECHNOLOGIES INC	TIER TECHNOLOGIES INC CL B		577,920
TMBR/SHARP DRILLING INC	TMBR/SHARP DRILLING INC		173,200
TMP WORLDWIDE INC	TMP WORLDWIDE INC COM		238,076
TRACTOR SUPPLY CO	TRACTOR SUPPLY CO		428,640
TRANSOCEAN INC	TRANSOCEAN INC		464,000
TREASURE IS	TREASURE IS RTY TR TR UT		60,363
TRIMERIS INC	TRIMERIS INC COM		474,852
UNITED ONLINE INC	UNITED ONLINE INC COM		129,282
UNIVERSAL COMPRESSION HLDGS	UNIVERSAL COMPRESSION HLDGS		351,992
UPTON RESOURCES INC	UPTON RESOURCES INC		366,455
USA INTERACTIVE	USA INTERACTIVE		243,640
V F CORP	V F CORP COM		(255,955)
VERISIGN INC	VERISIGN INC COM		228,410
VERITY INC	VERITY INC COM		67,892
VERMILION RES LTD	VERMILION RES LTD COM		1,005,292
VERSITY LTD SHS	VERSITY LTD SHS		64,995
WALGREEN CO	WALGREEN CO		(685,965)
WALTER INDS INC	WALTER INDS INC COM		510,851
WEIGHT WATCHERS INTL INC	WEIGHT WATCHERS INTL INC		(455,103)
WELLS FARGO & CO	WELLS FARGO & CO NEW COM		(276,533)
WESTERN GAS RES INC	WESTERN GAS RES INC		1,035,485
WILLIAMS CLAYTON ENERGY INC	WILLIAMS CLAYTON ENERGY INC		254,940
WILLIAMS COS INC	WILLIAMS COS INC COM		270,000
X CAL RES LTD	X CAL RES LTD		21,667
XTO ENERGY INC	XTO ENERGY INC COM		521,170
TC PIPELNS LP UT LP INT	TC PIPELNS LP UT COM LP INT		83,621
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		1,358,259
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		542,900
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		1,574,933
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		128,165
ACCENTURE LTD	ACCENTURE LTD BERMUDA CL A		41,377
ACQUITY BRANDS INC	ACQUITY BRANDS INC		105,612
ADVANTA CORP	ADVANTA CORP CL A		54,784
AES CORP	AES CORP COM		302,000
AETNA INC NEW	AETNA INC COM NEW		870,716
ALBEMARLE CORP	ALBEMARLE CORP		258,895
ALBERTSONS INC	ALBERTSONS INC COM		560,952
AMAZON. INC	AMAZON.COM INC COM		878,385

Identity of Issuer	Description of Investment	Cost	Current Value
AMCOL INTERNATIONAL CORP	AMCOL INTERNATIONAL CORP		$77,140
AMERADA HESS CORP	AMERADA HESS CORP COM		324,795
AMERICAN HOME MTG HLDGS INC	AMERICAN HOME MTG HLDGS INC		605,000
AMERICAN MGMT SYS INC	AMERICAN MGMT SYS INC COM		95,920
AMERICAN MTG ACCEP CO	AMERICAN MTG ACCEP CO SH BEN		291,663
AMERICAN NATL INS CO	AMERICAN NATL INS CO		180,444
AMERICAN PHYSICIANS CAP INC	AMERICAN PHYSICIANS CAP INC		793,782
AMERIPATH INC	AMERIPATH INC		325,725
AMERON INTERNATIONAL CORP	AMERON INTERNATIONAL CORP		198,540
AMERUS GROUP CO	AMERUS GROUP CO COM		163,966
ANALYSTS INTL CORP	ANALYSTS INTL CORP		215,028
AOL TIME WARNER INC	AOL TIME WARNER INC COM		444,090
AON CORP	AON CORP COM		948,278
ASHLAND INC	ASHLAND INC		427,237
ASHLAND INC	ASHLAND INC		174,033
ASTORIA FINL CORP	ASTORIA FINL CORP COM		314,940
ASTRO MED INC	ASTRO MED INC NEW		96,640
ATLANTIC COAST AIRLS HLDGS INC	ATLANTIC COAST AIRLS HLDGS INC		129,924
BANDAG INC	BANDAG INC		201,136
BANK ONE CORP	BANK ONE CORP COM		657,900
BANK UTD CORP LITIGATION	BANK UTD CORP LITIGATION		190
BANKATLANTIC BANCORP INC	BANKATLANTIC BANCORP INC CL A		240,030
BANKATLANTIC BANCORP INC	BANKATLANTIC BANCORP INC CL A		115,290
BANTA CORP	BANTA CORP		190,747
BAXTER INTL INC	BAXTER INTL INC COM		243,600
BEAR STEARNS COS INC	BEAR STEARNS COS INC COM		285,120
BECKMAN COULTER INC	BECKMAN COULTER INC COM		191,880
BEDFORD PPTY	BEDFORD PPTY INVS COM PAR$0.02		220,934
BOB EVANS FARMS INC	BOB EVANS FARMS INC		196,140
BOEING CO	BOEING CO COM		672,996
BOSTON ACOUSTICS INC	BOSTON ACOUSTICS INC		28,800
BOWNE & CO INC	BOWNE & CO INC COM		886,989
BRIGGS & STRATTON CORP	BRIGGS & STRATTON CORP		178,374
BROOKLINE BANCORP INC	BROOKLINE BANCORP INC DEL		220,269
BRUNSWICK CORP	BRUNSWICK CORP COM		244,278
CAPITAL ONE FINL CORP	CAPITAL ONE FINL CORP		243,704
CARAUSTAR INDS INC	CARAUSTAR INDS INC		342,228
CATO CORP	CATO CORP CL A		118,745
CENTURYTEL INC	CENTURYTEL INC COM		132,210
CERES GROUP INC	CERES GROUP INC COM		73,920
CHECKPOINT SYS INC	CHECKPOINT SYS INC COM		135,454
CIT GROUP INC	CIT GROUP INC		981,470
CITIGROUP INC	CITIGROUP INC COM		524,331
CITIZENS SOUTH BKG CORP	CITIZENS SOUTH BKG CORP DEL		137,700
CNF INC	CNF INC		919,086
COASTAL BANCORP INC	COASTAL BANCORP INC		284,680
COHU INC	COHU INC		252,840
COLLINS INDS INC	COLLINS INDS INC		39,375
COLONIAL BANCGROUP INC	COLONIAL BANCGROUP INC COM		102,598
CAST CORP NEW	COMCAST CORP NEW CL A		332,337
MERCE BANCSHARES INC	COMMERCE BANCSHARES INC		203,561
MERCIAL METALS CO	COMMERCIAL METALS CO		217,616

Identity of Issuer	Description of Investment	Cost	Current Value
MONWEALTH INDS INC	COMMONWEALTH INDS INC DEL COM		$206,949
MUNITY BK SYS INC	COMMUNITY BK SYS INC COM		56,430
PUTER ASSOC INTL INC	COMPUTER ASSOC INTL INC COM		1,639,575
COOPER INDUSTRIES LTD	COOPER INDUSTRIES LTD		1,124,483
COOPER TIRE & RUBR CO	COOPER TIRE & RUBR CO		196,352
COORS ADOLPH CO	COORS ADOLPH CO CL B		214,375
CPI CORP	CPI CORP		702,765
CRESCENT REAL ESTATE EQUITIES	CRESCENT REAL ESTATE EQUITIES		124,800
CUBIC CORP	CUBIC CORP COM		298,566
CUMMINS INC	CUMMINS INC COM		168,780
CYTEC INDS INC	CYTEC INDS INC COM		928,202
DEB SHOPS INC	DEB SHOPS INC		156,581
DELUXE CORP	DELUXE CORP COM		433,630
DILLARDS INC	DILLARDS INC CL A COM		103,090
DILLARDS INC	DILLARDS INC CL A COM		863,974
DIXIE GROUP INC	DIXIE GROUP INC CL A		404,156
DOLE FOOD INC	DOLE FOOD INC COM		302,994
DONNELLEY R R & SONS CO	DONNELLEY R R & SONS CO COM		226,408
DOVER DOWNS GAMING & ENTNT INC	DOVER DOWNS GAMING & ENTNT INC		111,807
DOWNEY FINL CORP	DOWNEY FINL CORP COM		163,800
DUKE ENERGY CORP	DUKE ENERGY CORP COM		68,390
EASTERN CO	EASTERN CO		315,172
EASTMAN KODAK CO	EASTMAN KODAK CO COM		812,928
EBAY INC	EBAY INC COM		88,166
ENTERGY CORP	ENTERGY CORP NEW COM		182,360
ESTERLINE TECHNOLOGIES CORP	ESTERLINE TECHNOLOGIES CORP		81,282
ESTERLINE TECHNOLOGIES CORP	ESTERLINE TECHNOLOGIES CORP		627,285
FALCON PRODS INC	FALCON PRODS INC		179,820
FANNIE MAE	FANNIE MAE		443,877
FIRSTFED FINL CORP	FIRSTFED FINL CORP DEL COM		138,960
FMC CORP	FMC CORP NEW COM		81,960
FMC CORP	FMC CORP NEW COM		743,787
FOOTSTAR INC	FOOTSTAR INC COM		23,664
FRANKLIN BANCORP INC	FRANKLIN BANCORP INC MICH		18,251
FREQUENCY ELECTRS INC	FREQUENCY ELECTRS INC		547,305
FRIEDMAN BILLINGS RAMSEY GROUP	FRIEDMAN BILLINGS RAMSEY GROUP		137,592
FRONTIER OIL CORP	FRONTIER OIL CORP COM		368,508
GENERAL ELEC CO	GENERAL ELEC CO COM		90,095
GENERAL MOTORS CORP	GENERAL MOTORS CORP CL H NEW		187,250
GOODRICH CORP	GOODRICH CORP		194,192
GREENPOINT FINL CORP	GREENPOINT FINL CORP COM		320,778
GTECH HLDGS CORP	GTECH HLDGS CORP COM		390,040
HARDINGE INC	HARDINGE INC		136,950
HARSCO CORP	HARSCO CORP		271,065
HASBRO INC	HASBRO INC COM		790,886
HEALTH NET INC	HEALTH NET INC		813,780
HEALTH NET INC	HEALTH NET INC		369,600
HELIX TECHNOLOGY CORP	HELIX TECHNOLOGY CORP		706,720
HEWLETT PACKARD CO	HEWLETT PACKARD CO COM		873,208
HIBERNIA CORP	HIBERNIA CORP CL A COM		127,116
HOME DEPOT INC	HOME DEPOT INC COM		309,084
HOSPITALITY PPTYS	HOSPITALITY PPTYS TR COM SHS		102,080

Identity of Issuer	Description of Investment	Cost	Current Value
HUNTINGTON BANCSHARES INC	HUNTINGTON BANCSHARES INC		$209,552
IBM CORP	IBM CORP COM		395,250
ICN PHARMACEUTICALS INC	ICN PHARMACEUTICALS INC NEW		183,288
IKON OFFICE SOLUTIONS INC	IKON OFFICE SOLUTIONS INC COM		58,630
IMATION CORP	IMATION CORP COM		315,720
INGLES MKTS INC	INGLES MKTS INC CL A		44,722
INTER TEL INC	INTER TEL INC COM		261,375
INTERFACE INC	INTERFACE INC CL A		4,912
INTERMET CORP	INTERMET CORP		232,260
INTERNATIONAL ALUM CORP	INTERNATIONAL ALUM CORP		107,198
INTERSTATE BAKERIES CORP	INTERSTATE BAKERIES CORP DEL		161,650
IOMEGA CORP	IOMEGA CORP COM NEW		67,510
IPC HOLDINGS LTD	IPC HOLDINGS LTD COM		1,132,286
ISTAR FINL INC	ISTAR FINL INC		316,965
J P MORGAN CHASE & CO	J P MORGAN CHASE & CO COM		506,400
JOHNSON CTLS INC	JOHNSON CTLS INC COM		160,340
KLAMATH FIRST BANCORP INC	KLAMATH FIRST BANCORP INC COM		430,408
KOGER EQUITY INC	KOGER EQUITY INC COM		191,880
KROGER CO	KROGER CO COM		673,620
LAFARGE NORTH AMERICA INC	LAFARGE NORTH AMERICA INC		118,260
LANDAMERICA FINL GROUP INC	LANDAMERICA FINL GROUP INC		134,710
LANDRYS RESTAURANTS INC	LANDRYS RESTAURANTS INC		261,252
LEAR CORP	LEAR CORP COM		226,304
LLOYDS TSB GROUP ORD	LLOYDS TSB GROUP ORD 25P		402,807
LOEWS CORP	LOEWS CORP COM		831,402
LSI INDS INC OHIO	LSI INDS INC OHIO COM		246,530
LUBRIZOL CORP	LUBRIZOL CORP		271,450
LUFKIN INDS INC	LUFKIN INDS INC COM		93,800
MARATHON OIL CORP	MARATHON OIL CORP		617,410
MCKESSON CORP	MCKESSON CORP COM		513,570
MCSI INC	MCSI INC COM		339,625
MEMBERWORKS INC	MEMBERWORKS INC		224,750
MENTOR CORP MINN	MENTOR CORP MINN COM		277,200
MENTOR GRAPHICS CORP	MENTOR GRAPHICS CORP COM		32,226
MERIDIAN BIOSCIENCE INC	MERIDIAN BIOSCIENCE INC COM		156,864
MET PRO CORP	MET PRO CORP		401,096
MGIC INVT CORP	MGIC INVT CORP WIS COM		615,370
MISONIX INC	MISONIX INC COM		362,285
MOCON INC	MOCON INC COM		114,842
MONSANTO CO	MONSANTO CO NEW COM		1,534,706
NACCO INDS INC	NACCO INDS INC CL A		925,736
NATIONAL HEALTH INVS INC	NATIONAL HEALTH INVS INC COM		118,992
NCR CORP NEW	NCR CORP NEW		118,700
NEXTEL MUNICATIONS INC	NEXTEL COMMUNICATIONS INC CL A		972,510
NN INC	NN INC COM		952,047
NORTHEAST UTILS	NORTHEAST UTILS COM		259,407
NOVELL INC	NOVELL INC		69,138
NSTAR	NSTAR COM		270,779
NVR INC	NVR INC		358,050
NYMAGIC INC	NYMAGIC INC		336,485
OLD REP INTL CORP	OLD REP INTL CORP COM		308,000
ONE LIBERTY PPTYS INC	ONE LIBERTY PPTYS INC		297,208

Identity of Issuer	Description of Investment	Cost	Current Value
OWENS ILL INC	OWENS ILL INC NEW		$227,448
PACIFICARE HEALTH SYS INC	PACIFICARE HEALTH SYS INC DEL		365,300
PARK ELECTROCHEMICAL CORP	PARK ELECTROCHEMICAL CORP COM		295,680
PARTNERS TR FINL GROUP	PARTNERS TR FINL GROUP COM		241,800
PATINA OIL & GAS CORP	PATINA OIL & GAS CORP		245,288
PFF BANCORP INC	PFF BANCORP INC COM		118,750
PHILLIPS VAN HEUSEN CORP	PHILLIPS VAN HEUSEN CORP COM		167,620
PLAN VISTA CORP	PLAN VISTA CORP COM		205,440
PMI GROUP INC	PMI GROUP INC		234,312
PNM RES INC	PNM RES INC		73,842
POPE & TALBOT INC	POPE & TALBOT INC		423,522
PPL CORP	PPL CORP COM		204,612
PSYCHMEDICS CORP	PSYCHMEDICS CORP		224,853
PUGET ENERGY INC	PUGET ENERGY INC NEW		200,655
PULTE HOMES INC	PULTE HOMES INC COM		167,545
PXRE GROUP LTD	PXRE GROUP LTD		901,600
QUAKER CHEM CORP	QUAKER CHEM CORP COM		178,640
QWEST MUNICATIONS INTL INC	QWEST COMMUNICATIONS INTL INC		655,000
RADIAN GROUP INC	RADIAN GROUP INC		931,536
RAIT INVT TR	RAIT INVT TR COM		30,240
RICHARDSON ELECTRS LTD	RICHARDSON ELECTRS LTD		597,540
ROADWAY CORPORATION	ROADWAY CORPORATION		242,946
ROBBINS & MYERS INC	ROBBINS & MYERS INC COM		211,600
RYDER SYS INC	RYDER SYS INC COM		242,352
RYLAND GROUP INC	RYLAND GROUP INC		226,780
SALTON INC	SALTON INC COM		54,834
SCOTTISH ANNUITY & LIFE HLDGS	SCOTTISH ANNUITY & LIFE HLDGS		214,635
SEMPRA ENERGY	SEMPRA ENERGY COM		333,465
SHAW GROUP INC	SHAW GROUP INC COM		180,950
SHOPKO STORES INC	SHOPKO STORES INC COM		179,280
SOLA INTL INC	SOLA INTL INC COM		201,500
SONIC AUTOMATIC INC	SONIC AUTOMATIC INC COM		190,336
SOVEREIGN BANCORP INC	SOVEREIGN BANCORP INC COM		309,100
SPAN AMER MED SYS INC	SPAN AMER MED SYS INC		138,976
STEWART ENTERPRISES INC	STEWART ENTERPRISES INC CL A		95,821
STORAGE TECHNOLOGY CORP	STORAGE TECHNOLOGY CORP COM		336,294
STRIDE RITE CORP	STRIDE RITE CORP COM		157,023
SUN HYDRAULICS CORP	SUN HYDRAULICS CORP COM		104,000
SUNRISE ASSISTED LIVING INC	SUNRISE ASSISTED LIVING INC		131,917
SUPERVALU INC	SUPERVALU INC COM		232,791
SYKES ENTERPRISES INC	SYKES ENTERPRISES INC COM		65,272
SYSTEMS & PUTER TECHNOLOGY	SYSTEMS & COMPUTER TECHNOLOGY		48,160
TASTY BAKING CO	TASTY BAKING CO		57,420
TECUMSEH PRODS CO	TECUMSEH PRODS CO CL A		154,455
TELLABS INC	TELLABS INC COM		558,154
TENET HEALTHCARE CORP	TENET HEALTHCARE CORP COM		298,480
TENNANT CO	TENNANT CO		277,100
TIERONE CORP	TIERONE CORP		166,760
TIMBERLINE SOFTWARE CORP	TIMBERLINE SOFTWARE CORP		105,252
TOLL BROS INC	TOLL BROS INC COM		181,800
TRANSTECHNOLOGY CORP	TRANSTECHNOLOGY CORP COM		868,792
TSAKOS ENERGY NAVIGATOIN LTD	TSAKOS ENERGY NAVIGATOIN LTD		417,420

Identity of Issuer	Description of Investment	Cost	Current Value
TYCO INTL LTD NEW	TYCO INTL LTD NEW COM		$1,151,192
TYSON FOODS INC	TYSON FOODS INC CL A		31,416
U S FREIGHTWAYS CORP	U S FREIGHTWAYS CORP COM		57,500
UGI CORP NEW	UGI CORP NEW COM		261,730
UMB FINL CORP	UMB FINL CORP		72,313
UNIONBANCAL CORP	UNIONBANCAL CORP		298,452
UNITED GUARDIAN INC	UNITED GUARDIAN INC		107,520
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC COM		1,002,000
UNIVERSAL CORP VA	UNIVERSAL CORP VA		173,712
US ONCOLOGY INC	US ONCOLOGY INC COM		219,351
USA INTERACTIVE	USA INTERACTIVE		595,920
UST INC	UST INC COM		297,527
VARCO INTERNATIONAL INC	VARCO INTERNATIONAL INC COM		153,120
W HLDG CO INC	W HLDG CO INC COM		260,919
WASHINGTON FEDERAL INC	WASHINGTON FEDERAL INC		226,881
WASHINGTON MUTUAL INC	WASHINGTON MUTUAL INC COM		821,814
WASHINGTON MUTUAL INC	WASHINGTON MUTUAL INC COM		860,660
WASTE MGMT INC DEL	WASTE MGMT INC DEL COM		715,104
WELLS FINL CORP	WELLS FINL CORP		318,990
WESTCORP	WESTCORP		224,700
WHIRLPOOL CORP	WHIRLPOOL CORP COM		250,656
WISCONSIN ENERGY CORP	WISCONSIN ENERGY CORP COM		216,720
WOODHEAD DANIEL INC	WOODHEAD DANIEL INC		319,790
WPP GRP PLC	WPP GRP PLC SPONSORED ADR NEW		454,560
YORK INTL CORP	YORK INTL CORP NEW COM		202,003
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		476,127
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		197,269
ABBOTT LABS	ABBOTT LABS COM		232,000
ABBOTT LABS	ABBOTT LABS COM		944,000
ABGENIX INC	ABGENIX INC COM		57,486
ABGENIX INC	ABGENIX INC COM		26,458
ACTELION	ACTELION CHF2.50		26,470
ADVANCED NEUROMODULATION SYS	ADVANCED NEUROMODULATION SYS		175,500
AKZO NOBEL N.V.	AKZO NOBEL N.V. ADR		829,140
ALEXION PHARMACEUTICALS INC	ALEXION PHARMACEUTICALS INC		338,880
ALEXION PHARMACEUTICALS INC	ALEXION PHARMACEUTICALS INC		39,536
ALKERMES INC	ALKERMES INC COM		92,859
ALLERGAN INC	ALLERGAN INC COM		184,384
ALLERGAN INC	ALLERGAN INC COM		172,860
AMERISOURCEBERGEN CORP	AMERISOURCEBERGEN CORP COM		71,689
AMERISOURCEBERGEN CORP	AMERISOURCEBERGEN CORP COM		373,653
AMERISOURCEBERGEN CORP	AMERISOURCEBERGEN CORP COM		108,620
AMGEN INC	AMGEN INC		217,530
AMGEN INC	AMGEN INC		932,962
AMGEN INC	AMGEN INC		364,000
AMGEN INC	AMGEN INC		538,508
AMGEN INC	AMGEN INC		3,150
AMGEN INC	AMGEN INC		4,875
AMYLIN PHARMACEUTICALS INC	AMYLIN PHARMACEUTICALS INC COM		40,350
ANTHEM INC	ANTHEM INC		(1,200)
ANTHEM INC	ANTHEM INC COM		262,922
ANTHEM INC	ANTHEM INC COM		380,545

Identity of Issuer	Description of Investment	Cost	Current Value
ANTHEM INC	ANTHEM INC COM		$496,910
APPLERA CORP-CELERA GENOMICS	APPLERA CORP-CELERA GENOMICS		72,676
ARGOSY GAMING CO	ARGOSY GAMING CO COM		212,773
ARGOSY GAMING CO	ARGOSY GAMING CO COM		(212,773)
ASPECT MED SYS INC	ASPECT MED SYS INC COM		23,052
ASTRAZENECA PLC	ASTRAZENECA PLC SPONSORED ADR		(39,652)
ATS MED INC	ATS MED INC		28,305
AVENTIS	AVENTIS SPONSORED ADR		904,973
BAUSCH & LOMB INC	BAUSCH & LOMB INC COM		36,000
BAXTER INTL INC	BAXTER INTL INC COM		25,200
BAYER A G	BAYER A G SPONSORED ADR		569,395
BIOGEN INC	BIOGEN INC COM		64,096
BIOGEN INC	BIOGEN INC COM		(40,861)
BIOGEN INC	BIOGEN INC COM		942,612
BIOMARIN PHARMACEUTICAL	BIOMARIN PHARMACEUTICAL COM		7,755
BIOMET INC	BIOMET INC COM		28,660
BIOSITE INCORPORATED	BIOSITE INCORPORATED COM		(101,720)
BIOVAIL CORP	BIOVAIL CORP COM		10,564
BITOECH HOLDERS TR DEPOSITORY	BITOECH HOLDERS TR DEPOSITORY		(152,631)
BITOECH HOLDERS TR DEPOSITORY	BITOECH HOLDERS TR DEPOSITORY		(615,597)
BOSTON SCIENTIFIC CORP	BOSTON SCIENTIFIC CORP		1,870
BOSTON SCIENTIFIC CORP	BOSTON SCIENTIFIC CORP COM		190,490
BOSTON SCIENTIFIC CORP	BOSTON SCIENTIFIC CORP COM		238,112
BRISTOL MYERS SQUIBB CO	BRISTOL MYERS SQUIBB CO COM		537,080
BRUKER DALTONICS INC	BRUKER DALTONICS INC COM		(58,028)
CARDIAC SCIENCE INC	CARDIAC SCIENCE INC COM NEW		195,143
CARDINAL HEALTH INC	CARDINAL HEALTH INC COM		112,461
CAREMARK RX INC	CAREMARK RX INC COM		184,763
CAREMARK RX INC	CAREMARK RX INC COM		116,513
CELGENE CORP	CELGENE CORP		(247,979)
CENTENE CORP	CENTENE CORP DEL		(99,091)
CEPHALON INC	CEPHALON INC COM		192,239
CEPHALON INC	CEPHALON INC COM		511,014
CHIRON CORP	CHIRON CORP COM		(115,808)
CHIRON CORP	CHIRON CORP COM		(297,040)
CIGNA CORP	CIGNA CORP COM		(48,522)
MUNITY HEALTH SYS INC	COMMUNITY HEALTH SYS INC NEW		877,134
CONCEPTUS INC	CONCEPTUS INC COM		156,219
CUBIST PHARMACEUTICALS INC	CUBIST PHARMACEUTICALS INC		40,327
CURAGEN CORP	CURAGEN CORP COM		37,293
CV THERAPEUTICS INC	CV THERAPEUTICS INC COM		207,526
CV THERAPEUTICS INC	CV THERAPEUTICS INC COM		67,414
D & K HEALTHCARE RES INC	D & K HEALTHCARE RES INC COM		154,639
DAVITA INC	DAVITA INC COM		44,406
DURECT CORP	DURECT CORP COM		3,232
EPIX MED INC	EPIX MED INC COM		29,643
ESPERION THERAPEUTICS INC	ESPERION THERAPEUTICS INC COM		20,613
EXELIXIS INC	EXELIXIS INC COM		112,000
EXPRESS SCRIPTS INC	EXPRESS SCRIPTS INC COM STK		(101,364)
FISCHER IMAGING CORP	FISCHER IMAGING CORP		44,474
FOREST LABS INC	FOREST LABS INC CL A COM		294,660
FOREST LABS INC	FOREST LABS INC CL A COM		608,964

Identity of Issuer	Description of Investment	Cost	Current Value
FOREST LABS INC	FOREST LABS INC CL A COM		$139,472
FUJISAWA PHARM CO	FUJISAWA PHARM CO Y50		34,318
GENENTECH INC	GENENTECH INC		63,004
GENENTECH INC	GENENTECH INC		(40,124)
GENTA INC	GENTA INC COM NEW		(241,543)
GENZYME CORP	GENZYME CORP		13,320
GENZYME CORP	GENZYME CORP COM		177,124
GENZYME CORP	GENZYME CORP COM		232,125
GILEAD SCIENCES INC	GILEAD SCIENCES INC		5,800
GILEAD SCIENCES INC	GILEAD SCIENCES INC COM		379,780
GILEAD SCIENCES INC	GILEAD SCIENCES INC COM		455,600
GUIDANT CORP	GUIDANT CORP COM		765,080
HCA INC	HCA INC		585,150
HCA INC	HCA INC		224,100
HCA INC	HCA INC		534,520
HCA INC	HCA INC		242,775
HCA INC	HCA INC		300
HEALTH MGMT ASSOC INC	HEALTH MGMT ASSOC INC NEW CL A		(187,413)
HUMAN GENOME SCIENCES INC	HUMAN GENOME SCIENCES INC COM		40,526
ICOS CORP	ICOS CORP		97,620
IDEC PHARMACEUTICALS CORP	IDEC PHARMACEUTICALS CORP COM		(70,320)
IDEC PHARMACEUTICALS CORP	IDEC PHARMACEUTICALS CORP COM		106,144
IMCLONE SYSTEMS INC	IMCLONE SYSTEMS INC		62,664
INAMED CORP	INAMED CORP		156,156
INHALE THERAPEUTIC SYS	INHALE THERAPEUTIC SYS COM		808
INKLINE PHARMACEUTICAL CO INC	INKLINE PHARMACEUTICAL CO INC		4,030
INSPIRE PHARMACEUTICALS INC	INSPIRE PHARMACEUTICALS INC		98,257
INTERMUNE INC	INTERMUNE INC		360
INTERMUNE INC	INTERMUNE INC COM		134,693
INVACARE CORP	INVACARE CORP		(250,649)
INVITROGEN CORP	INVITROGEN CORP COM		(118,589)
INVITROGEN CORP	INVITROGEN CORP COM		40,677
ISIS PHARMACEUTICALS	ISIS PHARMACEUTICALS		16,475
ISIS PHARMACEUTICALS	ISIS PHARMACEUTICALS		355,860
JOHNSON & JOHNSON	JOHNSON & JOHNSON COM		166,501
KING PHARMACEUTICALS INC	KING PHARMACEUTICALS INC COM		735,732
LABORATORY CORP AMER HLDGS	LABORATORY CORP AMER HLDGS		120,848
LABORATORY CORP AMER HLDGS	LABORATORY CORP AMER HLDGS		314,670
LIGAND PHARMACEUTICAL INC	LIGAND PHARMACEUTICAL INC CL B		8,055
LILLY ELI & CO	LILLY ELI & CO COM		171,450
LILLY ELI & CO	LILLY ELI & CO COM		(247,650)
LILLY ELI & CO	LILLY ELI & CO COM		82,550
MCKESSON CORP	MCKESSON CORP COM		35,139
MEDICAL STAFFING NETWORK HLDGS	MEDICAL STAFFING NETWORK HLDGS		(58,240)
MEDICINES CO	MEDICINES CO COM		190,638
MEDIMMUNE INC	MEDIMMUNE INC COM		437,437
MEDIMMUNE INC	MEDIMMUNE INC COM		1,253,080
MEDTRONIC INC	MEDTRONIC INC		1,500
MEDTRONIC INC	MEDTRONIC INC COM		193,800
MEDTRONIC INC	MEDTRONIC INC COM		123,120
MENTOR CORP MINN	MENTOR CORP MINN COM		(81,620)
MILLENNIUM PHARMACEUTICALS INC	MILLENNIUM PHARMACEUTICALS INC		26,202

Identity of Issuer	Description of Investment	Cost	Current Value
MILLIPORE CORP	MILLIPORE CORP COM		$(48,960)
MONSANTO CO NEW	MONSANTO CO NEW COM		134,635
NEUROCRINE BIOSCIENCES INC	NEUROCRINE BIOSCIENCES INC COM		292,224
NEUROCRINE BIOSCIENCES INC	NEUROCRINE BIOSCIENCES INC COM		(59,358)
NOVEN PHARMACEUTICALS INC	NOVEN PHARMACEUTICALS INC COM		23,998
NPS PHARMACEUTICALS INC	NPS PHARMACEUTICALS INC		241,632
NPS PHARMACEUTICALS INC	NPS PHARMACEUTICALS INC		30,456
OMNICARE INC	OMNICARE INC COM		188,734
OMNICARE INC	OMNICARE INC COM		283,577
ONYX PHARMACEUTICALS INC	ONYX PHARMACEUTICALS INC		1,162
ORAPHARMA INC	ORAPHARMA INC COM		488,244
OSI PHARMACEUTICALS INC	OSI PHARMACEUTICALS INC		34,440
OSI PHARMACEUTICALS INC	OSI PHARMACEUTICALS INC		(158,752)
PATTERSON DENTAL CO	PATTERSON DENTAL CO COM		83,106
PFIZER INC	PFIZER INC COM STK USD0.05		409,638
PFIZER INC	PFIZER INC COM STK USD0.05		2,066,532
PFIZER INC	PFIZER INC COM STK USD0.05		617,820
PHARMACEUTICAL PROD DEV INC	PHARMACEUTICAL PROD DEV INC		243,234
PHARMACEUTICAL RES INC	PHARMACEUTICAL RES INC		60,792
PHARMACIA CORP	PHARMACIA CORP COM		1,713,800
PHARMACIA CORP	PHARMACIA CORP COM		355,300
PROGENICS PHARMACEUTICALS INC	PROGENICS PHARMACEUTICALS INC		9,990
PROTEIN DESIGN LABS INC	PROTEIN DESIGN LABS INC		15,300
PROTEIN DESIGN LABS INC	PROTEIN DESIGN LABS INC		416,500
PROTEIN DESIGN LABS INC	PROTEIN DESIGN LABS INC		28,050
PROVINCE HEALTHCARE CO	PROVINCE HEALTHCARE CO COM		242,277
QLT INC	QLT INC COM		(267,069)
REGENERON PHARMACEUTICALS INC	REGENERON PHARMACEUTICALS INC		(205,646)
REGENERON PHARMACEUTICALS INC	REGENERON PHARMACEUTICALS INC		49,977
REHABCARE GROUP INC	REHABCARE GROUP INC COM		(93,492)
REHABCARE GROUP INC	REHABCARE GROUP INC COM		(71,436)
RESPIRONICS INC	RESPIRONICS INC COM		62,688
SALIX PHARMACEUTICALS INC	SALIX PHARMACEUTICALS INC		33,552
SANOFI-SYNTHELABO	SANOFI-SYNTHELABO EUR2		134,481
SCHEIN HENRY INC	SCHEIN HENRY INC COM		182,250
SCHERING PLOUGH CORP	SCHERING PLOUGH CORP COM		(247,530)
SCHERING PLOUGH CORP	SCHERING PLOUGH CORP COM		68,820
SCHERING PLOUGH CORP	SCHERING PLOUGH CORP COM		98,568
SCIOS INC	SCIOS INC		30,625
SCIOS INC	SCIOS INC		140,094
SEPRACOR INC	SEPRACOR INC		21,274
SHIRE PHARMACEUTICALS GROUP	SHIRE PHARMACEUTICALS GROUP		317,352
SIGMA ALDRICH CORP	SIGMA ALDRICH CORP		(149,509)
SPDR TR UNIT SER 1 STANDARD &	SPDR TR UNIT SER 1 STANDARD &		(3,115,401)
ST JUDE MED INC	ST JUDE MED INC COM		222,432
ST JUDE MED INC	ST JUDE MED INC COM		95,328
ST JUDE MED INC	ST JUDE MED INC COM		15,888
STAAR SURGICAL CO	STAAR SURGICAL CO NEW PAR		4,404
SUNRISE ASSISTED LIVING INC	SUNRISE ASSISTED LIVING INC		(72,928)
SYMYX TECHNOLOGIES INC	SYMYX TECHNOLOGIES INC COM		57,914
TECHNE CORP	TECHNE CORP COM		(248,542)
TECHNE CORP	TECHNE CORP COM		(116,272)

Identity of Issuer	Description of Investment	Cost	Current Value
TELIK INC	TELIK INC COM		$24,486
TENET HEALTHCARE CORP	TENET HEALTHCARE CORP COM		85,280
TENET HEALTHCARE CORP	TENET HEALTHCARE CORP COM		530,540
TEVA PHARMACEUTICAL INDS	TEVA PHARMACEUTICAL INDS ADR		942,084
TEVA PHARMACEUTICAL INDS	TEVA PHARMACEUTICAL INDS ADR		96,139
TEVA PHARMACEUTICAL INDS	TEVA PHARMACEUTICAL INDS ADR		154,440
TRANSKARYOTIC THERAPIES INC	TRANSKARYOTIC THERAPIES INC		32,670
TRANSKARYOTIC THERAPIES INC	TRANSKARYOTIC THERAPIES INC		1,170
TRIAD HOSPS INC	TRIAD HOSPS INC COM		170,329
TRIAD HOSPS INC	TRIAD HOSPS INC COM		137,218
TRIAD HOSPS INC	TRIAD HOSPS INC COM		325,147
TRIANGLE PHARMACEUTICALS INC	TRIANGLE PHARMACEUTICALS INC		21,978
TRIMERIS INC	TRIMERIS INC COM		400,737
TRIMERIS INC	TRIMERIS INC COM		(98,245)
TULARIK INC	TULARIK INC		11,190
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC		(240)
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC COM		237,975
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC COM		567,800
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC COM		200,400
UNITED HEALTH GROUP INC	UNITED HEALTH GROUP INC COM		496,825
UNITED PANAM FINL CORP	UNITED PANAM FINL CORP COM		103,688
UNIVERSAL HEALTH SVCS INC	UNIVERSAL HEALTH SVCS INC CL B		61,787
UNIVERSAL HEALTH SVCS INC	UNIVERSAL HEALTH SVCS INC CL B		965,140
VARIAN MED SYS FNC	VARIAN MED SYS FNC COM		52,576
VAXGEN INC	VAXGEN INC COM NEW		(77,433)
VERSICOR INC	VERSICOR INC COM		84,162
VERTEX PHARMACEUTICALS INC	VERTEX PHARMACEUTICALS INC COM		72,910
VERTEX PHARMACEUTICALS INC	VERTEX PHARMACEUTICALS INC COM		64,193
WATERS CORP	WATERS CORP COM		56,628
WELLPOINT HEALTH NETWORK INC	WELLPOINT HEALTH NETWORK INC		142,320
WOMEN FIRST HEALTHCARE	WOMEN FIRST HEALTHCARE		6,842
WRIGHT MED GROUP INC	WRIGHT MED GROUP INC COM		(121,864)
WYETH	WYETH		579,700
WYETH	WYETH		355,300
WYETH	WYETH		(40,392)
XOMA LTD	XOMA LTD COM		1,692
ZIMMER HLDGS INC	ZIMMER HLDGS INC COM		107,537
RAYTHEON LIQUIDITY FUND	RAYTHEON LIQUIDITY FUND		37,140
ALCOA INC	ALCOA INC COM		1,829,006
AMERICAN EXPRESS CO	AMERICAN EXPRESS CO COM		2,833,656
AT&T CORP	AT&T CORP		2,095,850
BOEING CO	BOEING CO COM		2,635,901
CATERPILLAR INC	CATERPILLAR INC		3,664,915
CITIGROUP INC	CITIGROUP INC COM		2,822,238
COCA COLA CO	COCA COLA CO COM		3,514,364
DISNEY WALT CO	DISNEY WALT CO COM		1,309,693
DU PONT E I DE NEMOURS & CO	DU PONT E I DE NEMOURS & CO		3,398,784
EASTMAN KODAK CO	EASTMAN KODAK CO COM		2,808,806
EXXON MOBIL CORP	EXXON MOBIL CORP		2,802,188
GENERAL ELEC CO	GENERAL ELEC CO COM		1,945,565
GENERAL MTRS CORP	GENERAL MTRS CORP COM		2,954,698
HEWLETT PACKARD CO	HEWLETT PACKARD CO COM		1,394,008

Identity of Issuer	Description of Investment	Cost	Current Value
HOME DEPOT INC	HOME DEPOT INC COM		$1,923,509
HONEYWELL INTL INC	HONEYWELL INTL INC COM		1,917,600
IBM CORP	IBM CORP COM		6,213,175
INTEL CORP	INTEL CORP		1,250,271
INTERNATIONAL PAPER CO	INTERNATIONAL PAPER CO COM		2,794,103
J P MORGAN CHASE & CO	J P MORGAN CHASE & CO COM		1,917,600
JOHNSON & JOHNSON	JOHNSON & JOHNSON COM		4,307,542
MCDONALDS CORP	MCDONALDS CORP COM		1,284,792
MERCK & CO INC	MERCK & CO INC COM		4,528,800
MICROSOFT CORP	MICROSOFT CORP COM		4,146,340
PHILIP MORRIS COS INC	PHILIP MORRIS COS INC COM		3,250,506
PROCTER & GAMBLE CO	PROCTER & GAMBLE CO COM		6,889,810
SBC MUNICATIONS INC	SBC COMMUNICATIONS INC COM		2,176,120
UNITED TECHNOLOGIES CORP	UNITED TECHNOLOGIES CORP COM		4,961,394
WAL MART STORES INC	WAL MART STORES INC COM		4,050,902
3M CO	3M CO		9,883,728
AOL TIME WARNER INC	COMMON STOCK		186,020
AT&T CORP	COMMON STOCK		107,573
AGERE SYSTEMS INC	COMMON STOCK		26,928
ALCOA INC	COMMON STOCK		182,240
APPLIED MATERIALS INC	COMMON STOCK		74,271
ARCHSTONE SMITH TRUST REIT	COMMON STOCK		197,736
ASHLAND INC	COMMON STOCK		205,416
AUTONATION INC	COMMON STOCK		155,744
BANK OF AMERICA CORPORATION	COMMON STOCK		466,119
BARD C R INC	COMMON STOCK		58,000
BECKMAN COULTER INC	COMMON STOCK		203,688
BELLSOUTH CORP	COMMON STOCK		341,484
CIGNA CORP	COMMON STOCK		176,816
CVS CORP	COMMON STOCK		207,251
CATERPILLAR INC	COMMON STOCK		370,332
CHEVRONTEXACO CORP	COMMON STOCK		219,384
CHUBB CORP	COMMON STOCK		172,260
CITIGROUP INC	COMMON STOCK		721,395
COMCAST CL A SPECIAL	COMMON STOCK		506,016
COMERICA INC	COMMON STOCK		172,960
ACE LTD	COMMON STOCK		243,522
GLOBALSANTAFE CORP	COMMON STOCK		272,384
DOLLAR GENERAL CORP	COMMON STOCK		246,170
DOMINION RESOURCES INC	COMMON STOCK		109,800
DOW CHEMICAL CO	COMMON STOCK		222,750
DUPONT (EI) DE NEMOURS & CO	COMMON STOCK		424,000
EMERSON ELEC CO	COMMON STOCK		233,910
EXELON CORP	COMMON STOCK		379,944
EXXON MOBIL CORP	COMMON STOCK		897,958
FAMILY DOLLAR STORES INC	COMMON STOCK		90,509
FANNIE MAE	COMMON STOCK		450,310
GANNETT INC	COMMON STOCK		179,500
GOLDMAN SACHS GROUP INC	COMMON STOCK		258,780
HARTFORD FINL SVCS GROUP INC	COMMON STOCK		318,010
HEWLETT-PACKARD CO	COMMON STOCK		206,584
INTEL CORP	COMMON STOCK		298,944

Identity of Issuer	Description of Investment	Cost	Current Value
KELLOGG CO	COMMON STOCK		$257,025
KIMBERLY CLARK CORP	COMMON STOCK		180,386
MARSH & MCLENNAN COS INC	COMMON STOCK		217,187
MAY DEPT STORES CO	COMMON STOCK		94,218
MCDONALDS CORP	COMMON STOCK		164,016
MICRON TECHNOLOGY INC	COMMON STOCK		160,710
MONSANTO CO	COMMON STOCK		30,531
NATIONAL CITY CORP	COMMON STOCK		549,132
NATIONAL FUEL GAS CO	COMMON STOCK		215,592
NIKE INC	COMMON STOCK		231,244
NUCOR CORP	COMMON STOCK		115,640
PNC FINANCIAL SERVICES GRP INC	COMMON STOCK		159,220
PEPSICO INC	COMMON STOCK		227,988
PHARMACIA CORP	COMMON STOCK		388,740
PROGRESS ENERGY INC	COMMON STOCK		247,095
REPUBLIC SERVICES INC	COMMON STOCK		346,170
SBC COMMUNICATIONS INC	COMMON STOCK		612,686
ST PAUL COS INC	COMMON STOCK		173,655
SCANA CORP	COMMON STOCK		164,088
SCHERING PLOUGH CORP	COMMON STOCK		193,140
SHELL TRANSPORT	COMMON STOCK		233,520
SOUTHWEST AIRLINES CO	COMMON STOCK		172,360
STANCORP FINL GROUP INC	COMMON STOCK		263,790
STANLEY WORKS	COMMON STOCK		408,044
TERADYNE INC	COMMON STOCK		225,073
TRAVELERS PROPERTY CAS CORP	COMMON STOCK		36,405
VERIZON COMMUNICATIONS	COMMON STOCK		306,125
WASHINGTON MUTUAL INC	COMMON STOCK		600,822
WELLCHOICE INC	COMMON STOCK		7,185
WELLS FARGO & CO	COMMON STOCK		426,517
WEYERHAEUSER CO	COMMON STOCK		275,576
DB DISCRETIONARY STIF FUND	MONEY MARKET		412,083
BGI US DEBT INDEX	MUTUAL FUND		12,569,597
Morgan Stanley	MSIFT Small Cap Growth I Fund		7,616,169
Barclays’ Global Investors	BGI US Debt Index Fund		24,781,362
	BGI EAFE Equity Index Fund		1,509,633
CNOOC LTD	COMMON STOCK		135,694
CEMEX SA CPO	COMMON STOCK		331,039
ACE LTD	COMMON STOCK		359,855
COMPANHIA SIDER NACIONAL	COMMON STOCK		34,789
VALE DO RIO DOCE	COMMON STOCK		150,233
VALE DO RIO DOCE	COMMON STOCK		104,076
CHECK POINT SFTWRE TECHNLS LTD	COMMON STOCK		28,534
XL CAPITAL LTD	COMMON STOCK		394,439
IRSA INVERS Y REPRESENT	COMMON STOCK		5,090
KT CORP	COMMON STOCK		198,389
PEREZ COMPANC	COMMON STOCK		8,064
SK TELECOM LTD	COMMON STOCK		285,044
SATYAM COMPUTER SVCS LTD	COMMON STOCK		168,978
TELEFONOS DE MEXICO	COMMON STOCK		318,841
TGS (TRNSPRT GAS)	COMMON STOCK		13,952

Identity of Issuer	Description of Investment	Cost	Current Value
IRSA INVERS	CORPORATE BOND		$4,719
CANADIAN DOLLAR	CURRENCY		2,094
BRITISH POUND STERLING CURRENCY	CURRENCY		(3)
HONG KONG DOLLAR	CURRENCY		6,053
NEW ZEALAND DOLLAR CURRENCY	CURRENCY		42
PHILIPPINE PESO	CURRENCY		302
CANADIAN DOLLAR	CURRENCY CONTRACT		2,072
CANADIAN DOLLAR	CURRENCY CONTRACT		(2,142)
HONG KONG DOLLAR	CURRENCY CONTRACT		4,794
HONG KONG DOLLAR	CURRENCY CONTRACT		(4,794)
CURRENCY CONTRACT—USD	CURRENCY CONTRACT		2,142
CURRENCY CONTRACT—USD	CURRENCY CONTRACT		(2,072)
CURRENCY CONTRACT—USD	CURRENCY CONTRACT		925
CURRENCY CONTRACT—USD	CURRENCY CONTRACT		(926)
ABBEY NATIONAL	FOREIGN STOCK		125,443
CHUBB	FOREIGN STOCK		80,572
KIDDE	FOREIGN STOCK		81,647
BHP BILLITON	FOREIGN STOCK		212,693
CELLTECH GROUP	FOREIGN STOCK		172,842
BAE SYSTEMS	FOREIGN STOCK		204,328
STAGECOACH GROUP	FOREIGN STOCK		54,799
BCE INC/BELL CANADA	FOREIGN STOCK		324,932
UNILEVER	FOREIGN STOCK		511,021
INTERNATIONAL POWER	FOREIGN STOCK		65,225
BARRICK GOLD CORP	FOREIGN STOCK		299,206
ROLLS-ROYCE	FOREIGN STOCK		331,783
SHIRE PHARMACEUTICALS	FOREIGN STOCK		118,654
SHELL TRANSPORT & TRAD	FOREIGN STOCK		505,182
SMITHS	FOREIGN STOCK		326,928
LLOYDS TSB	FOREIGN STOCK		132,937
WPP	FOREIGN STOCK		238,637
CEMEX	FOREIGN STOCK		59,055
ADIDAS-SALOMON	FOREIGN STOCK		191,823
IBERDROLA	FOREIGN STOCK		214,055
NORSK HYDRO	FOREIGN STOCK		251,903
AVENTIS	FOREIGN STOCK		532,146
VALEO	FOREIGN STOCK		292,919
HOLMEN	FOREIGN STOCK		314,765
UPM KYMMENE CORP	FOREIGN STOCK		587,923
BAYER	FOREIGN STOCK		179,214
M REAL	FOREIGN STOCK		83,992
STORA ENSO	FOREIGN STOCK		340,814
BASF	FOREIGN STOCK		338,802
SAMPO OYJ SER A	FOREIGN STOCK		346,336
AUTOLIV INC SWED	FOREIGN STOCK		318,779
BIC	FOREIGN STOCK		99,881
NORDEA	FOREIGN STOCK		110,662
AKZO NOBEL	FOREIGN STOCK		237,880
VOLKSWAGEN	FOREIGN STOCK		21,629
SAN PAOLO IMI SPA	FOREIGN STOCK		122,897
WCM BETEILIGUNGS	FOREIGN STOCK		95,383
REPSOL YPF	FOREIGN STOCK		374,334

Identity of Issuer	Description of Investment	Cost	Current Value
WOLTERS KLUWER	FOREIGN STOCK		$168,497
METSO OYJ	FOREIGN STOCK		211,954
RODAMCO EUROPE	FOREIGN STOCK		386,665
DSM	FOREIGN STOCK		319,268
SANDVIK AB-SER A & SER B	FOREIGN STOCK		353,761
ZURICH FINANCIAL SERVICES	FOREIGN STOCK		112,799
PHILIPS ELEC	FOREIGN STOCK		408,492
APN NEWS & MEDIA LIMITED	FOREIGN STOCK		30,105
CHINA MOBILE (HK) LTD	FOREIGN STOCK		351,168
CLP HLDGS LTD	FOREIGN STOCK		500,165
CNOOC LTD	FOREIGN STOCK		234,239
CHEUNG KONG HLDGS LTD	FOREIGN STOCK		677,597
CHEUNG KONG INFRASTR HLDGS LTD	FOREIGN STOCK		287,188
PETROCHINA CO LTD	FOREIGN STOCK		384,456
EAST JAPAN RAILWAY CO	FOREIGN STOCK		302,509
GP BATTERIES INTERNATIONAL LTD	FOREIGN STOCK		4,634
GUOCO GROUP LTD	FOREIGN STOCK		29,611
HANG LUNG GROUP LTD	FOREIGN STOCK		164,312
KOOKMIN BANK	FOREIGN STOCK		125,711
HITACHI LTD	FOREIGN STOCK		290,550
HONG KONG ELECTRIC HLDGS	FOREIGN STOCK		370,319
HUTCHISON WHAMPOA LTD	FOREIGN STOCK		236,388
CK LIFE SCIENCES INTL HLDG INC	FOREIGN STOCK		748
MAKITA CORP	FOREIGN STOCK		94,132
MURATA MFG CO LTD	FOREIGN STOCK		117,454
NATIONAL AUSTRALIA BANK LTD	FOREIGN STOCK		131,201
DENSO CORP	FOREIGN STOCK		183,602
NEC CORP	FOREIGN STOCK		104,673
NIPPON TELEGRAPH & TELEPHONE	FOREIGN STOCK		293,156
NOMURA HOLDINGS INC	FOREIGN STOCK		174,317
ONO PHARMACEUTICAL CO LTD	FOREIGN STOCK		151,132
QANTAS AIRWAYS LTD	FOREIGN STOCK		84,356
SHANGRI-LA ASIA LTD (HOKO)	FOREIGN STOCK		103,415
SINGAPORE AIRLINES LTD (LOC)	FOREIGN STOCK		142,392
SONY CORP	FOREIGN STOCK		413,100
SCMP GROUP LTD	FOREIGN STOCK		112,260
SMARTONE TELECOM HLDGS LTD	FOREIGN STOCK		106,648
SWIRE PACIFIC LTD	FOREIGN STOCK		326,250
TELECOM CORP NEW ZEALAND	FOREIGN STOCK		1,890
TOTO LTD	FOREIGN STOCK		1,763
YUE YUEN INDUSTRIAL HLDGS LTD	FOREIGN STOCK		315,321
NORSKE SKOGINDS	FOREIGN STOCK		107,517
AXA	FOREIGN STOCK		245,669
NOVARTIS	FOREIGN STOCK		205,269
SUEZ (FRAN)	FOREIGN STOCK		68,593
UBS AG (REGD)	FOREIGN STOCK		283,636
ENI SPA	FOREIGN STOCK		534,441
SWISS REINSURANCE (REG)	FOREIGN STOCK		365,032
TRANSCANADA PIPELINES LTD	FOREIGN STOCK		360,323
BANKERS TRUST STIF FUND	MONEY MARKET		6,179,305
VOLKSWAGEN	PREFERRED STOCK		559,702
Janus Funds	Janus Olympus Fund		11,174,914

Identity of Issuer	Description of Investment	Cost	Current Value
	Janus Balanced Fund		$14,861,642
	Janus Enterprise Fund		6,800,880
	Janus Overseas Fund		8,068,670
PBHG Funds	PBHG Select Growth Fund		4,160,578
Scudder Funds	Scudder Fixed Income Institutional Fund		6,155
T Rowe Price Funds	T Rowe Price Small Cap Stock Fund		66,562,575
Artisan Funds	Artisan International Fund		14,475,692
PIMCO Funds	PIMCO Total Return Institutional Fund		96,157,662
Dreyfus Premier	Dreyfus Premium Core Bond R Fund		16,183,740
Excelsior Funds	Excelsior Value and Restructuring Fund		13,560,212
BlackRock Funds	BlackRock Midcap Growth Fund		4,913,651
Turner Funds	Turner Concentrated Growth I Fund		4,738,298
	Turner Mid Cap Growth Fund		14,846,401
	Turner Microcap Growth Fund		18,321
TCW Galileo Funds	TCW Galileo Value Opportunities I Fund		20,050,773
AIM Family of Funds	AIM Basic Value A Fund		37,592,780
Oakmark Funds	Oakmark Equity and Income I Fund		105,596
American Century Investments	American Century Small Cap Value I Fund		29,015,989
Vanguard Group	Vanguard Morgan Growth Adm Fund		86,377,086
	Vanguard Primecap Adm Fund		232,938,354
	Vanguard Windsor Adm Fund		112,720,199
Putnam Funds	George Putnam Fund of Boston Y		748,488
	Putnam International Voyager Y Fund		4,491,781
Nations Funds	NM Focus Equity PR A Fund		1,000
Hartford HLS Mutual Funds	Hartford Midcap HLS 1A Fund		16,627
Advisors Inner Circle Funds	C&B Mid Cap Value Fund		41,399
Fidelity Group	Fidelity Magellan Fund		411,083,917
	Fidelity Equity Income Fund		704,939,910
	Fidelity Balanced Fund		329,531,029
	Fidelity Blue Chip Fund		323,505,654
	Fidelity Retire Money Market Fund		72,137,756
FID INST CASH PORT: MM FUND CLASS	COMMON STOCK		5,568,444
BANKERS TRUST EQUITY INDEX FUND	COMMON STOCK		492,495,385
Participant Loans	Interest rates ranging from 4.25% to 11.04%		207,431,716

Indicates a Party-in-Interest to the Plan (see Note H).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Raytheon Savings and Investment Plan has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

RAYTHEON SAVINGS AND INVESTMENT PLAN

By:	/s/ Keith J. Peden
Keith J. Peden
Senior Vice President - Human Resources

June 30, 2003